Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2015 and 2014, and for Each of the
Three Years in the Period Ended December 31, 2015

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2015	2014
Assets
Cash and cash equivalents	$2,369	$3,321
Receivables	124	124
Inventories:
Leaf tobacco	957	991
Other raw materials	181	200
Work in process	444	429
Finished product	449	420
	2,031	2,040
Deferred income taxes	1,175	1,143
Other current assets	387	250
Total current assets	6,086	6,878

Property, plant and equipment, at cost:
Land and land improvements	295	293
Buildings and building equipment	1,406	1,323
Machinery and equipment	2,969	2,986
Construction in progress	207	153
	4,877	4,755
Less accumulated depreciation	2,895	2,772
	1,982	1,983

Goodwill	5,285	5,285
Other intangible assets, net	12,028	12,049
Investment in SABMiller	5,483	6,183
Finance assets, net	1,239	1,614
Other assets	432	483
Total Assets	$32,535	$34,475

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2015	2014
Liabilities
Current portion of long-term debt	$4	$1,000
Accounts payable	400	416
Accrued liabilities:
Marketing	695	618
Employment costs	198	186
Settlement charges	3,590	3,500
Other	1,081	925
Dividends payable	1,110	1,028
Total current liabilities	7,078	7,673

Long-term debt	12,915	13,693
Deferred income taxes	5,663	6,088
Accrued pension costs	1,277	1,012
Accrued postretirement health care costs	2,245	2,461
Other liabilities	447	503
Total liabilities	29,625	31,430
Contingencies (Note 18)
Redeemable noncontrolling interest	37	35
Stockholders’ Equity
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,813	5,735
Earnings reinvested in the business	27,257	26,277
Accumulated other comprehensive losses	(3,280)	(2,682)
Cost of repurchased stock (845,901,836 shares at December 31, 2015 and 834,486,794 shares at December 31, 2014)	(27,845)	(27,251)
Total stockholders’ equity attributable to Altria Group, Inc.	2,880	3,014
Noncontrolling interests	(7)	(4)
Total stockholders’ equity	2,873	3,010
Total Liabilities and Stockholders’ Equity	$32,535	$34,475

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2015	2014	2013
Net revenues	$25,434	$24,522	$24,466
Cost of sales	7,740	7,785	7,206
Excise taxes on products	6,580	6,577	6,803
Gross profit	11,114	10,160	10,457
Marketing, administration and research costs	2,708	2,539	2,340
Changes to Mondelēz and PMI tax-related receivables/payables	41	2	22
Asset impairment and exit costs	4	(1)	11
Operating income	8,361	7,620	8,084
Interest and other debt expense, net	817	808	1,049
Loss on early extinguishment of debt	228	44	1,084
Earnings from equity investment in SABMiller	(757)	(1,006)	(991)
Other income, net	(5)	—	—
Earnings before income taxes	8,078	7,774	6,942
Provision for income taxes	2,835	2,704	2,407
Net earnings	5,243	5,070	4,535
Net earnings attributable to noncontrolling interests	(2)	—	—
Net earnings attributable to Altria Group, Inc.	$5,241	$5,070	$4,535
Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.67	$2.56	$2.26

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2015	2014	2013
Net earnings	$5,243	$5,070	$4,535
Other comprehensive earnings (losses), net of deferred income taxes:
Currency translation adjustments	(3)	(2)	(2)
Benefit plans	30	(767)	1,141
SABMiller	(625)	(535)	(477)
Other comprehensive (losses) earnings, net of deferred income taxes	(598)	(1,304)	662

Comprehensive earnings	4,645	3,766	5,197
Comprehensive earnings attributable to noncontrolling interests	(2)	—	—
Comprehensive earnings attributable to Altria Group, Inc.	$4,643	$3,766	$5,197

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2015	2014	2013
Cash Provided by (Used in) Operating Activities
Net earnings	$5,243	$5,070	$4,535
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	225	208	212
Deferred income tax benefit	(132)	(129)	(86)
Earnings from equity investment in SABMiller	(757)	(1,006)	(991)
Dividends from SABMiller	495	456	439
Loss on early extinguishment of debt	228	44	1,084
Cash effects of changes, net of the effects from acquisition of Green Smoke:
Receivables, net	3	(8)	78
Inventories	(33)	(184)	(133)
Accounts payable	(7)	(5)	(76)
Income taxes	(12)	1	(95)
Accrued liabilities and other current assets	199	(107)	(107)
Accrued settlement charges	90	109	(225)
Pension plan contributions	(28)	(15)	(393)
Pension provisions and postretirement, net	114	21	177
Other	182	208	(44)
Net cash provided by operating activities	5,810	4,663	4,375

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2015	2014	2013
Cash Provided by (Used in) Investing Activities
Capital expenditures	$(229)	$(163)	$(131)
Acquisition of Green Smoke, net of acquired cash	—	(102)	—
Proceeds from finance assets	354	369	716
Payment for derivative financial instrument	(132)	—	—
Other	(8)	73	17
Net cash (used in) provided by investing activities	(15)	177	602
Cash Provided by (Used in) Financing Activities
Long-term debt issued	—	999	4,179
Long-term debt repaid	(1,793)	(825)	(3,559)
Repurchases of common stock	(554)	(939)	(634)
Dividends paid on common stock	(4,179)	(3,892)	(3,612)
Premiums and fees related to early extinguishment of debt	(226)	(44)	(1,054)
Other	5	7	(22)
Net cash used in financing activities	(6,747)	(4,694)	(4,702)
Cash and cash equivalents:
(Decrease) increase	(952)	146	275
Balance at beginning of year	3,321	3,175	2,900
Balance at end of year	$2,369	$3,321	$3,175
Cash paid: Interest	$776	$820	$1,099
Income taxes	$3,029	$2,765	$2,448

 See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria Group, Inc.
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity
Balances, December 31, 2012	$935	$5,688	$24,316	$(2,040)	$(25,731)	$2	$3,170
Net earnings (losses) (1)	—	—	4,535	—	—	(3)	4,532
Other comprehensive earnings, net of deferred income taxes	—	—	—	662	—	—	662
Stock award activity	—	26	—	—	11	—	37
Cash dividends declared ($1.84 per share)	—	—	(3,683)	—	—	—	(3,683)
Repurchases of common stock	—	—	—	—	(600)	—	(600)
Balances, December 31, 2013	935	5,714	25,168	(1,378)	(26,320)	(1)	4,118
Net earnings (losses)(1)	—	—	5,070	—	—	(3)	5,067
Other comprehensive losses, net of deferred income taxes	—	—	—	(1,304)	—	—	(1,304)
Stock award activity	—	21	—	—	8	—	29
Cash dividends declared ($2.00 per share)	—	—	(3,961)	—	—	—	(3,961)
Repurchases of common stock	—	—	—	—	(939)	—	(939)
Balances, December 31, 2014	935	5,735	26,277	(2,682)	(27,251)	(4)	3,010
Net earnings (losses) (1)	—	—	5,241	—	—	(3)	5,238
Other comprehensive losses, net of deferred income taxes	—	—	—	(598)	—	—	(598)
Stock award activity	—	78	—	—	(40)	—	38
Cash dividends declared ($2.17 per share)	—	—	(4,261)	—	—	—	(4,261)
Repurchases of common stock	—	—	—	—	(554)	—	(554)
Balances, December 31, 2015	$935	$5,813	$27,257	$(3,280)	$(27,845)	$(7)	$2,873

(1) Net losses attributable to noncontrolling interests for the years ended December 31, 2015, 2014 and 2013 exclude net earnings of $5 million, $3 million and $3 million, respectively, due to the redeemable noncontrolling interest related to Stag’s Leap Wine Cellars, which is reported in the mezzanine equity section in the consolidated balance sheets at December 31, 2015, 2014 and 2013, respectively. See Note 18.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 1.     Background and Basis of Presentation
▪Background: At December 31, 2015, Altria Group, Inc.’s wholly-owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged predominantly in the manufacture and sale of cigarettes in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco, and is a wholly-owned subsidiary of PM USA; and UST LLC (“UST”), which through its wholly-owned subsidiaries, including U.S. Smokeless Tobacco Company LLC (“USSTC”) and Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”), is engaged in the manufacture and sale of smokeless tobacco products and wine. Altria Group, Inc.’s other operating companies included Nu Mark LLC (“Nu Mark”), a wholly-owned subsidiary that is engaged in the manufacture and sale of innovative tobacco products, and Philip Morris Capital Corporation (“PMCC”), a wholly-owned subsidiary that maintains a portfolio of finance assets, substantially all of which are leveraged leases. Other Altria Group, Inc. wholly-owned subsidiaries included Altria Group Distribution Company, which provides sales, distribution and consumer engagement services to certain Altria Group, Inc. operating subsidiaries, and Altria Client Services LLC, which provides various support services in areas such as legal, regulatory, finance, human resources and external affairs to Altria Group, Inc. and its subsidiaries. Altria Group, Inc.’s access to the operating cash flows of its wholly-owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. At December 31, 2015, Altria Group, Inc.’s principal wholly-owned subsidiaries were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their equity interests.
At December 31, 2015, Altria Group, Inc. also held approximately 27% of the economic and voting interest of SABMiller plc (“SABMiller”), which Altria Group, Inc. accounts for under the equity method of accounting. Altria Group, Inc. receives cash dividends on its interest in SABMiller if and when SABMiller pays such dividends. On November 11, 2015, Anheuser-Busch InBev SA/NV (“AB InBev”) announced its firm offer to effect a business combination with SABMiller in a cash and stock transaction. For further discussion, see Note 6. Investment in SABMiller.
▪Basis of Presentation: The consolidated financial statements include Altria Group, Inc., as well as its wholly-owned and majority-owned subsidiaries. Investments in which Altria Group, Inc. has the ability to exercise significant influence are accounted for under the equity method of accounting. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, marketing programs, income taxes, and the allowance for losses and estimated residual values of finance leases. Actual results could differ from those estimates.
Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization, Impairment Testing and Asset Valuation: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods up to 25 years, and buildings and building improvements over periods up to 50 years. Definite-lived intangible assets are amortized over their estimated useful lives up to 25 years.
Altria Group, Inc. reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal. Altria Group, Inc. also reviews the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
Altria Group, Inc. conducts a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require Altria Group, Inc. to perform an interim review. If the carrying value of goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and the implied fair value. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, the intangible asset is considered impaired and is reduced to fair value.
▪Derivative Financial Instruments: Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

comprehensive earnings (losses) or in earnings, depending on the type of derivative and whether the derivative qualifies for hedge accounting treatment. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the respective hedged item. Cash flows from hedging instruments are classified in the same manner as the respective hedged item in the consolidated statements of cash flows. Altria Group, Inc. does not enter into or hold derivative financial instruments for trading or speculative purposes.
▪Employee Benefit Plans: Altria Group, Inc. provides a range of benefits to its employees and retired employees, including pension, postretirement health care and postemployment benefits. Altria Group, Inc. records annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
Altria Group, Inc. recognizes the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet and records as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. The gains or losses and prior service costs or credits recorded as components of other comprehensive earnings (losses) are subsequently amortized into net periodic benefit cost in future years.
▪Environmental Costs: Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria Group, Inc.’s consolidated results of operations, capital expenditures, financial position or cash flows (see Note 18. Contingencies - Environmental Regulation).
▪Fair Value Measurements: Altria Group, Inc. measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Altria Group, Inc. uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets for

identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Finance Leases: Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant after-tax rates of return on the positive net investment balances. Investments in leveraged leases are stated net of related nonrecourse debt obligations.
Finance leases include unguaranteed residual values that represent PMCC’s estimates at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease terms. The estimated residual values are reviewed at least annually by PMCC’s management. This review includes analysis of a number of factors, including activity in the relevant industry. If necessary, revisions are recorded to reduce the residual values.
PMCC considers rents receivable past due when they are beyond the grace period of their contractual due date. PMCC stops recording income (“non-accrual status”) on rents receivable when contractual payments become 90 days past due or earlier if management believes there is significant uncertainty of collectability of rent payments, and resumes recording income when collectability of rent payments is reasonably certain. Payments received on rents receivable that are on non-accrual status are used to reduce the rents receivable balance. Write-offs to the allowance for losses are recorded when amounts are deemed to be uncollectible.
▪Guarantees: Altria Group, Inc. recognizes a liability for the fair value of the obligation of qualifying guarantee activities. See Note 18. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Altria Group, Inc. records a valuation allowance when it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.
Altria Group, Inc. recognizes a benefit for uncertain tax positions when a tax position taken or expected to be taken in a tax return is more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Altria Group, Inc. recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

on its consolidated statements of earnings.
▪Inventories: Inventories are stated at the lower of cost or market. The last-in, first-out (“LIFO”) method is used to determine the cost of substantially all tobacco inventories. The cost of the remaining inventories is determined using the first-in, first-out and average cost methods. It is a generally recognized industry practice to classify leaf tobacco and wine inventories as current assets although part of such inventory, because of the duration of the curing and aging process, ordinarily would not be used within one year.
▪Litigation Contingencies and Costs: Altria Group, Inc. and its subsidiaries record provisions in the consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Litigation defense costs are expensed as incurred and included in marketing, administration and research costs on the consolidated statements of earnings.
▪Marketing Costs: Altria Group, Inc.’s businesses promote their products with consumer engagement programs, consumer incentives and trade promotions. Such programs include discounts, coupons, rebates, in-store display incentives, event marketing and volume-based incentives. Consumer engagement programs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues, a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period, based principally on historical volume, utilization and redemption rates. For interim reporting purposes, consumer engagement programs and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Altria Group, Inc.’s businesses recognize revenues, net of sales incentives and sales returns, and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Payments received in advance of revenue recognition are deferred and recorded in other accrued liabilities until revenue is recognized. Altria Group, Inc.’s businesses also include excise taxes billed to customers in net revenues. Shipping and handling costs are classified as part of cost of sales.
▪Stock-Based Compensation: Altria Group, Inc. measures compensation cost for all stock-based awards at fair value on date of grant and recognizes compensation expense over the service periods for awards expected to vest. The fair value of restricted stock and restricted stock units (also known as deferred stock) is determined based on the number of shares granted and the market value at date of grant.
▪New Accounting Standards: In May 2014, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for recognizing revenue from contracts with customers. The objective of this guidance is to establish principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. As a result of an August 2015 FASB update, the new guidance will be effective for Altria Group, Inc. for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Altria Group, Inc. is in the process of evaluating the impact of this guidance on its consolidated financial statements and related disclosures.
In April 2015, the FASB issued authoritative guidance to simplify the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts, rather than as a deferred charge (an asset). For Altria Group, Inc., the new guidance will be effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. The guidance requires all prior period balance sheets to be adjusted retrospectively and early adoption is permitted. Altria Group, Inc. will adopt the new guidance in the first quarter of 2016. At December 31, 2015 and 2014, Altria Group, Inc. had $72 million and $83 million, respectively, of debt issuance costs included in other assets on its consolidated balance sheets.
In November 2015, the FASB issued authoritative guidance to simplify the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This guidance does not change the current requirement that deferred tax liabilities and assets for each tax-paying jurisdiction be offset and presented as a single amount. For Altria Group, Inc., the new guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is permitted. The guidance may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Altria Group, Inc. will adopt the new guidance by the first quarter of 2017. Under the new guidance, at December 31, 2015, current deferred income tax assets of approximately $1.2 billion would have been reclassified to noncurrent deferred income tax liabilities ($1.0 billion) and noncurrent deferred income tax assets ($0.2 billion).
On January 5, 2016, the FASB issued authoritative guidance to address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. For Altria Group, Inc., the new guidance will be effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption of the guidance is not permitted, except for a certain provision of the guidance. Altria Group, Inc. is in the process of evaluating the impact of this guidance on its consolidated financial statements and related disclosures.
Note 3. Acquisition of Green Smoke
In April 2014, Nu Mark acquired the e-vapor business of Green Smoke, Inc. and its affiliates (“Green Smoke”) for a total

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

purchase price of approximately $130 million. The acquisition complements Nu Mark’s capabilities and enhances its competitive position by adding e-vapor experience, broadening product offerings and strengthening supply chain capabilities.
Green Smoke’s financial position and results of operations have been consolidated with Altria Group, Inc. as of April 1, 2014.
Pro forma results, as well as net revenues and net earnings for Green Smoke subsequent to the acquisition, have not been presented because the acquisition of Green Smoke is not material to Altria Group, Inc.’s consolidated results of operations.

The purchase price allocation has been completed, and there were no changes subsequent to the acquisition date.
Costs incurred to effect the acquisition, as well as integration costs, were recognized as expenses in the periods in which the costs were incurred. For the years ended December 31, 2015 and 2014, Altria Group, Inc. incurred $7 million and $28 million, respectively, of pre-tax integration and acquisition-related costs, consisting primarily of contract termination costs, transaction costs and inventory adjustments, which were included in Altria Group, Inc.’s consolidated statements of earnings.

Note 4. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Smokeable products	$77	$77	$2,919	$2,937
Smokeless products	5,023	5,023	8,831	8,833
Wine	74	74	267	268
Other	111	111	11	11
Total	$5,285	$5,285	$12,028	$12,049
Goodwill relates to Altria Group, Inc.’s 2014 acquisition of Green Smoke, 2009 acquisition of UST and 2007 acquisition of Middleton.
Other intangible assets consisted of the following:

	December 31, 2015		December 31, 2014
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,711	$—	$11,711	$—
Definite-lived intangible assets	465	148	465	127
Total other intangible assets	$12,176	$148	$12,176	$127
Indefinite-lived intangible assets consist substantially of trademarks from Altria Group, Inc.’s 2009 acquisition of UST ($9.1 billion) and 2007 acquisition of Middleton ($2.6 billion). Definite-lived intangible assets, which consist primarily of customer relationships and certain cigarette trademarks, are amortized over periods up to 25 years. Pre-tax amortization expense for definite-lived intangible assets during the years ended December 31, 2015, 2014 and 2013, was $21 million, $20 million and $20 million, respectively. Annual amortization expense for each of the next five years is estimated to be approximately $20 million, assuming no additional transactions occur that require the amortization of intangible assets.
During 2015, 2014 and 2013, Altria Group, Inc. completed its quantitative annual impairment test of goodwill and indefinite-lived intangible assets, and no impairment charges resulted.
For the years ended December 31, 2015, 2014 and 2013, there have been no changes in goodwill and the gross carrying amount of other intangible assets except for the 2014 acquisition of Green Smoke. In addition, there were no accumulated impairment losses related to goodwill and other intangible assets, net at December 31, 2015 and 2014.

Note 5. Inventories
The cost of approximately 65% and 66% of inventories at December 31, 2015 and 2014, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.7 billion lower than the current cost of inventories at December 31, 2015 and 2014.
Note 6. Investment in SABMiller
At December 31, 2015, Altria Group, Inc. held approximately 27% of the economic and voting interest of SABMiller. Altria Group, Inc. accounts for its investment in SABMiller under the equity method of accounting.
Pre-tax earnings from Altria Group, Inc.’s equity investment in SABMiller were $757 million, $1,006 million and $991 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Summary financial data of SABMiller is as follows:

	At December 31,
(in millions)	2015	2014
Current assets	$4,266	$5,878
Long-term assets	$38,425	$43,812
Current liabilities	$6,282	$10,051
Long-term liabilities	$13,960	$14,731
Noncontrolling interests	$1,235	$1,241

	For the Years Ended December 31,
(in millions)	2015	2014	2013
Net revenues	$20,188	$22,380	$22,684
Operating profit	$3,690	$4,478	$4,201
Net earnings	$2,838	$3,532	$3,375
The fair value of Altria Group, Inc.’s equity investment in SABMiller is based on unadjusted quoted prices in active markets and is classified in Level 1 of the fair value hierarchy. The fair value of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2015 and 2014, was $25.8 billion and $22.5 billion, respectively, as compared with its carrying value of $5.5 billion and $6.2 billion, respectively.
At December 31, 2015, Altria Group, Inc.’s earnings reinvested in the business on its consolidated balance sheet included approximately $3.2 billion of undistributed earnings from its equity investment in SABMiller.
▪AB InBev and SABMiller Business Combination: On November 11, 2015, AB InBev announced its firm offer to effect a business combination with SABMiller in a cash and stock transaction valued at approximately $107 billion. Under the terms of the transaction, SABMiller shareholders will receive 44 British pounds in cash for each SABMiller share, with a partial share alternative (“PSA”) available for approximately 41% of the SABMiller shares.
Under the terms of the PSA, SABMiller shareholders may elect to receive for each SABMiller share held (i) 0.483969 restricted shares (the “Restricted Shares”) in a newly formed Belgian company (“NewCo”) that will own the combined SABMiller and AB InBev business plus (ii) 3.7788 British pounds (“GBP”) in cash. On November 10, 2015, the Board of Directors of Altria Group, Inc. (the “Board of Directors”) authorized Altria Group, Inc. to provide an irrevocable undertaking to vote Altria Group, Inc.’s shares of SABMiller in favor of the proposed transaction and to elect the PSA (the “Irrevocable Undertaking”). Altria Group, Inc. delivered the Irrevocable Undertaking on November 11, 2015.
If the transaction is completed, NewCo will acquire SABMiller and, following the closing of that acquisition, AB InBev will merge into NewCo. Altria Group, Inc. expects to exchange its approximate 27% economic and voting interest in SABMiller for an interest that will be converted into Restricted Shares representing an approximate 10.5% economic and voting interest in NewCo plus approximately $2.5 billion in pre-tax cash (subject to proration as further described below).
The Restricted Shares of NewCo will:

▪	be unlisted and not admitted to trading on any stock exchange;

▪	be subject to a five-year lock-up from closing (subject to limited exceptions);

▪	be convertible into ordinary shares of NewCo on a one-for-one basis after the end of this five-year lock-up period;

▪	rank equally with ordinary shares of NewCo with regards to dividends and voting rights; and

▪	have director nomination rights with respect to NewCo.
Altria Group, Inc. expects that its gain on the transaction will be deferred for United States corporate income tax purposes, except to the extent of cash consideration received. Altria Group, Inc. and AB InBev have entered into a tax matters agreement providing for certain covenants, representations and warranties and indemnification obligations of AB InBev and NewCo in connection with the transaction and the provision of information necessary to assist Altria Group, Inc. in connection with its United States federal income tax reporting.
Based on the anticipated structure of the transaction, Altria Group, Inc. expects to account for its investment in NewCo under the equity method of accounting. Altria Group, Inc. and AB InBev have entered into an information rights agreement pursuant to which, following completion of the transaction, NewCo will provide Altria Group, Inc. with certain financial information necessary to assist Altria Group, Inc. in connection with its financial reporting, financial controls and financial planning.
Upon closing of the transaction, Altria Group, Inc. estimates that it will record a one-time pre-tax accounting gain of approximately $12 billion, or $8 billion after-tax. This estimate is based on the AB InBev share price, GBP to United States dollar (“USD”) exchange rate and book value of Altria Group, Inc.’s investment in SABMiller at December 31, 2015. The actual gain recorded at closing may vary significantly from this estimate based on changes to these factors and any proration of Restricted Shares as discussed further below.
If the transaction is completed, Altria Group, Inc. expects to receive Restricted Shares representing an economic and voting interest in NewCo of approximately 10.5%; however, the number of shares that Altria Group, Inc. receives and its corresponding percentage ownership of NewCo at closing are subject to proration because the PSA limits the maximum number of shares that may be issued under the offer to 326 million NewCo Restricted Shares. To the extent that elections for the PSA exceed this maximum number and cannot be satisfied in full, the equity portion of all PSA elections will be adjusted downwards on a pro rata basis. It is possible that significant proration could (i) reduce Altria Group, Inc.’s projected percentage ownership of NewCo; (ii) increase the amount of cash that Altria Group, Inc. receives; (iii) increase the amount of the pre-tax gain recorded by Altria Group, Inc.; (iv) impose additional tax liabilities on Altria Group, Inc.; and (v) impact Altria Group, Inc.’s ability to account for its investment in NewCo under the equity method of accounting.
The transaction is subject to certain closing conditions, including shareholder approvals of both SABMiller and AB InBev, and receipt of the required regulatory approvals.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Derivative Financial Instrument: On November 11, 2015, Altria Group, Inc. entered into a derivative financial instrument in the form of a put option (the “option”) to hedge Altria Group, Inc.’s exposure to foreign currency exchange rate movements for the GBP, which would impact the USD cash consideration that Altria Group, Inc. expects to receive under the PSA. Altria Group, Inc. has the ability to exercise or terminate the option up to its expiration date of May 11, 2017. The notional amount of the option is $2,467 million (1,625 million GBP). The option does not qualify for hedge accounting; therefore, changes in the fair value of the option will be recorded as a pre-tax gain or loss in Altria Group, Inc.’s consolidated statement of earnings for the periods in which the changes occur. For the year ended December 31, 2015, Altria Group, Inc. recorded a pre-tax gain of $20 million for the change in the fair value of the option, which was included in other income, net.
The fair value of the option is determined using a binomial option pricing model, which reflects the contractual terms of the option and other observable market-based inputs, and is classified in Level 2 of the fair value hierarchy. At December 31, 2015, the fair value of the option of $152 million was recorded in other current assets in Altria Group, Inc.’s consolidated balance sheet.
Note 7. Finance Assets, net
In 2003, PMCC ceased making new investments and began focusing exclusively on managing its portfolio of finance assets in order to maximize its operating results and cash flows from its existing lease portfolio activities and asset sales. Accordingly, PMCC’s operating companies income will fluctuate over time as investments mature or are sold.
     At December 31, 2015, finance assets, net, of $1,239 million were comprised of investments in finance leases of $1,281 million, reduced by the allowance for losses of $42 million. At December 31, 2014, finance assets, net, of $1,614 million were comprised of investments in finance leases of $1,656 million, reduced by the allowance for losses of $42 million.
A summary of the net investments in finance leases, substantially all of which were leveraged leases, at December 31, 2015 and 2014, before allowance for losses was as follows:

(in millions)	2015	2014
Rents receivable, net	$923	$1,241
Unguaranteed residual values	674	827
Unearned income	(316)	(412)
Investments in finance leases	1,281	1,656
Deferred income taxes	(928)	(1,135)
Net investments in finance leases	$353	$521
Rents receivable, net, represent unpaid rents, net of principal and interest payments on third-party nonrecourse debt. PMCC’s rights to rents receivable are subordinate to the third-party nonrecourse debtholders and the leased equipment is pledged as collateral to the debtholders. The repayment of the nonrecourse debt is collateralized by lease payments receivable and the leased property, and is nonrecourse to the general assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt of $1.2 billion and $2.1 billion at December 31, 2015 and 2014, respectively, has been offset against the related rents receivable. There were no leases with contingent rentals in 2015 and 2014.
In 2015 and 2014, PMCC’s review of estimated residual values resulted in a decrease of $65 million and $63 million, respectively, to unguaranteed residual values. These decreases in unguaranteed residual values resulted in a reduction to PMCC’s net revenues of $41 million and $26 million in 2015 and 2014, respectively. There were no such adjustments in 2013.
At December 31, 2015, PMCC’s investments in finance leases were principally comprised of the following investment categories: aircraft (45%), electric power (24%), railcar (12%), real estate (12%) and manufacturing (7%). There were no investments located outside the United States at December 31, 2015 and 2014.
Rents receivable in excess of debt service requirements on third-party nonrecourse debt at December 31, 2015 were as follows:

(in millions)
2016	$42
2017	64
2018	155
2019	192
2020	136
Thereafter	334
Total	$923
Included in net revenues for the years ended December 31, 2015, 2014 and 2013 were leveraged lease revenues of $46 million, $80 million and $209 million, respectively. Income tax expense, excluding interest on tax underpayments, on leveraged lease revenues for the years ended December 31, 2015, 2014 and 2013 was $17 million, $30 million and $80 million, respectively.
PMCC maintains an allowance for losses that provides for estimated credit losses on its investments in finance leases. PMCC’s portfolio consists substantially of leveraged leases to a diverse base of lessees participating in a variety of industries. Losses on such leases are recorded when probable and estimable. PMCC regularly performs a systematic assessment of each individual lease in its portfolio to determine potential credit or collection issues that might indicate impairment. Impairment takes into consideration both the probability of default and the likelihood of recovery if default were to occur. PMCC considers both quantitative and qualitative factors of each investment when performing its assessment of the allowance for losses.
Quantitative factors that indicate potential default are tied most directly to public debt ratings. PMCC monitors publicly available information on its obligors, including financial statements and credit rating agency reports. Qualitative factors that indicate the likelihood of recovery if default were to occur include underlying collateral value, other forms of credit support,

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

and legal/structural considerations impacting each lease. Using available information, PMCC calculates potential losses for each lease in its portfolio based on its default and recovery rating assumptions for each lease. The aggregate of these potential losses forms a range of potential losses which is used as a guideline to determine the adequacy of PMCC’s allowance for losses.
PMCC assesses the adequacy of its allowance for losses relative to the credit risk of its leasing portfolio on an ongoing basis. During 2014 and 2013, PMCC determined that its allowance for losses exceeded the amount required based on management’s assessment of the credit quality and size of PMCC’s leasing portfolio. As a result, PMCC reduced its allowance for losses by $10 million and $47 million for the years ended December 31, 2014 and 2013, respectively. These decreases to the allowance for losses were recorded as a reduction to marketing, administration and research costs on Altria Group, Inc.’s consolidated statements of earnings. PMCC believes that, as of December 31, 2015, the allowance for losses of $42 million was adequate. PMCC continues to monitor economic and credit conditions, and the individual situations of its lessees and their respective industries, and may increase or decrease its allowance for losses if such conditions change in the future.
The activity in the allowance for losses on finance assets for the years ended December 31, 2015, 2014 and 2013 was as follows:

(in millions)	2015	2014	2013
Balance at beginning of year	$42	$52	$99
Decrease to allowance	—	(10)	(47)
Balance at end of year	$42	$42	$52
All PMCC lessees were current on their lease payment obligations as of December 31, 2015.
The credit quality of PMCC’s investments in finance leases as assigned by Standard & Poor’s Ratings Services (“Standard & Poor’s”) and Moody’s Investors Service, Inc. (“Moody’s”) at December 31, 2015 and 2014 was as follows:

(in millions)	2015	2014
Credit Rating by Standard & Poor’s/Moody’s:
“AAA/Aaa” to “A-/A3”	$212	$417
“BBB+/Baa1” to “BBB-/Baa3”	702	833
“BB+/Ba1” and Lower	367	406
Total	$1,281	$1,656
Note 8. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2015 and December 31, 2014, Altria Group, Inc. had no short-term borrowings. The credit line available to Altria Group, Inc. at December 31, 2015 under the Credit Agreement (as defined below) was $3.0 billion.
During the third quarter of 2015, Altria Group, Inc. entered into an extension agreement (the “Extension Agreement”) to amend its $3.0 billion senior unsecured 5-year revolving credit agreement, dated as of August 19, 2013 (the “Credit Agreement”).

The Extension Agreement extends the expiration date of the Credit Agreement from August 19, 2019 to August 19, 2020 pursuant to the terms of the Credit Agreement. All other terms and conditions of the Credit Agreement remain in full force and effect. The Credit Agreement was previously amended in 2014 to extend the expiration date from August 19, 2018 to August 19, 2019.
The Credit Agreement provides for borrowings up to an aggregate principal amount of $3.0 billion. Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of Altria Group, Inc.’s long-term senior unsecured debt. Interest rates on borrowings under the Credit Agreement are expected to be based on the London Interbank Offered Rate (“LIBOR”) plus a percentage based on the higher of the ratings of Altria Group, Inc.’s long-term senior unsecured debt from Moody’s and Standard & Poor’s. The applicable percentage based on Altria Group, Inc.’s long-term senior unsecured debt ratings at December 31, 2015 for borrowings under the Credit Agreement was 1.25%. The Credit Agreement does not include any other rating triggers, nor does it contain any provisions that could require the posting of collateral.
The Credit Agreement is used for general corporate purposes and to support Altria Group, Inc.’s commercial paper issuances. The Credit Agreement requires that Altria Group, Inc. maintain (i) a ratio of debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not more than 3.0 to 1.0 and (ii) a ratio of consolidated EBITDA to consolidated interest expense of not less than 4.0 to 1.0, each calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2015, the ratios of debt to consolidated EBITDA and consolidated EBITDA to consolidated interest expense, calculated in accordance with the Credit Agreement, were 1.4 to 1.0 and 11.7 to 1.0, respectively. Altria Group, Inc. expects to continue to meet its covenants associated with the Credit Agreement. The terms “consolidated EBITDA,” “debt” and “consolidated interest expense,” as defined in the Credit Agreement, include certain adjustments.
Any commercial paper issued by Altria Group, Inc. and borrowings under the Credit Agreement are guaranteed by PM USA as further discussed in Note 19. Condensed Consolidating Financial Information.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 9. Long-Term Debt
At December 31, 2015 and 2014, Altria Group, Inc.’s long-term debt consisted of the following:

(in millions)	2015	2014
Notes, 2.625% to 10.20%, interest payable semi-annually, due through 2044 (1)	$12,861	$14,651
Debenture, 7.75%, interest payable semi-annually, due 2027	42	42
Other	16	—
	12,919	14,693
Less current portion of long-term debt	4	1,000
	$12,915	$13,693
(1) Weighted-average coupon interest rate of 5.5% and 5.7% at December 31, 2015 and 2014, respectively.
Aggregate maturities of long-term debt are as follows:

(in millions)
2016	$4
2017	4
2018	867
2019	1,148
2020	1,000
2021	1,500
Thereafter	8,442
12,965
Less debt discounts	46
$12,919
Altria Group, Inc.’s estimate of the fair value of its debt is based on observable market information derived from a third party pricing source and is classified in Level 2 of the fair value hierarchy. The aggregate fair value of Altria Group, Inc.’s total long-term debt at December 31, 2015 and 2014, was $14.5 billion and $17.0 billion, respectively, as compared with its carrying value of $12.9 billion and $14.7 billion, respectively.
▪Altria Group, Inc. Senior Notes: The notes of Altria Group, Inc. are senior unsecured obligations and rank equally in right of payment with all of Altria Group, Inc.’s existing and future senior unsecured indebtedness. Upon the occurrence of both (i) a change of control of Altria Group, Inc. and (ii) the notes ceasing to be rated investment grade by each of Moody’s, Standard & Poor’s and Fitch Ratings Ltd. within a specified time period, Altria Group, Inc. will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
With respect to $3.4 billion aggregate principal amount of Altria Group, Inc.’s senior unsecured long-term notes issued in 2009 and 2008, the interest rate payable on each series of notes is subject to adjustment from time to time if the rating assigned to the notes of such series by Moody’s or Standard & Poor’s is downgraded (or subsequently upgraded) as and to the extent set forth in the terms of the notes.

During 2015, Altria Group, Inc. repaid in full at maturity senior unsecured notes in the aggregate principal amount of $1.0 billion.
The obligations of Altria Group, Inc. under the notes are guaranteed by PM USA as further discussed in Note 19. Condensed Consolidating Financial Information.
▪Debt Tender Offers and Redemption: During 2015 and 2013, Altria Group, Inc. completed debt tender offers to purchase for cash certain of its senior unsecured notes in aggregate principal amounts of $0.8 billion and $2.1 billion, respectively.
Details of these debt tender offers were as follows:

(in millions)	2015	2013
Notes Purchased
9.95% Notes due 2038	$—	$818
10.20% Notes due 2039	—	782
9.70% Notes due 2018	793	293
9.25% Notes due 2019	—	207
Total	$793	$2,100
During 2014, UST redeemed in full its $300 million (aggregate principal amount) 5.75% senior notes due 2018.
As a result of the Altria Group, Inc. debt tender offers and the UST debt redemption, pre-tax losses on early extinguishment of debt were recorded as follows:

(in millions)	2015	2014	2013
Premiums and fees	$226	$44	$1,054
Write-off of unamortized debt discounts and debt issuance costs	2	—	30
Total	$228	$44	$1,084

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 10. Capital Stock
At December 31, 2015, Altria Group, Inc. had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2012	2,805,961,317	(796,221,021)	2,009,740,296
Stock award activity	—	391,899	391,899
Repurchases of common stock	—	(16,652,913)	(16,652,913)
Balances, December 31, 2013	2,805,961,317	(812,482,035)	1,993,479,282
Stock award activity	—	447,840	447,840
Repurchases of common stock	—	(22,452,599)	(22,452,599)
Balances, December 31, 2014	2,805,961,317	(834,486,794)	1,971,474,523
Stock award activity	—	(732,623)	(732,623)
Repurchases of common stock	—	(10,682,419)	(10,682,419)
Balances, December 31, 2015	2,805,961,317	(845,901,836)	1,960,059,481
At December 31, 2015, 42,209,751 shares of common stock were reserved for stock-based awards under Altria Group, Inc.’s stock plans, and 10 million shares of serial preferred stock, $1.00 par value, were authorized. No shares of serial preferred stock have been issued.
▪Dividends: During the third quarter of 2015, the Board of Directors approved an 8.7% increase in the quarterly dividend rate to $0.565 per common share versus the previous rate of $0.52 per common share. The current annualized dividend rate is $2.26 per Altria Group, Inc. common share. Future dividend payments remain subject to the discretion of the Board of Directors.
▪Share Repurchases: In October 2011, the Board of Directors authorized a $1.0 billion share repurchase program and expanded it to $1.5 billion in October 2012 (as expanded, the “October 2011 share repurchase program”). During the first quarter of 2013, Altria Group, Inc. completed the October 2011 share repurchase program, under which Altria Group, Inc.
repurchased a total of 48.3 million shares of its common stock at an average price of $31.06 per share.
In April 2013, the Board of Directors authorized a $300 million share repurchase program and expanded it to $1.0 billion in August 2013 (as expanded, the “April 2013 share repurchase program”). During the third quarter of 2014, Altria Group, Inc. completed the April 2013 share repurchase program, under which Altria Group, Inc. repurchased a total of 27.1 million shares of its common stock at an average price of $36.97 per share.

In July 2014, the Board of Directors authorized a $1.0 billion share repurchase program (the “July 2014 share repurchase program”). During the third quarter of 2015, Altria Group, Inc. completed the July 2014 share repurchase program, under which Altria Group, Inc. repurchased a total of 20.4 million shares of its common stock at an average price of $48.90 per share.
In July 2015, the Board of Directors authorized a $1.0 billion share repurchase program (the “July 2015 share repurchase program”). During 2015, Altria Group, Inc. repurchased 0.6 million shares of its common stock (at an aggregate cost of approximately $35 million, and at an average price of $57.66 per share) under the July 2015 share repurchase program. At December 31, 2015, Altria Group, Inc. had approximately $965 million remaining in the July 2015 share repurchase program. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board of Directors.
For the years ended December 31, 2015, 2014 and 2013, Altria Group, Inc.’s total share repurchase activity was as follows:

	2015	2014	2013
	(in millions, except per share data)
Total number of shares repurchased	10.7	22.5	16.7
Aggregate cost of shares repurchased	$554	$939	$600
Average price per share of shares repurchased	$51.83	$41.79	$36.05
Note 11. Stock Plans
In 2015, the Board of Directors adopted, and shareholders approved, the Altria Group, Inc. 2015 Performance Incentive Plan (the “2015 Plan”). The 2015 Plan succeeded the 2010 Performance Incentive Plan, under which no new awards were permitted after April 30, 2015. Under the 2015 Plan, Altria Group, Inc. may grant stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other stock-based awards, as well as cash-based annual and long-term incentive awards to employees of Altria Group, Inc. or any of its subsidiaries or affiliates. Up to 40 million shares of common stock may be issued under the 2015 Plan.
In addition, in 2015, the Board of Directors adopted, and shareholders approved, the 2015 Stock Compensation Plan for Non-Employee Directors (the “Directors Plan”). The Directors Plan succeeded the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective January 29, 2014, under which no new awards were permitted after May 20, 2015. Under the Directors Plan, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc.
Shares available to be granted under the 2015 Plan and the Directors Plan at December 31, 2015, were 39,994,482 and 993,284, respectively.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

▪Restricted Stock and Restricted Stock Units: Altria Group, Inc. may grant shares of restricted stock and restricted stock units to employees of Altria Group, Inc. or any of its subsidiaries or affiliates. During the vesting period, these shares include nonforfeitable rights to dividends or dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. Such shares are subject to forfeiture if certain employment conditions are not met. Shares of restricted stock and restricted stock units generally vest three years after the grant date.
The fair value of the shares of restricted stock and restricted stock units at the date of grant is amortized to expense ratably over the restriction period, which is generally three years. Altria Group, Inc. recorded pre-tax compensation expense related to restricted stock and restricted stock units granted to employees for the years ended December 31, 2015, 2014 and 2013 of $51 million, $46 million and $49 million, respectively. The deferred tax benefit recorded related to this compensation expense was $20 million, $18 million and $19 million for the years ended December 31, 2015, 2014 and 2013, respectively. The unamortized compensation expense related to Altria Group, Inc. restricted stock and restricted stock units was $68 million at December 31, 2015 and is expected to be recognized over a weighted-average period of approximately two years.
Altria Group, Inc.’s restricted stock and restricted stock units activity was as follows for the year ended December 31, 2015:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2014	4,511,911	$32.83
Granted	1,195,088	54.54
Vested	(1,567,474)	28.61
Forfeited	(201,840)	37.53
Balance at December 31, 2015	3,937,685	40.86
The weighted-average grant date fair value of Altria Group, Inc. restricted stock and restricted stock units granted during the years ended December 31, 2015, 2014 and 2013 was $65 million, $53 million and $49 million, respectively, or $54.54, $36.75 and $33.76 per restricted share or restricted stock unit, respectively. The total fair value of Altria Group, Inc. restricted stock and restricted stock units that vested during the years ended December 31, 2015, 2014 and 2013 was $85 million, $86 million and $89 million, respectively.

Note 12. Earnings per Share
Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2015	2014	2013
Net earnings attributable to Altria Group, Inc.	$5,241	$5,070	$4,535
Less: Distributed and undistributed earnings attributable to unvested restricted shares and restricted stock units	(10)	(12)	(12)
Earnings for basic and diluted EPS	$5,231	$5,058	$4,523
Weighted-average shares for basic and diluted EPS	1,961	1,978	1,999

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 13. Other Comprehensive Earnings/Losses
The following tables set forth the changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria Group, Inc.:

(in millions)	Currency Translation Adjustments	Benefit Plans	SABMiller		Accumulated Other Comprehensive Losses
Balances, December 31, 2012	$2	$(2,414)	$372		$(2,040)
Other comprehensive (losses) earnings before reclassifications	(2)	1,559	(740)		817
Deferred income taxes	—	(609)	259		(350)
Other comprehensive (losses) earnings before reclassifications, net of deferred income taxes	(2)	950	(481)		467

Amounts reclassified to net earnings	—	311	6		317
Deferred income taxes	—	(120)	(2)		(122)
Amounts reclassified to net earnings, net of deferred income taxes	—	191	4		195

Other comprehensive (losses) earnings, net of deferred income taxes	(2)	1,141	(477)	(1)	662
Balances, December 31, 2013	—	(1,273)	(105)		(1,378)
Other comprehensive losses before reclassifications	(2)	(1,411)	(881)		(2,294)
Deferred income taxes	—	550	308		858
Other comprehensive losses before reclassifications, net of deferred income taxes	(2)	(861)	(573)		(1,436)

Amounts reclassified to net earnings	—	154	59		213
Deferred income taxes	—	(60)	(21)		(81)
Amounts reclassified to net earnings, net of deferred income taxes	—	94	38		132

Other comprehensive losses, net of deferred income taxes	(2)	(767)	(535)	(1)	(1,304)
Balances, December 31, 2014	(2)	(2,040)	(640)		(2,682)
Other comprehensive losses before reclassifications	(4)	(223)	(983)		(1,210)
Deferred income taxes	1	86	344		431
Other comprehensive losses before reclassifications, net of deferred income taxes	(3)	(137)	(639)		(779)

Amounts reclassified to net earnings	—	272	21		293
Deferred income taxes	—	(105)	(7)		(112)
Amounts reclassified to net earnings, net of deferred income taxes	—	167	14		181

Other comprehensive (losses) earnings, net of deferred income taxes	(3)	30	(625)	(1)	(598)
Balances, December 31, 2015	$(5)	$(2,010)	$(1,265)		$(3,280)
(1) For the years ended December 31, 2015, 2014 and 2013, Altria Group, Inc.’s proportionate share of SABMiller’s other comprehensive losses consisted primarily of currency translation adjustments.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The following table sets forth pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings:

	For the Years Ended December 31,
(in millions)	2015	2014	2013
Benefit Plans: (1)
Net loss	$304	$187	$346
Prior service cost/credit	(32)	(33)	(35)
	272	154	311
SABMiller (2)	21	59	6
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings	$293	$213	$317
(1) Amounts are included in net defined benefit plan costs. For further details, see Note 16. Benefit Plans.
(2) Amounts are included in earnings from equity investment in SABMiller. For further information on Altria Group, Inc.’s equity investment in SABMiller, see Note 6. Investment in SABMiller.
Note 14. Income Taxes
Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2015, 2014 and 2013:

(in millions)	2015	2014	2013
Earnings before income taxes:
United States	$8,078	$7,763	$6,929
Outside United States	—	11	13
Total	$8,078	$7,774	$6,942
Provision for income taxes:
Current:
Federal	$2,516	$2,350	$2,066
State and local	451	480	423
Outside United States	—	3	4
	2,967	2,833	2,493
Deferred:
Federal	(140)	(124)	(77)
State and local	8	(5)	(9)
	(132)	(129)	(86)
Total provision for income taxes	$2,835	$2,704	$2,407
Altria Group, Inc.’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal statute of limitations remains open for the year 2007 and forward, with years 2010 to 2013 currently under examination by the IRS as part of an audit conducted in the ordinary course of business. With the exception of corresponding federal audit adjustments, state statutes of limitations generally remain open for the year 2011 and forward. Certain of Altria Group, Inc.’s state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2015, 2014 and 2013 was as follows:

(in millions)	2015	2014	2013
Balance at beginning of year	$258	$227	$262
Additions based on tax positions related to the current year	15	15	15
Additions for tax positions of prior years	57	29	35
Reductions for tax positions due to lapse of statutes of limitations	(4)	(2)	(1)
Reductions for tax positions of prior years	(86)	—	—
Settlements	(82)	(11)	(84)
Balance at end of year	$158	$258	$227
     Unrecognized tax benefits and Altria Group, Inc.’s consolidated liability for tax contingencies at December 31, 2015 and 2014, were as follows:

(in millions)	2015	2014
Unrecognized tax benefits — Altria Group, Inc.	$158	$228
Unrecognized tax benefits — PMI	—	30
Unrecognized tax benefits	158	258
Accrued interest and penalties	14	57
Tax credits and other indirect benefits	(3)	(17)
Liability for tax contingencies	$169	$298

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2015 was $109 million, along with $49 million affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2014 was $207 million, along with $51 million affecting deferred taxes. However, the impact on net earnings at December 31, 2014 would be $177 million, as a result of the tax-related net receivable from Altria Group, Inc.’s former subsidiary, Philip Morris International Inc. (“PMI”), of $30 million pursuant to the tax sharing agreements discussed below.
Under tax sharing agreements entered into in connection with the 2007 and 2008 spin-offs between Altria Group, Inc. and its former subsidiaries Kraft Foods Inc. (now known as Mondelēz International, Inc. (“Mondelēz”)) and PMI, respectively, Mondelēz and PMI are responsible for their respective pre-spin-off tax obligations. Altria Group, Inc., however, remains severally liable for Mondelēz’s and PMI’s pre-spin-off federal tax obligations pursuant to regulations governing federal consolidated income tax returns, and continued to include the pre-spin-off federal income tax reserves of Mondelēz and PMI in its liability for uncertain tax positions. As of December 31, 2015, there are no remaining pre-spin-off tax reserves for Mondelēz and PMI.
During 2015, 2014 and 2013, Altria Group, Inc. recorded net tax benefits of $41 million, $2 million and $22 million, respectively, for Mondelēz and PMI tax matters, primarily relating to the IRS audit of Altria Group, Inc. and its consolidated subsidiaries’ 2007-2009 tax years (“IRS 2007-2009 Audit”). These net tax benefits were offset by changes to Mondelēz and PMI tax-related receivables/payables, which were recorded as decreases to operating income on Altria Group, Inc.’s consolidated statements of earnings. Due to the respective offsets, the Mondelēz and PMI tax matters had no impact on Altria Group, Inc.’s net earnings for the years ended December 31, 2015, 2014 and 2013.
Altria Group, Inc. recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. At December 31, 2015, Altria Group, Inc. had $14 million of accrued interest and penalties. At December 31, 2014, Altria Group, Inc. had $57 million of accrued interest and penalties, of which approximately $7 million related to PMI, for which PMI is responsible under its tax sharing agreement. The corresponding receivable from PMI was included in other assets on Altria Group, Inc.’s consolidated balance sheet at December 31, 2014.
For the years ended December 31, 2015, 2014 and 2013, Altria Group, Inc. recognized in its consolidated statements of earnings $(36) million, $14 million and $5 million, respectively, of gross interest (income) expense associated with uncertain tax positions.
Altria Group, Inc. is subject to income taxation in many jurisdictions. Uncertain tax positions reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within the control of Altria Group, Inc. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $6 million.
The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	3.7	4.0	3.8
Uncertain tax positions	(0.8)	0.5	0.7
SABMiller dividend benefit	(0.5)	(2.3)	(2.0)
Domestic manufacturing deduction	(2.0)	(2.4)	(2.7)
Other	(0.3)	—	(0.1)
Effective tax rate	35.1%	34.8%	34.7%
The tax provision in 2015 included net tax benefits of (i) $59 million from the reversal of tax reserves and associated interest due primarily to the closure in the third quarter of 2015 of the IRS 2007-2009 Audit; and (ii) $41 million for Mondelēz and PMI tax matters discussed above, partially offset by the reversal of foreign tax credits primarily associated with SABMiller dividends that were recorded during the third quarter of 2015 ($41 million) and fourth quarter of 2015 ($24 million). The tax provision in 2015 also included decreased recognition of foreign tax credits associated with SABMiller dividends.
The tax provision in 2014 included net tax benefits of (i) $14 million from the reversal of tax accruals no longer required that was recorded during the third quarter of 2014 ($19 million), partially offset by additional tax provisions recorded during the fourth quarter of 2014 ($5 million); and (ii) $2 million for Mondelēz tax matters discussed above.
The tax provision in 2013 included net tax benefits of (i) $39 million from the reversal of tax accruals no longer required that was recorded during the third quarter of 2013 ($25 million) and fourth quarter of 2013 ($14 million); (ii) $25 million related to the recognition of previously unrecognized foreign tax credits primarily associated with SABMiller dividends that were recorded during the fourth quarter of 2013; and (iii) $22 million for Mondelēz tax matters discussed above. The tax provision in 2013 also included a reduction in certain consolidated tax benefits resulting from the 2013 debt tender offer that is discussed further in Note 9. Long-Term Debt.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2015 and 2014:

(in millions)	2015	2014
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$953	$1,054
Settlement charges	1,393	1,379
Accrued pension costs	512	410
Net operating losses and tax credit carryforwards	335	357
Total deferred income tax assets	3,193	3,200
Deferred income tax liabilities:
Property, plant and equipment	(441)	(468)
Intangible assets	(3,968)	(3,915)
Investment in SABMiller	(1,794)	(2,039)
Finance assets, net	(909)	(1,123)
Other	(116)	(190)
Total deferred income tax liabilities	(7,228)	(7,735)
Valuation allowances	(260)	(211)
Net deferred income tax liabilities	$(4,295)	$(4,746)
At December 31, 2015, Altria Group, Inc. had estimated gross state tax net operating losses of $610 million that, if unused, will expire in 2016 through 2035, state tax credit carryforwards of $57 million that, if unused, will expire in 2016 through 2017, and foreign tax credit carryforwards of $301 million that, if unused, will expire in 2020 through 2025. Realization of these benefits is dependent upon various factors such as generating sufficient taxable income in the applicable states and receiving sufficient amounts of lower-taxed foreign dividends from SABMiller. A valuation allowance of $260 million has been established for those benefits that more-likely-than-not will not be realized.
Note 15. Segment Reporting
The products of Altria Group, Inc.’s subsidiaries include smokeable tobacco products comprised of cigarettes manufactured and sold by PM USA and machine-made large cigars and pipe tobacco manufactured and sold by Middleton; smokeless tobacco products, substantially all of which are manufactured and sold by USSTC; and wine produced and/or distributed by Ste. Michelle. The products and services of these subsidiaries constitute Altria Group, Inc.’s reportable segments of smokeable products, smokeless products and wine. The financial services and the innovative tobacco products businesses are included in all other.
Altria Group, Inc.’s chief operating decision maker reviews operating companies income to evaluate the performance of, and allocate resources to, the segments. Operating companies income for the segments is defined as operating income before amortization of intangibles and general corporate expenses. Interest and other debt expense, net, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by Altria Group, Inc.’s chief operating decision maker. Information about total assets by segment is not disclosed because such information is not reported to or used by Altria Group, Inc.’s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 4. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.
Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2015	2014	2013
Net revenues:
Smokeable products	$22,792	$21,939	$21,868
Smokeless products	1,879	1,809	1,778
Wine	692	643	609
All other	71	131	211
Net revenues	$25,434	$24,522	$24,466
Earnings before income taxes:
Operating companies income (loss):
Smokeable products	$7,569	$6,873	$7,063
Smokeless products	1,108	1,061	1,023
Wine	152	134	118
All other	(169)	(185)	157
Amortization of intangibles	(21)	(20)	(20)
General corporate expenses	(237)	(241)	(235)
Changes to Mondelēz and PMI tax-related receivables/payables	(41)	(2)	(22)
Operating income	8,361	7,620	8,084
Interest and other debt expense, net	(817)	(808)	(1,049)
Loss on early extinguishment of debt	(228)	(44)	(1,084)
Earnings from equity investment in SABMiller	757	1,006	991
Other income, net	5	—	—
Earnings before income taxes	$8,078	$7,774	$6,942
The smokeable products segment included net revenues of $22,193 million, $21,363 million and $21,308 million for the years ended December 31, 2015, 2014 and 2013, respectively, related to cigarettes and net revenues of $599 million, $576 million and $560 million for the years ended December 31, 2015, 2014 and 2013, respectively, related to cigars.
PM USA, USSTC and Middleton’s largest customer, McLane Company, Inc., accounted for approximately 26% of Altria Group, Inc.’s consolidated net revenues for the year ended December 31, 2015 and 27% for each of the years ended December 31, 2014 and 2013. In addition, Core-Mark Holding Company, Inc. accounted for approximately 10% of Altria Group, Inc.’s consolidated net revenues for the year ended December 31,

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

2015. Substantially all of these net revenues were reported in the smokeable products and smokeless products segments. Sales to three distributors accounted for approximately 66%, 67% and 66% of net revenues for the wine segment for the years ended December 31, 2015, 2014 and 2013, respectively.
Details of Altria Group, Inc.’s depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2015	2014	2013
Depreciation expense:
Smokeable products	$117	$112	$113
Smokeless products	27	22	25
Wine	32	30	30
General corporate and other	28	24	24
Total depreciation expense	$204	$188	$192
Capital expenditures:
Smokeable products	$56	$49	$39
Smokeless products	113	40	32
Wine	42	46	42
General corporate and other	18	28	18
Total capital expenditures	$229	$163	$131
The comparability of operating companies income for the reportable segments was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: For the years ended December 31, 2015, 2014 and 2013, pre-tax income for NPM adjustment items was recorded in Altria Group, Inc.’s consolidated statements of earnings as follows:

(in millions)	2015	2014	2013
Smokeable products segment	$97	$43	$664
Interest and other debt expense, net	(13)	47	—
Total	$84	$90	$664
These adjustments resulted from the settlement of, and determinations made in connection with, disputes with certain states and territories related to the NPM adjustment provision under the 1998 Master Settlement Agreement (such settlements and determinations are referred to collectively as “NPM Adjustment Items” and are more fully described in Health Care Cost Recovery Litigation - NPM Adjustment Disputes in Note 18. Contingencies). The amounts shown in the table above for the smokeable products segment were recorded by PM USA as reductions to cost of sales, which increased operating companies income in the smokeable products segment.
▪Tobacco and Health Litigation Items: For the years ended December 31, 2015, 2014 and 2013, pre-tax charges related to certain tobacco and health litigation items were recorded in Altria

Group, Inc.’s consolidated statements of earnings as follows:

(in millions)	2015	2014	2013
Smokeable products segment	$127	$27	$18
General corporate	—	15	—
Interest and other debt expense, net	23	2	4
Total	$150	$44	$22
During 2015, PM USA recorded pre-tax charges in marketing, administration and research costs related to tobacco and health judgments in seven state Engle progeny lawsuits and Schwarz of $59 million and $25 million, respectively, as well as $14 million and $9 million, respectively, in interest costs related to these cases. Additionally in 2015, PM USA and certain other cigarette manufacturers reached an agreement to resolve approximately 415 pending federal Engle progeny cases. As a result of the agreement, PM USA recorded a pre-tax provision of approximately $43 million in marketing, administration and research costs. For further discussion, see Smoking and Health Litigation in Note 18. Contingencies.
During 2014, Altria Group, Inc. and PM USA recorded an aggregate pre-tax charge of $31 million in marketing, administration and research costs for the estimated costs of implementing the corrective communications remedy in connection with the federal government’s lawsuit against Altria Group, Inc. and PM USA. For further discussion, see Health Care Cost Recovery Litigation - Federal Government’s Lawsuit in Note 18. Contingencies.
▪Asset Impairment and Exit Costs: During 2014, PM USA sold its Cabarrus, North Carolina manufacturing facility for approximately $66 million in connection with the previously completed manufacturing optimization program associated with PM USA’s closure of the manufacturing facility in 2009. As a result, during 2014, PM USA recorded a pre-tax gain of $10 million.
Note 16. Benefit Plans
Subsidiaries of Altria Group, Inc. sponsor noncontributory defined benefit pension plans covering the majority of all employees of Altria Group, Inc. However, employees hired on or after a date specific to their employee group are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. This transition for new hires occurred from October 1, 2006 to January 1, 2008. In addition, effective January 1, 2010, certain employees of UST and Middleton who were participants in noncontributory defined benefit pension plans ceased to earn additional benefit service under those plans and became eligible to participate in a defined contribution plan with enhanced benefits. Altria Group, Inc. and its subsidiaries also provide postretirement health care and other benefits to the majority of retired employees.
The plan assets and benefit obligations of Altria Group, Inc.’s pension plans and the benefit obligations of Altria Group, Inc.’s

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

postretirement plans are measured at December 31 of each year. Altria Group, Inc.’s postretirement plans are not funded.
The discount rates for Altria Group, Inc.’s plans were based on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the pension and postretirement benefit obligations.
At December 31, 2015, Altria Group, Inc. changed the approach used to estimate the service and interest cost components of net periodic benefit costs for Altria Group, Inc.’s pension and postretirement plans. In 2015 and prior years, Altria Group, Inc. estimated the service and interest cost components using a single weighted-average discount rate derived from the yield curve used to measure the pension and postretirement plans benefit obligations. Beginning in 2016, Altria Group, Inc. will use a spot rate approach in the estimation of these components of net periodic benefit costs by applying the specific spot rates along the yield curve to the relevant projected cash flows, as Altria Group, Inc. believes that this approach provides a more precise estimate of service and interest costs. Altria Group, Inc. is accounting for this change prospectively as a change in accounting estimate. This change will not affect the measurement of Altria Group, Inc.’s pension and postretirement benefit obligations as the change in the service and interest costs will be offset by a corresponding change in actuarial gains/losses.

▪Obligations and Funded Status: The benefit obligations, plan assets and funded status of Altria Group, Inc.’s pension and postretirement plans at December 31, 2015 and 2014 were as follows:

	Pension		Postretirement
(in millions)	2015	2014	2015	2014
Change in benefit obligation:
Benefit obligation at beginning of year	$8,330	$7,137	$2,613	$2,317
Service cost	86	68	18	15
Interest cost	337	345	100	107
Benefits paid	(431)	(410)	(141)	(132)
Actuarial losses (gains)	(317)	1,190	(192)	306
Other	6	—	(6)	—
Benefit obligation at end of year	8,011	8,330	2,392	2,613
Change in plan assets:
Fair value of plan assets at beginning of year	7,297	7,077	—	—
Actual return on plan assets	(188)	615	—	—
Employer contributions	28	15	—	—
Benefits paid	(431)	(410)	—	—
Fair value of plan assets at end of year	6,706	7,297	—	—
Funded status at December 31	$(1,305)	$(1,033)	$(2,392)	$(2,613)
Amounts recognized in Altria Group, Inc.’s consolidated balance sheets were as follows:
Other accrued liabilities	$(28)	$(21)	$(147)	$(152)
Accrued pension costs	(1,277)	(1,012)	—	—
Accrued postretirement health care costs	—	—	(2,245)	(2,461)
	$(1,305)	$(1,033)	$(2,392)	$(2,613)
The table above presents the projected benefit obligation for Altria Group, Inc.’s pension plans. The accumulated benefit obligation, which represents benefits earned to date, for the pension plans was $7.7 billion and $7.9 billion at December 31, 2015 and 2014, respectively.
At December 31, 2015 and 2014, the accumulated benefit obligations were in excess of plan assets for all pension plans.
The Patient Protection and Affordable Care Act (“PPACA”), as amended by the Health Care and Education Reconciliation Act of 2010, was signed into law in March 2010. The PPACA mandates health care reforms with staggered effective dates from 2010 to 2020, including the imposition of an excise tax on high cost health care plans effective in 2020. The additional accumulated postretirement liability resulting from the PPACA, which is not material to Altria Group, Inc., has been included in Altria Group, Inc.’s accumulated postretirement benefit obligation at December 31, 2015 and 2014. Given the complexity of the PPACA and the extended time period during which implementation is expected to occur, future adjustments to Altria Group, Inc.’s accumulated postretirement benefit obligation may be necessary.
The following assumptions were used to determine Altria Group, Inc.’s pension benefit obligations at December 31:

	2015	2014
Discount rate	4.4%	4.1%
Rate of compensation increase	4.0	4.0

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The following assumptions were used to determine Altria Group, Inc.’s postretirement benefit obligations at December 31:

	2015	2014
Discount rate	4.4%	4.0%
Health care cost trend rate assumed for next year	6.5	7.0
Ultimate trend rate	5.0	5.0
Year that the rate reaches the ultimate trend rate	2019	2019
▪Components of Net Periodic Benefit Cost: Net periodic benefit cost consisted of the following for the years ended December 31, 2015, 2014 and 2013:

	Pension			Postretirement
(in millions)	2015	2014	2013	2015	2014	2013
Service cost	$86	$68	$86	$18	$15	$18
Interest cost	337	345	314	100	107	99
Expected return on plan assets	(539)	(518)	(493)	—	—	—
Amortization:
Net loss	234	147	271	43	22	51
Prior service cost (credit)	7	10	10	(39)	(43)	(45)
Termination and settlement	8	—	7	—	—	—
Net periodic benefit cost	$133	$52	$195	$122	$101	$123
The amounts included in termination and settlement in the table above were comprised of the following changes:

(in millions)	2015	2013
Benefit obligation	$—	$1
Other comprehensive earnings/losses:
Net loss	8	6
	$8	$7
At December 31, 2014, Altria Group, Inc. updated its mortality assumptions to reflect longer life expectancy for its pension plan and postretirement plan participants,

resulting in an increase of approximately $60 million and $10 million to its 2015 pre-tax pension and postretirement net periodic benefit cost, respectively.
The estimated net loss and prior service cost (credit) that are expected to be amortized from accumulated other comprehensive losses into net periodic benefit cost during 2016 is as follows:

(in millions)	Pension	Postretirement
Net loss	$183	$30
Prior service cost (credit)	5	(40)

The following assumptions were used to determine Altria Group, Inc.’s net periodic benefit cost for the years ended December 31:

	Pension			Postretirement
	2015	2014	2013	2015	2014	2013
Discount rate	4.1%	4.9%	4.0%	4.0%	4.8%	3.9%
Expected rate of return on plan assets	8.0	8.0	8.0	—	—	—
Rate of compensation increase	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	7.0	7.0	7.5

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans. A one-percentage-point change in assumed health care cost trend rates would have had the following effects as of December 31, 2015:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of postretirement service and interest cost	6.8%	(5.8)%
Effect on postretirement benefit obligation	7.5%	(6.1)%
▪Defined Contribution Plans: Altria Group, Inc. sponsors deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of earnings, as defined by the plans. Amounts charged to expense for these defined contribution plans totaled $85 million, $82 million and $80 million in 2015, 2014 and 2013, respectively.
▪Pension Plan Assets: Altria Group, Inc.’s pension plans investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Altria Group, Inc. believes that it implements the investment strategy in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities that reflects the impact of the demographic mix of plan participants on the benefit obligation using a target asset allocation between equity securities and fixed income investments of 55%/45%. The composition of Altria Group, Inc.’s plan assets at December 31, 2015 was broadly characterized as an allocation between equity securities (56%), corporate bonds (32%), U.S.

Treasury and foreign government securities (8%) and all other types of investments (4%). Virtually all pension assets can be used to make monthly benefit payments.
Altria Group, Inc.’s pension plans investment objective is accomplished by investing in U.S. and international equity index strategies that are intended to mirror indices such as the Standard & Poor’s 500 Index, Russell Small Cap Completeness Index, Research Affiliates Fundamental Index (“RAFI”) Low Volatility U.S. Index, and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Altria Group, Inc.’s pension plans also invest in actively managed international equity securities of large, mid and small cap companies located in developed and emerging markets, as well as long duration fixed income securities that primarily include corporate bonds of companies from diversified industries. The allocation to below investment grade securities represented 18% of the fixed income holdings or 8% of total plan assets at December 31, 2015. The allocation to emerging markets represented 4% of the equity holdings or 2% of total plan assets at December 31, 2015. The allocation to real estate and private equity investments was immaterial at December 31, 2015.
Altria Group, Inc.’s pension plans risk management practices include ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, periodic rebalancing between equity and debt asset classes and annual actuarial re-measurement of plan liabilities.
Altria Group, Inc.’s expected rate of return on pension plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the overall long-term averages exhibited by returns on equity and fixed income securities.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The fair values of Altria Group, Inc.’s pension plan assets by asset category at December 31, 2015 and 2014 were as follows:

	2015				2014
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Common/collective trusts:
U.S. large cap	$—	$1,762	$—	$1,762	$—	$1,870	$—	$1,870
U.S. small cap	—	360	—	360	—	442	—	442
International developed markets	—	78	—	78	—	79	—	79
U.S. and foreign government securities or their agencies:
U.S. government and agencies	—	331	—	331	—	296	—	296
U.S. municipal bonds	—	102	—	102	—	124	—	124
Foreign government and agencies	—	252	—	252	—	281	—	281
Corporate debt instruments:
Above investment grade	—	1,660	—	1,660	—	1,765	—	1,765
Below investment grade and no rating	—	502	—	502	—	527	—	527
Common stock:
International equities	907	—	2	909	1,000	—	1	1,001
U.S. equities	605	—	—	605	556	—	—	556
Registered investment companies	58	—	—	58	63	113	—	176
Other, net	16	58	13	87	74	91	15	180
Total investments at fair value, net	$1,586	$5,105	$15	$6,706	$1,693	$5,588	$16	$7,297
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2015 and 2014.
For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.

▪
Common/Collective Trusts: Common/collective trusts consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index, Russell Small Cap Completeness Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective common/collective trusts. The underlying assets are valued based on the net asset value (“NAV”), which is provided by the investment account manager as a practical expedient to estimate fair value.

▪
U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.

▪
Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.

▪	Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.

▪
Registered Investment Companies: Investments in mutual funds sponsored by a registered investment company are valued based on exchange listed prices and are classified in Level 1. Registered investment company funds that are designed specifically to meet Altria Group, Inc.’s pension plans investment strategies, but are not traded on an active market, are valued based on the NAV of the underlying securities and are classified in Level 2. The NAV is provided by the investment account manager as a practical expedient to estimate fair value.

▪Cash Flows: Altria Group, Inc. makes contributions to the pension plans to the extent that the contributions are tax deductible and pays benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, Altria Group, Inc. anticipates making employer contributions to its pension plans of approximately $30 million to $75 million in 2016 based on current tax law. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Estimated future benefit payments at December 31, 2015 were as follows:

(in millions)	Pension	Postretirement
2016	$436	$147
2017	440	149
2018	442	149
2019	437	148
2020	446	144
2021-2025	2,348	686
Comprehensive Earnings/Losses
The amounts recorded in accumulated other comprehensive losses at December 31, 2015 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,805)	$(588)	$(108)	$(3,501)
Prior service (cost) credit	(22)	231	—	209
Deferred income taxes	1,101	141	40	1,282
Amounts recorded in accumulated other comprehensive losses	$(1,726)	$(216)	$(68)	$(2,010)
The amounts recorded in accumulated other comprehensive losses at December 31, 2014 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,637)	$(823)	$(122)	$(3,582)
Prior service (cost) credit	(23)	264	—	241
Deferred income taxes	1,037	218	46	1,301
Amounts recorded in accumulated other comprehensive losses	$(1,623)	$(341)	$(76)	$(2,040)
The movements in other comprehensive earnings/losses during the year ended December 31, 2015 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$234	$43	$19	$296
Prior service cost/credit	7	(39)	—	(32)
Other expense:
Net loss	8	—	—	8
Deferred income taxes	(96)	(2)	(7)	(105)
	153	2	12	167
Other movements during the year:
Net loss	(410)	192	(5)	(223)
Prior service cost/credit	(6)	6	—	—
Deferred income taxes	160	(75)	1	86
	(256)	123	(4)	(137)
Total movements in other comprehensive earnings/losses	$(103)	$125	$8	$30

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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The movements in other comprehensive earnings/losses during the year ended December 31, 2014 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$147	$22	$18	$187
Prior service cost/credit	10	(43)	—	(33)
Deferred income taxes	(61)	8	(7)	(60)
	96	(13)	11	94
Other movements during the year:
Net loss	(1,093)	(306)	(12)	(1,411)
Deferred income taxes	425	120	5	550
	(668)	(186)	(7)	(861)
Total movements in other comprehensive earnings/losses	$(572)	$(199)	$4	$(767)
The movements in other comprehensive earnings/losses during the year ended December 31, 2013 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$271	$51	$18	$340
Prior service cost/credit	10	(45)	—	(35)
Other expense:
Net loss	6	—	—	6
Deferred income taxes	(111)	(2)	(7)	(120)
	176	4	11	191
Other movements during the year:
Net loss	1,218	327	23	1,568
Prior service cost/credit	(7)	(2)	—	(9)
Deferred income taxes	(470)	(129)	(10)	(609)
	741	196	13	950
Total movements in other comprehensive earnings/losses	$917	$200	$24	$1,141
Note 17. Additional Information

	For the Years Ended December 31,
(in millions)	2015	2014	2013
Research and development expense	$186	$167	$153
Advertising expense	$25	$30	$7
Interest and other debt expense, net:
Interest expense	$808	$857	$1,053
Interest income	(4)	(2)	(4)
Interest related to NPM Adjustment Items	13	(47)	—
	$817	$808	$1,049
Rent expense	$48	$52	$49

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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     Minimum rental commitments and sublease income under non-cancelable operating leases in effect at December 31, 2015 were as follows:

(in millions)	Rental Commitments	Sublease Income
2016	$58	$6
2017	52	5
2018	45	5
2019	32	5
2020	28	5
Thereafter	94	23
	$309	$49
The activity in the allowance for discounts and allowance for returned goods for the years ended December 31, 2015, 2014 and 2013 was as follows:

(in millions)	2015		2014		2013
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$46	$—	$41	$—	$42
Charged to costs and expenses	618	217	599	179	610	150
Deductions (1)	(618)	(195)	(599)	(174)	(610)	(151)
Balance at end of year	$—	$68	$—	$46	$—	$41
(1) Represents the recording of discounts and returns for which allowances were created.
Note 18. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria Group, Inc. and its subsidiaries, including PM USA and UST and its subsidiaries, as well as their respective indemnitees. Various types of claims may be raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors or distributors.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, range in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, Altria Group, Inc. or its subsidiaries may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment.  As a result, Altria Group, Inc. or its subsidiaries under certain circumstances may have to pay more than their proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful,

Altria Group, Inc. or its subsidiaries may also be required to pay interest and attorneys’ fees.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. Although Altria Group, Inc. cannot predict the outcome of such challenges, it is possible that the consolidated results of operations, cash flows or financial position of Altria Group, Inc., or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
Altria Group, Inc. and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 18. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
Altria Group, Inc. and its subsidiaries have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that the consolidated results of operations, cash flows or financial position of Altria Group, Inc., or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Altria Group, Inc. and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. Each of the companies has defended, and will continue to defend, vigorously against litigation challenges. However, Altria Group, Inc. and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of Altria Group, Inc. to do so.
Overview of Altria Group, Inc. and/or PM USA Tobacco-Related Litigation
▪Types and Number of Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding; (iii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”); and (v) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in pending smoking and health, health care cost recovery and “Lights/Ultra Lights” cases are discussed below.

The table below lists the number of certain tobacco-related cases pending in the United States against PM USA and, in some instances, Altria Group, Inc. as of December 31, 2015, 2014 and 2013:

	2015	2014	2013
Individual Smoking and Health Cases (1)	65	67	67
Smoking and Health Class Actions and Aggregated Claims Litigation (2)	5	5	6
Health Care Cost Recovery Actions (3)	1	1	1
“Lights/Ultra Lights” Class Actions	11	12	15

(1) Does not include 2,499 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages, but prohibited them from seeking punitive damages. Also, does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (discussed below in Smoking and Health Litigation - Engle Class Action).
(2) Includes as one case the 600 civil actions (of which 344 were actions against PM USA) that were to be tried in a single proceeding in West Virginia (In re: Tobacco Litigation). The West Virginia Supreme Court of Appeals has ruled that the United States Constitution did not preclude a trial in two phases in this case. Issues related to defendants’ conduct and whether punitive damages are permissible were tried in the first phase. Trial in the first phase of this case began in April 2013. In May 2013, the jury returned a verdict in favor of defendants on the claims for design defect, negligence, failure to warn, breach of warranty, and concealment and declined to find that the defendants’ conduct warranted punitive damages. Plaintiffs prevailed on their claim that ventilated filter cigarettes should have included use instructions for the period 1964 - 1969. The second phase will consist of trials to determine liability and compensatory damages. In November 2014, the West Virginia Supreme Court of Appeals affirmed the final judgment. In July 2015, the trial court entered an order that will result in the entry of final judgment in favor of defendants and against all but 30 plaintiffs who potentially have a claim against one or more defendants that may be pursued in a second phase of trial. The court intends to try the claims of these 30 plaintiffs in six consolidated trials, each with a group of five plaintiffs. The first trial is currently scheduled to begin May 1, 2017. Dates for the five remaining consolidated trials have not been scheduled.
(3) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.
▪International Tobacco-Related Cases: As of January 26, 2016, PM USA is a named defendant in ten health care cost recovery actions in Canada, eight of which also name Altria Group, Inc. as a defendant. PM USA and Altria Group, Inc. are also named defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.
▪Tobacco-Related Cases Set for Trial: As of January 26, 2016, five Engle progeny cases, no individual smoking and health case and one “Lights/Ultra Lights” class action against PM USA are set for trial through March 31, 2016. One medical monitoring class action against PM USA is currently

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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in trial. Cases against other companies in the tobacco industry are also scheduled for trial during this period. Trial dates are subject to change.
▪Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 57 smoking and health, “Lights/Ultra Lights” and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 38 of the 57 cases. These 38 cases were tried in Alaska (1), California (7), Florida (10), Louisiana (1), Massachusetts (1), Mississippi (1), Missouri (3), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2) and West Virginia (2). A motion for a new trial was granted in one of the cases in Florida and in the case in Alaska. In the Alaska case (Hunter), the trial court withdrew its order for a new trial upon PM USA’s motion for reconsideration. On December 18, 2015, the Alaska Supreme Court reversed the trial court decision and remanded the case with directions for the trial court to reassess whether to grant a new trial. See Types and Number of Cases above for a discussion of the trial results in In re: Tobacco Litigation (West Virginia consolidated cases).
Of the 19 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 15 have reached final resolution. A verdict against defendants in one health care cost recovery case (Blue Cross/Blue Shield) was reversed and all claims were dismissed with prejudice. In addition, a verdict against defendants in a purported “Lights” class action in Illinois (Price) was reversed and the case was dismissed with prejudice in December 2006, but plaintiffs sought to reinstate the verdict, which an intermediate appellate court ordered in April 2014. On November 4, 2015, the Illinois Supreme Court vacated the Fifth Judicial District’s decision, finding that the plaintiffs filed the wrong motion in the wrong court. On November 18, 2015, the plaintiffs filed a new motion with the Illinois Supreme Court seeking to recall its original mandate, which the court denied on January 11, 2016. See “Lights/Ultra Lights” Cases - The Price Case below for a discussion of developments in Price.
As of January 26, 2016, 92 state and federal Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court’s Engle decision as follows: 51 verdicts were returned in favor of plaintiffs; 39 verdicts were returned in favor of PM USA; and two verdicts that were initially returned in favor of plaintiffs were reversed on appeal and remain pending. See Smoking and Health Litigation - Engle Progeny Trial Court Results below for a discussion of these verdicts.
▪Judgments Paid and Provisions for Tobacco and Health Litigation Items (Including Engle Progeny Litigation): After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid in the aggregate judgments (and related costs and fees) totaling approximately $323 million and interest totaling approximately $144 million as of December 31, 2015. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $22 million, interest totaling approximately $3 million and payment of approximately $43 million in connection with the Federal Engle Agreement, discussed below.
The changes in Altria Group, Inc.’s accrued liability for tobacco and health litigation items, including related interest costs, for the years ended December 31, 2015, 2014 and 2013 were as follows:

(in millions)	2015	2014	2013
Accrued liability for tobacco and health litigation items at beginning of year	$39	$3	$—
Pre-tax charges for:
Tobacco and health judgments	84	11	18
Related interest costs	23	2	4
Agreement to resolve federal Engle progeny cases	43	—	—
Implementation of corrective communications remedy pursuant to the federal government’s lawsuit	—	31	—
Payments	(57)	(8)	(19)
Accrued liability for tobacco and health litigation items at end of year	$132	$39	$3
The accrued liability for tobacco and health litigation items, including related interest costs, was included in liabilities on Altria Group, Inc.’s consolidated balance sheets. Pre-tax charges for tobacco and health judgments, the agreement to resolve federal Engle progeny cases (discussed below under “Agreement to Resolve Federal Engle Progeny Cases”) and corrective communications were included in marketing, administration and research costs on Altria Group, Inc.’s consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net on Altria Group, Inc.’s consolidated statements of earnings.
▪Security for Judgments: To obtain stays of judgments pending current appeals, as of December 31, 2015, PM USA has posted various forms of security totaling approximately $77 million, the majority of which has been collateralized with cash deposits that are included in other assets on the consolidated balance sheet.
Smoking and Health Litigation
▪Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
▪Non-Engle Progeny Litigation: Summarized below are the non-Engle progeny smoking and health cases pending during 2015 in which verdicts were returned in favor of plaintiffs and against PM USA. Charts listing the verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.
Bullock: On December 10, 2015, a jury in the U.S. District Court for the Central District of California returned a verdict in favor of plaintiff, awarding $900,000 in compensatory damages. On January 8, 2016, the plaintiff moved for a new trial.
Schwarz: In March 2002, an Oregon jury awarded $168,500 in compensatory damages and $150 million in punitive damages against PM USA. In May 2002, the trial court reduced the punitive damages award to $100 million. In May 2006, the Oregon Court of Appeals affirmed the compensatory damages verdict, reversed the award of punitive damages and remanded the case to the trial court for a second trial to determine the amount of punitive damages, if any. In June 2010, the Oregon Supreme Court affirmed the court of appeals’ decision and remanded the case to the trial court for a new trial limited to the question of punitive damages. In December 2010, the Oregon Supreme Court reaffirmed its earlier ruling and awarded PM USA approximately $500,000 in costs. Trial on the amount of punitive damages began in January 2012. In February 2012, the jury awarded plaintiff $25 million in punitive damages. In July 2015, the Oregon Court of Appeals affirmed the judgment in favor of plaintiff and in September 2015, PM USA filed a petition for review with the Oregon Supreme Court, which the court denied on November 12, 2015. In the fourth quarter of 2015, PM USA recorded a provision on its consolidated balance sheet of approximately $34 million for the judgment plus interest and associated costs.
▪Federal Government’s Lawsuit: See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America health care cost recovery case.
▪Engle Class Action: In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed.
In May 2001, the trial court approved a stipulation providing that execution of the punitive damages component of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into an interest-bearing escrow account that, regardless of the outcome of the judicial review, was to be paid to the court and the court was to determine how to allocate or distribute it consistent with Florida Rules of Civil Procedure. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent. The court also reinstated compensatory damages awards totaling approximately $6.9 million to two individual plaintiffs and found that a third plaintiff’s claim was barred by the statute of limitations. In February 2008, PM USA paid approximately $3 million, representing its share of compensatory damages and interest, to the two individual plaintiffs identified in the Florida Supreme Court’s order.
In August 2006, PM USA sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion, including the ruling (described above) that certain jury findings have res judicata effect in subsequent individual trials timely brought by Engle class members. The rehearing motion also asked, among other things, that legal errors that were raised but not expressly ruled upon in the Florida Third District Court of Appeal or in the Florida Supreme Court now be addressed. Plaintiffs also filed a motion for rehearing in

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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August 2006 seeking clarification of the applicability of the statute of limitations to non-members of the decertified class. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In January 2007, the Florida Supreme Court issued the mandate from its revised opinion. Defendants then filed a motion with the Florida Third District Court of Appeal requesting that the court address legal errors that were previously raised by defendants but have not yet been addressed either by the Florida Third District Court of Appeal or by the Florida Supreme Court. In February 2007, the Florida Third District Court of Appeal denied defendants’ motion. In May 2007, defendants’ motion for a partial stay of the mandate pending the completion of appellate review was denied by the Florida Third District Court of Appeal. In May 2007, defendants filed a petition for writ of certiorari with the United States Supreme Court, which the United States Supreme Court denied later in 2007.
In February 2008, the trial court decertified the class, except for purposes of the May 2001 bond stipulation, and formally vacated the punitive damages award pursuant to the Florida Supreme Court’s mandate. In April 2008, the trial court ruled that certain defendants, including PM USA, lacked standing with respect to allocation of the funds escrowed under the May 2001 bond stipulation and would receive no credit at that time from the $500 million paid by PM USA against any future punitive damages awards in cases brought by former Engle class members.
In May 2008, the trial court, among other things, decertified the limited class maintained for purposes of the May 2001 bond stipulation and, in July 2008, severed the remaining plaintiffs’ claims except for those of Howard Engle. The only remaining plaintiff in the Engle case, Howard Engle, voluntarily dismissed his claims with prejudice.
▪Engle Progeny Cases: The deadline for filing Engle progeny cases, as required by the Florida Supreme Court’s Engle decision, expired in January 2008. As of January 26, 2016, approximately 3,040 state court cases were pending against PM USA or Altria Group, Inc. asserting individual claims by or on behalf of approximately 4,000 state court plaintiffs.  While the Federal Engle Agreement (discussed below) resolved nearly all Engle progeny cases pending in federal court, as of January 26, 2016, 23 cases were pending against PM USA in federal court representing the cases excluded from that agreement. Because of a number of factors, including, but not limited to, docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates.

▪Agreement to Resolve Federal Engle Progeny Cases: In February 2015, PM USA, R.J. Reynolds Tobacco Company (“R.J. Reynolds”) and Lorillard Tobacco Company (“Lorillard”) reached a tentative agreement to resolve approximately 415 pending federal Engle progeny cases (the “Federal Engle Agreement”). Under the terms of the Federal Engle Agreement, PM USA paid into escrow approximately $43 million in March 2015. PM USA recorded a pre-tax provision of approximately $43 million in the first quarter of 2015. Federal cases that were in trial as of February 25, 2015 and those that have previously reached final verdict were not included in the Federal Engle Agreement. The Federal Engle Agreement was conditioned on approval by all federal court plaintiffs in the cases resolved by the Federal Engle Agreement or as the parties otherwise agree. The parties satisfied all conditions and, in December 2015, the cases subject to the Federal Engle Agreement were dismissed, thereby entitling plaintiffs to the $43 million escrow amount.
▪Engle Progeny Trial Results: As of January 26, 2016, 92 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Fifty-one verdicts were returned in favor of plaintiffs and two verdicts (Graham and Skolnick) that were initially returned in favor of plaintiffs were reversed on appeal and remain pending.
Thirty-nine verdicts were returned in favor of PM USA, of which 30 were state cases (Gelep, Kalyvas, Gil de Rubio, Warrick, Willis, Russo (formerly Frazier), C. Campbell, Rohr, Espinosa, Oliva, Weingart, Junious, Szymanski, Hancock, D. Cohen, LaMotte, J. Campbell, Dombey, Haldeman, Blasco, Gonzalez, Banks, Surico, Baum, Bishop, Vila, McMannis, Collar, Suarez and Shulman) and 9 were federal cases (Gollihue, McCray, Denton, Wilder, Jacobson, Reider, Davis, Starbuck and Sowers). In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 26, 2016. The juries in the Reider and Banks cases returned zero damages verdicts in favor of PM USA. The juries in the Weingart and Hancock cases returned verdicts against PM USA awarding no damages, but the trial court in each case granted an additur. In the Russo case (formerly Frazier), however, the Florida Third District Court of Appeal reversed the judgment in defendants’ favor in April 2012 and remanded the case for a new trial. In April 2015, the Florida Supreme Court affirmed the reversal, rejecting defendants’ argument that the statute of repose applies to fraud and conspiracy claims in Engle progeny cases. In the trial court, the case was retried and, in April 2015, the jury returned a verdict in favor of defendants.
The charts below list the verdicts and post-trial developments in certain Engle progeny cases in which verdicts were returned in favor of plaintiffs (including Hancock, where the verdict originally was returned in favor of PM USA). The first chart lists such cases that are pending as of January 26, 2016; the second chart lists such cases that were pending within the previous 12 months, but that are now concluded.

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Notes to Consolidated Financial Statements
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Currently-Pending Cases
___________________________________________________________________________________________________
Plaintiff: Ledoux
Date:     December 2015

Verdict:
A Miami-Dade County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds awarding $10 million in compensatory damages and allocating 47% of the fault to PM USA. The jury also awarded plaintiff $12.5 million in punitive damages against each defendant.

Post-Trial Developments:
On January 4, 2016, PM USA and R.J. Reynolds filed various post-trial motions, including motions to set aside the verdict and for a new trial. On January 6, 2016, the trial court entered final judgment against PM USA and R.J. Reynolds without any deduction for plaintiff’s comparative fault.
___________________________________________________________________________________________________
Plaintiff: Barbose
Date:     November 2015

Verdict:
A Pasco County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds awarding $10 million in compensatory damages and allocating 42.5% of the fault to PM USA. The jury also awarded plaintiff $500,000 in punitive damages against each defendant.

Post-Trial Developments:
On November 23, 2015, the court entered final judgment in favor of plaintiff without any deduction for plaintiff’s comparative fault. On December 2, 2015, PM USA and R.J. Reynolds filed various post-trial motions, including motions to set aside the verdict and for a new trial, which the court denied on January 21, 2016.
___________________________________________________________________________________________________
Plaintiff: Tognoli
Date:     November 2015

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA awarding $1.05 million in compensatory damages and allocating 15% of the fault to PM USA (an amount of $157,500).

Post-Trial Developments:
On December 3, 2015, PM USA filed a motion to set aside the verdict and for judgment in accordance with its motion for directed verdict. On January 14, 2016, the trial court entered final judgment against PM USA with a deduction for plaintiff’s comparative fault. On January 15, 2016, plaintiff filed an appeal to the Florida Fourth District Court of Appeal. On January 19, 2016, the trial court denied PM USA’s post-trial motions and, on January 25, 2016, PM USA cross-appealed.
___________________________________________________________________________________________________
Plaintiff: Danielson
Date:     November 2015

Verdict:
An Escambia County jury returned a verdict in favor of plaintiff and against PM USA awarding $325,000 in compensatory damages and allocating 49% of the fault to PM USA. The jury also awarded plaintiff $325,000 in punitive damages.

Post-Trial Developments:
On November 17, 2015, plaintiff filed a motion to enforce the parties’ pretrial stipulation of $2.3 million in economic damages. The plaintiff also filed a motion for an additur or, in the alternative, for a new trial. On November 19, 2015, PM USA filed post-trial motions, including a motion concerning the proper form of judgment and for a new trial. On December 31, 2015, the trial court granted plaintiff’s motion for a new trial on damages and denied PM USA’s post-trial motions. On January 13, 2016, PM USA filed a notice of appeal to the Florida First District Court of Appeal.
___________________________________________________________________________________________________

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Plaintiff: Marchese
Date:     October 2015

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds awarding $1 million in compensatory damages and allocating 22.5% of the fault to PM USA. The jury also awarded plaintiff $250,000 in punitive damages against each defendant.

Post-Trial Developments:
In October 2015, defendants filed various post-trial motions, including motions to set aside the verdict and for a new trial. On November 5, 2015, the court entered final judgment in favor of plaintiff. The post-trial motions remain pending.
___________________________________________________________________________________________________
Plaintiff: Duignan
Date:     September 2015

Verdict:
A Pinellas County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds awarding $6 million in compensatory damages and allocating 37% of the fault to PM USA. The jury also awarded plaintiff $3.5 million in punitive damages against PM USA.

Post-Trial Developments:
In September 2015, the trial court entered final judgment without any deduction for plaintiff’s comparative fault, and PM USA filed various post-trial motions, including motions to set aside the verdict and for a new trial, which the court denied in October 2015. On November 12, 2015, PM USA and R.J. Reynolds filed a notice of appeal to the Florida Second District Court of Appeal and, on November 16, 2015, PM USA posted a bond in the amount of approximately $2.7 million.
___________________________________________________________________________________________________
Plaintiff: Cooper
Date:     September 2015

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds awarding $4.5 million in compensatory damages and allocating 10% of the fault to PM USA (an amount of $450,000).

Post-Trial Developments:
In September 2015, defendants filed various post-trial motions, including motions to set aside the verdict and for a directed verdict. On January 4, 2016, the trial court denied PM USA’s post-trial motions.
___________________________________________________________________________________________________
Plaintiff: Jordan
Date:     August 2015

Verdict:
A Duval County jury returned a verdict in favor of plaintiff and against PM USA awarding approximately $7.8 million in compensatory damages and allocating 60% of the fault to PM USA. The jury also awarded approximately $3.2 million in punitive damages.

Post-Trial Developments:
In August 2015, the trial court entered final judgment without any deduction for plaintiff’s comparative fault, but reduced the compensatory damages to approximately $6.4 million. PM USA filed various post-trial motions, including motions to set aside the verdict and for a new trial, which the court denied on December 3, 2015. On December 28, 2015, PM USA filed a notice of appeal to the Florida First District Court of Appeal.
___________________________________________________________________________________________________
Plaintiff: Merino
Date:     July 2015

Verdict:
A Miami-Dade County jury returned a verdict in favor of plaintiff and against PM USA awarding $8 million in compensatory damages and allocating 70% of the fault to PM USA. The jury also awarded $6.5 million in punitive damages.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Post-Trial Developments:
In August 2015, the trial court denied all post-trial motions, including motions to set aside the verdict and for a new trial, and entered final judgment without any deduction for plaintiff’s comparative fault. In September 2015, PM USA filed a notice of appeal to the Florida Third District Court of Appeal and posted a bond in the amount of $5 million.
___________________________________________________________________________________________________
Plaintiff: McCoy
Date:     July 2015

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Lorillard awarding $1.5 million in compensatory damages and allocating 20% of the fault to PM USA (an amount of $300,000). The jury also awarded $3 million in punitive damages against each defendant.

Post-Trial Developments:
In July 2015, defendants filed various post-trial motions, including motions to set aside the verdict and for a new trial. In August 2015, the trial court entered final judgment without any deduction for plaintiff’s comparative fault. On January 4, 2016, the trial court denied defendants’ post-trial motions and amended the final judgment to apply the comparative fault deduction. On January 20, 2016, defendants filed a notice of appeal to the Florida Fourth District Court of Appeal. On January 22, 2016, PM USA posted a bond in the amount of approximately $1.65 million.
___________________________________________________________________________________________________
Plaintiff: M. Brown
Date:     May 2015

Verdict:
In May 2015, a Duval County jury returned a verdict in favor of plaintiff and against PM USA in a partial retrial. In 2013, a jury returned a partial verdict against PM USA, but was deadlocked as to (i) the amount of compensatory damages, (ii) whether punitive damages should be awarded and, if so, (iii) the amount of punitive damages. In the partial retrial, the jury was asked to address these issues. In May 2015, the jury awarded $6.375 million in compensatory damages, but did not award any punitive damages.

Post-Trial Developments:
In May 2015, the trial court entered final judgment without any deduction for plaintiff’s comparative fault, and PM USA posted a bond in the amount of $5 million. Additionally, PM USA filed post-trial motions, including motions to set aside the verdict and for a new trial, as well as filed a notice of appeal to the Florida First District Court of Appeal. In August 2015, the trial court denied the last of PM USA’s post-trial motions and plaintiff cross-appealed.
___________________________________________________________________________________________________
Plaintiff: Gore
Date:     March 2015

Verdict:
An Indian River County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds awarding $2 million in compensatory damages and allocating 23% of the fault to PM USA (an amount of $460,000).

Post-Trial Developments:
In April 2015, defendants filed post-trial motions, including motions to set aside the verdict and for a new trial. In September 2015, the trial court entered final judgment with a deduction for plaintiff’s comparative fault. In October 2015, defendants filed a notice of appeal to the Florida Fourth District Court of Appeal and PM USA subsequently posted a bond in the amount of $460,000.
____________________________________________________________________________________________________
Plaintiff: Pollari
Date:     March 2015

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds awarding $10 million in compensatory damages and allocating 42.5% of the fault to PM USA (an amount of $4.25 million). The jury also awarded $1.5 million in punitive damages against each defendant.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Post-Trial Developments:
In April 2015, defendants filed post-trial motions, including motions to set aside the verdict and for a new trial, and the trial court entered final judgment without any deduction for plaintiff’s comparative fault. On January 4, 2016, the trial court denied defendants’ post-trial motions and amended the final judgment to apply the comparative fault deduction. On January 27, 2016, defendants filed a notice of appeal to the Florida Fourth District Court of Appeal.
___________________________________________________________________________________________________

Plaintiff: Zamboni
Date:     February 2015

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds awarding $340,000 in compensatory damages and allocating 10% of the fault to PM USA (an amount of $34,000).

Post-Trial Developments:
In April 2015, PM USA and R.J. Reynolds filed a motion for judgment in defendants’ favor in accordance with the Eleventh Circuit’s decision in Graham. In June 2015, the trial court stayed the case pending the Eleventh Circuit’s final disposition in the Graham case, discussed below.
____________________________________________________________________________________________________
Plaintiff: Caprio
Date:     February 2015

Verdict:
A Broward County jury returned a partial verdict in favor of plaintiff and against PM USA, R.J. Reynolds, Lorillard and Liggett Group LLC (“Liggett Group”). The jury found against defendants on class membership, allocating 25% of the fault to PM USA. The jury also found $559,172 in economic damages. The jury deadlocked with respect to the intentional torts, certain elements of compensatory damages and punitive damages.

Post-Trial Developments:
In March 2015, PM USA filed post-trial motions, including motions to set aside the partial verdict and for a new trial. In May 2015, the court denied all of PM USA’s post-trial motions and defendants filed a notice of appeal to the Florida Fourth District Court of Appeal.
____________________________________________________________________________________________________
Plaintiff: McKeever
Date:     February 2015

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA awarding approximately $5.8 million in compensatory damages and allocating 60% of the fault to PM USA. The jury also awarded plaintiff approximately $11.63 million in punitive damages. However, the jury found in favor of PM USA on the statute of repose defense to plaintiff’s intentional tort and punitive damages claims.

Post-Trial Developments:
In March 2015, PM USA filed various post-trial motions, including motions to set aside the verdict and motions for a new trial. In April 2015, the trial court entered final judgment without any deduction for plaintiff’s comparative fault. In June 2015, the trial court denied PM USA’s post-trial motions, and PM USA posted a bond in the amount of $5 million. PM USA also filed a notice of appeal to the Florida Fourth District Court of Appeal in June 2015.
___________________________________________________________________________________________________
Plaintiff: D. Brown
Date:     January 2015

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict against PM USA awarding plaintiff approximately $8.3 million in compensatory damages and allocating 55% of the fault to PM USA. The jury also awarded plaintiff $9 million in punitive damages.

Post-Trial Developments:

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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In February 2015, the trial court entered final judgment without any deduction for plaintiff’s comparative fault. In March 2015, PM USA filed various post-trial motions, including motions to alter or amend the judgment and for a new trial or, in the alternative, remittitur of the damages awards, all of which the court denied. In July 2015, PM USA filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit. In August 2015, the Court of Appeals granted PM USA’s motion to stay the appeal pending disposition of Graham.
____________________________________________________________________________________________________

Plaintiff: Allen
Date:     November 2014

Verdict:
A Duval County jury returned a verdict against PM USA and R.J. Reynolds awarding plaintiff approximately $3.1 million in compensatory damages and allocating 6% of the fault to PM USA. The jury also awarded approximately $7.76 million in punitive damages against each defendant. This was a retrial of a 2011 trial that awarded plaintiff $6 million in compensatory damages and $17 million in punitive damages against each defendant.

Post-Trial Developments:
In December 2014, defendants filed various post-trial motions, including motions to set aside the verdict and motions for a new trial, which the court denied in July 2015. In August 2015, the trial court entered final judgment without any deduction for plaintiff’s comparative fault. Defendants filed a notice of appeal to the Florida First District Court of Appeal in September 2015 and PM USA posted a bond in the amount of approximately $2.5 million.
____________________________________________________________________________________________________
Plaintiff: Perrotto
Date:     November 2014

Verdict:
A Palm Beach County jury returned a verdict against PM USA, R.J. Reynolds, Lorillard and Liggett Group awarding plaintiff approximately $4.1 million in compensatory damages and allocating 25% of the fault to PM USA (an amount of approximately $1.02 million).

Post-Trial Developments:
In December 2014, the trial court entered final judgment with a deduction for plaintiff’s comparative fault, and plaintiff filed a motion for a new trial. In addition, in December 2014, defendants filed various post-trial motions, including motions to set aside the verdict and motions for a new trial.
____________________________________________________________________________________________________
Plaintiff: Boatright
Date:     November 2014

Verdict:
A Polk County jury returned a verdict against PM USA and Liggett Group awarding plaintiff $15 million in compensatory damages and allocating 85% of the fault to PM USA (an amount of approximately $12.75 million). In addition, in November 2014, the jury awarded plaintiff approximately $19.7 million in punitive damages against PM USA and $300,000 in punitive damages against Liggett Group.

Post-Trial Developments:
In November 2014, PM USA filed various post-trial motions and, in January 2015, the trial court denied PM USA’s motions for a new trial and for remittitur, but entered final judgment with a deduction for plaintiff’s comparative fault. In February 2015, defendants filed a notice of appeal to the Florida Second District Court of Appeal, and PM USA posted a bond in the amount of $3.98 million.
____________________________________________________________________________________________________
Plaintiff: Kerrivan
Date:     October 2014

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict against PM USA and R.J. Reynolds awarding plaintiff $15.8 million in compensatory damages and allocating 50% of the fault to PM USA. The jury also awarded plaintiff $25.3 million in punitive damages and allocated $15.7 million to PM USA.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Post-Trial Developments:
The trial court entered final judgment without any deduction for plaintiff’s comparative fault. In December 2014, defendants filed various post-trial motions, including a renewed motion for judgment or for a new trial. Plaintiff agreed to waive the bond for the appeal. In May 2015, the trial court deferred further briefing on the post-trial motions pending the Eleventh Circuit’s final disposition in the Graham and Searcy cases, discussed below.
___________________________________________________________________________________________________

Plaintiff: Lourie
Date:     October 2014

Verdict:
A Hillsborough County jury returned a verdict against PM USA, R.J. Reynolds and Lorillard awarding plaintiff approximately $1.37 million in compensatory damages and allocating 27% of the fault to PM USA (an amount of approximately $370,000).

Post-Trial Developments:
In October 2014, defendants filed a motion for judgment and a motion for a new trial. In November 2014, the trial court denied defendants’ post-trial motions and entered final judgment with a deduction for plaintiff’s comparative fault. Later in November 2014, defendants filed a notice of appeal to the Florida Second District Court of Appeal, and PM USA posted a bond in the amount of $370,318.
____________________________________________________________________________________________________
Plaintiff: Berger
Date:     September 2014

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict against PM USA awarding plaintiff $6.25 million in compensatory damages and allocating 60% of the fault to PM USA. The jury also awarded $20.76 million in punitive damages.

Post-Trial Developments:
The trial court entered final judgment in September 2014 without any deduction for plaintiff’s comparative fault. In October 2014, plaintiff agreed to waive the bond for the appeal. Also in October 2014, PM USA filed a motion for a new trial or, in the alternative, remittitur of the jury’s damages awards. In April 2015, the trial court granted PM USA’s post-verdict motion in part and vacated the punitive damages award. With respect to the compensatory damages award, the court stayed the judgment pending the Eleventh Circuit’s final disposition in the Graham case, discussed below. In May 2015, plaintiff filed a motion for reconsideration of the order on the post-verdict motion, which the court denied and lifted the stay on November 18, 2015. On November 19, 2015, the court entered final judgment with a deduction for plaintiff’s comparative fault. On November 23, 2015, PM USA filed a motion to continue to stay the judgment pending final disposition in Graham, which the court denied on November 24, 2015. On December 18, 2015, PM USA filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit.
___________________________________________________________________________________________________
Plaintiff: Harris
Date:    July 2014

Verdict:
The U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Lorillard awarding approximately $1.73 million in compensatory damages and allocating 15% of the fault to PM USA.

Post-Trial Developments:
Defendants filed motions for a defense verdict because the jury’s findings indicated that plaintiff was not a member of the Engle class. In December 2014, the trial court entered final judgment without any deduction for plaintiff’s comparative fault and, in January 2015, defendants filed a renewed motion for judgment as a matter of law or, in the alternative, a motion for a new trial. Defendants also filed a motion to alter or amend the final judgment. In April 2015, the trial court stayed the post-trial proceedings pending the Eleventh Circuit’s final disposition in the Graham case, discussed below.
___________________________________________________________________________________________________
Plaintiff: Griffin
Date:    June 2014

Verdict:

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA awarding approximately $1.27 million in compensatory damages and allocating 50% of the fault to PM USA (an amount of approximately $630,000).

Post-Trial Developments:
The trial court entered final judgment against PM USA in July 2014 with a deduction for plaintiff’s comparative fault. In August 2014, PM USA filed a motion to amend the judgment to reduce plaintiff’s damages by the amount paid by collateral sources, which the court denied in September 2014. In October 2014, PM USA posted a bond in the amount of $640,543 and filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit. In May 2015, the Eleventh Circuit stayed the appeal pending final disposition in the Graham case, discussed below. __________________________________________________________________________________________________
Plaintiff: Burkhart
Date:    May 2014

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Lorillard awarding $5 million in compensatory damages and allocating 15% of the fault to PM USA. The jury also awarded plaintiff $2.5 million in punitive damages, allocating $750,000 to PM USA.

Post-Trial Developments:
In July 2014, defendants filed post-trial motions, including a renewed motion for judgment or, alternatively, for a new trial or remittitur of the damages awards, which the court denied in September 2014. The trial court entered final judgment without any deduction for plaintiff’s comparative fault. In October 2014, defendants filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit.
___________________________________________________________________________________________________
Plaintiff: Bowden
Date:    March 2014

Verdict:
A Duval County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded plaintiff $5 million in compensatory damages and allocated 30% of the fault to PM USA (an amount of $1.5 million).

Post-Trial Developments:
The trial court entered final judgment in March 2014 with a deduction for plaintiff’s comparative fault. In April 2014, defendants filed post-trial motions, including motions for a new trial and to set aside the verdict. In May 2014, the court denied defendants’ post-trial motions. In June 2014, defendants filed a notice of appeal to the Florida First District Court of Appeal, and PM USA posted a bond in the amount of $1.5 million.
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Plaintiff: Greene (formerly Rizzuto)
Date:    August 2013

Verdict:
A Hernando County jury returned a verdict in favor of plaintiff and against PM USA and Liggett Group. The jury awarded plaintiff $12.55 million in compensatory damages and allocated 55% of the fault to PM USA.

Post-Trial Developments:
In September 2013, defendants filed post-trial motions, including a motion to reduce damages. In September 2013, the trial court granted a remittitur in part on economic damages, which the court reduced from $2.55 million to $1.1 million for a total award of $11.1 million in compensatory damages. The trial court entered final judgment without a deduction for plaintiff’s comparative fault. The court denied all other motions except for defendants’ motion for a juror interview, which was granted. In October 2013, defendants filed a notice of appeal to the Florida Fifth District Court of Appeal, which ordered resolution of the juror issue prior to appeal. In December 2013, subsequent to the juror interview, the court entered an order that granted no relief with respect to the alleged misconduct of the juror. In July 2015, the Florida Fifth District Court of Appeal found that the trial court should have applied the comparative fault deduction to the compensatory damages award. As a result, the judgment against PM USA was reduced to approximately $6.1 million. In September 2015, the Fifth District Court of Appeal denied PM USA’s motion for rehearing. In October 2015, PM USA posted a bond in the amount of $6.1 million. In the third quarter of 2015, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $6.7 million for the judgment plus interest and associated costs.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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___________________________________________________________________________________________________
Plaintiff: Skolnick
Date:    June 2013

Verdict:
A Palm Beach County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded plaintiff $2.555 million in compensatory damages and allocated 30% of the fault to each defendant (an amount of $766,500).

Post-Trial Developments:
In June 2013, defendants and plaintiff filed post-trial motions. The trial court entered final judgment with a deduction for plaintiff’s comparative fault. In November 2013, the trial court denied plaintiff’s post-trial motion and, in December 2013, denied defendants’ post-trial motions. Defendants filed a notice of appeal to the Florida Fourth District Court of Appeal, and plaintiffs cross-appealed in December 2013. Also in December 2013, PM USA posted a bond in the amount of $766,500. In July 2015, the District Court of Appeal reversed the compensatory damages award and ordered judgment in favor of defendants on the strict liability and negligence claims, but remanded plaintiff’s conspiracy and concealment claims for a new trial. In August 2015, defendants filed a motion for rehearing, and plaintiff filed a motion for clarification, which the District Court of Appeal denied in September 2015.
____________________________________________________________________________________________________
Plaintiff: Starr-Blundell
Date:    June 2013

Verdict:
A Duval County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded plaintiff $500,000 in compensatory damages and allocated 10% of the fault to each defendant (an amount of $50,000).

Post-Trial Developments:
In June 2013, the defendants filed a motion to set aside the verdict and to enter judgment in accordance with their motion for directed verdict or, in the alternative, for a new trial, which was denied in October 2013. In November 2013, the trial court entered final judgment with a deduction for plaintiff’s comparative fault. In December 2013, plaintiff filed a notice of appeal to the Florida First District Court of Appeal. Plaintiff agreed to waive the bond for the appeal. In May 2015, the Florida First District Court of Appeal affirmed the final judgment. In June 2015, plaintiff filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In July 2015, the Florida Supreme Court stayed the case pending the outcome of Soffer, discussed below.

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Plaintiff: Graham
Date:    May 2013

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $2.75 million in compensatory damages and allocated 10% of the fault to PM USA (an amount of $275,000).

Post-Trial Developments:
In June 2013, defendants filed several post-trial motions, including motions for judgment as a matter of law and for a new trial, which the trial court denied in September 2013. The trial court entered final judgment with a deduction for plaintiff’s comparative fault. In October 2013, defendants filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit arguing that Engle progeny plaintiffs’ product liability claims are impliedly preempted by federal law, and PM USA posted a bond in the amount of $277,750. In April 2015, the U.S. Court of Appeals for the Eleventh Circuit found in favor of defendants on the basis of federal preemption, reversed the trial court’s denial of judgment as a matter of law, and plaintiff filed a petition for rehearing en banc or panel rehearing. On January 21, 2016, the Eleventh Circuit granted a rehearing en banc.
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Plaintiff: Searcy
Date:    April 2013

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $6 million in compensatory damages (allocating 30% of the fault to each defendant) and $10 million in

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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punitive damages against each defendant.

Post-Trial Developments:
In June 2013, the trial court entered final judgment without any deduction for plaintiff’s comparative fault. In July 2013, defendants filed various post-trial motions, including motions requesting reductions in damages. In September 2013, the district court reduced the compensatory damages award to $1 million and the punitive damages award to $1.67 million against each defendant. The district court denied all other post-trial motions. Plaintiffs filed a motion to reconsider the district court’s remittitur and, in the alternative, to certify the issue to the U.S. Court of Appeals for the Eleventh Circuit, both of which the court denied in October 2013. In November 2013, defendants filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit. In December 2013, defendants filed an amended notice of appeal after the district court corrected a clerical error in the final judgment, and PM USA posted a bond in the amount of approximately $2.2 million. ____________________________________________________________________________________________________
Plaintiff: Buchanan
Date:     December 2012

Verdict:
A Leon County jury returned a verdict in favor of plaintiff and against PM USA and Liggett Group. The jury awarded $5.5 million in compensatory damages and allocated 37% of the fault to each of the defendants.

Post-Trial Developments:
In December 2012, defendants filed several post-trial motions, including motions for a new trial and to set aside the verdict. In March 2013, the trial court denied all motions and entered final judgment against PM USA and Liggett Group without any deduction for plaintiff’s comparative fault. In April 2013, defendants filed a notice of appeal to the Florida First District Court of Appeal, and PM USA posted a bond in the amount of $2.5 million. In July 2014, the Florida First District Court of Appeal affirmed the judgment, but certified to the Florida Supreme Court the issue of the statute of repose, which was before the court in Hess. In August 2014, defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In September 2014, the Florida Supreme Court stayed the case pending the outcome of Hess. In April 2015, the Florida Supreme Court rejected the statute of repose defense in Hess, and PM USA moved for a rehearing. In September 2015, the Florida Supreme Court denied PM USA’s rehearing petition in Hess. In the third quarter of 2015, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $4.1 million for the judgment plus interest and associated costs.
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Plaintiff: Hancock
Date:     August 2012

Verdict:
A Broward County jury returned a verdict in the amount of zero damages and allocated 5% of the fault to each of the defendants (PM USA and R.J. Reynolds). The trial court granted an additur of approximately $110,000, which is subject to the jury’s comparative fault finding.

Post-Trial Developments:
In August 2012, defendants moved to set aside the verdict and to enter judgment in accordance with their motion for directed verdict. Defendants also moved to reduce damages, which motion the court granted. The trial court granted defendants’ motion to set off the damages award by the amount of economic damages paid by third parties, which will reduce further any final award. In October 2012, the trial court entered final judgment with a deduction for plaintiff’s comparative fault (PM USA’s portion of the damages was approximately $700) and PM USA filed a motion to amend the judgment to award PM USA attorneys’ fees of approximately $20,000. In November 2012, both sides filed notices of appeal to the Florida Fourth District Court of Appeal. Plaintiff agreed to waive the bond for the appeal. In April 2015, the Florida Fourth District Court of Appeal affirmed the trial court’s verdict. In May 2015, plaintiff filed a motion for rehearing and for a written opinion and rehearing en banc, which the Court of Appeal denied in June 2015. PM USA’s motion for a fee award remains pending.
____________________________________________________________________________________________________
Plaintiff: Calloway
Date:     May 2012

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds, Lorillard and Liggett Group. The jury awarded approximately $21 million in compensatory damages and allocated 25% of the fault against PM USA. The jury also

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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awarded approximately $17 million in punitive damages against PM USA, approximately $17 million in punitive damages against R.J. Reynolds, approximately $13 million in punitive damages against Lorillard and approximately $8 million in punitive damages against Liggett Group.

Post-Trial Developments:
In May and June 2012, defendants filed motions to set aside the verdict and for a new trial. In August 2012, the trial court denied the remaining post-trial motions, reduced the compensatory damages to $16.1 million and entered final judgment without any deduction for plaintiff’s comparative fault. In September 2012, PM USA posted a bond in an amount of $1.5 million and defendants filed a notice of appeal to the Florida Fourth District Court of Appeal. In August 2013, plaintiff filed a motion to determine the sufficiency of the bond in the trial court on the ground that the bond cap statute is unconstitutional, which the court denied. On January 6, 2016, the Florida Fourth District Court of Appeal vacated the punitive damages award and remanded the case for retrial on plaintiff’s claims of concealment and conspiracy, and punitive damages. The court also found that the trial court should have applied the comparative fault deduction, reducing the compensatory damages against PM USA to $4.025 million.
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Plaintiff: Hallgren
Date:     January 2012

Verdict:
A Highland County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded approximately $2 million in compensatory damages and allocated 25% of the fault to PM USA (an amount of approximately $500,000). The jury also awarded $750,000 in punitive damages against each of the defendants.

Post-Trial Developments:
The trial court entered final judgment in March 2012 with a deduction for plaintiff’s comparative fault. In April 2012, PM USA posted a bond in an amount of approximately $1.25 million. In May 2012, defendants filed a notice of appeal to the Florida Second District Court of Appeal. In October 2013, the Second District Court of Appeal affirmed the judgment. In November 2013, defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In June 2014, the Florida Supreme Court stayed the case pending the outcome of Russo (presenting the same statute of repose issue as Hess). In April 2015, the Florida Supreme Court rejected the statute of repose defense in the Hess and Russo cases, and defendants moved for a rehearing. Additionally, in April 2015, the Florida Supreme Court stayed the case pending the outcome of Soffer (presenting the issue of whether Engle progeny plaintiffs may seek punitive damages on their negligence and strict liability claims). In September 2015, the Florida Supreme Court denied PM USA’s rehearing petition in Hess and Russo. In October 2015, the Florida Supreme Court lifted its stay of the case and ordered defendants to show cause why the court should not decline to exercise jurisdiction, to which defendants responded. On January 12, 2016, the Florida Supreme Court denied defendants’ petition for discretionary review. On January 20, 2016, PM USA amended its bond to post an additional amount of approximately $500,000. In the first quarter of 2016, PM USA will record a provision on its condensed consolidated balance sheet of approximately $2.2 million for the judgment plus interest, fees and associated costs.
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Plaintiff: Kayton (formerly Tate)
Date:     July 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded $8 million in compensatory damages and allocated 64% of the fault to PM USA (an amount of approximately $5.1 million). The jury also awarded approximately $16.2 million in punitive damages against PM USA.

Post-Trial Developments:
In August 2010, the trial court entered final judgment with a deduction for plaintiff’s comparative fault, and PM USA filed its notice of appeal and posted a $5 million bond. In November 2012, the Florida Fourth District Court of Appeal reversed the punitive damages award and remanded the case for a new trial on plaintiff’s conspiracy claim. PM USA filed a motion for rehearing, which was denied in January 2013. In January 2013, plaintiff and defendant each filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In June 2013, the Florida Supreme Court stayed the appeal pending the outcome of Hess. In April 2015, the Florida Supreme Court rejected the statute of repose defense in Hess, and PM USA moved for a rehearing. In September 2015, the Florida Supreme Court denied PM USA’s rehearing petition in Hess. In the third quarter of 2015, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $28.2 million for the judgment plus interest and associated costs.
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Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Plaintiff: Putney
Date:     April 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Liggett Group. The jury awarded approximately $15.1 million in compensatory damages and allocated 15% of the fault to PM USA (an amount of approximately $2.3 million). The jury also awarded $2.5 million in punitive damages against PM USA.

Post-Trial Developments:
In August 2010, the trial court entered final judgment with a deduction for plaintiff’s comparative fault. PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and, in November 2010, posted a $1.6 million bond. In June 2013, the Fourth District Court of Appeal reversed and remanded the case for further proceedings, holding that the trial court erred in (1) not reducing the compensatory damages award as excessive and (2) not instructing the jury on the statute of repose in connection with plaintiff’s conspiracy claim that resulted in the $2.5 million punitive damages award. In July 2013, plaintiff filed a motion for rehearing, which the Fourth District Court of Appeal denied in August 2013. In September 2013, both parties filed notices to invoke the discretionary jurisdiction of the Florida Supreme Court. In December 2013, the Florida Supreme Court stayed the appeal pending the outcome of the Hess case. In April 2015, the Florida Supreme Court rejected the statute of repose defense in Hess, and PM USA moved for a rehearing. In September 2015, the Florida Supreme Court denied PM USA’s rehearing petition in Hess. The case remains subject to further proceedings on compensatory damages in the trial court.
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Plaintiff: R. Cohen
Date:     March 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $10 million in compensatory damages and allocated 33 1/3% of the fault to PM USA (an amount of approximately $3.3 million). The jury also awarded a total of $20 million in punitive damages, assessing separate $10 million awards against each defendant.

Post-Trial Developments:
In July 2010, the trial court entered final judgment with a deduction for plaintiff’s comparative fault. In August 2010, PM USA filed its notice of appeal. In October 2010, PM USA posted a $2.5 million bond. In September 2012, the Florida Fourth District Court of Appeal affirmed the compensatory damages award but reversed and remanded the punitive damages verdict. The Fourth District returned the case to the trial court for a new jury trial on plaintiff’s fraudulent concealment claim. In January 2013, plaintiff and defendants each filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In February 2013, the Fourth District granted defendants’ motion to stay the mandate. In March 2013, plaintiff filed a motion for review of the stay order with the Florida Supreme Court, which was denied in April 2013. In June 2013, plaintiff moved to consolidate with Hess and Kayton, which defendants did not oppose, but in October 2013, plaintiff withdrew the motion for consolidation. In February 2014, the Florida Supreme Court stayed the appeal pending the outcome of the Hess case. In April 2015, the Florida Supreme Court rejected the statute of repose defense in Hess, and PM USA moved for a rehearing. In September 2015, the Florida Supreme Court denied PM USA’s rehearing petition in Hess. In the third quarter of 2015, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $17.9 million for the judgment plus interest and associated costs.
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Plaintiff: Naugle
Date:     November 2009

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded approximately $56.6 million in compensatory damages and $244 million in punitive damages. The jury allocated 90% of the fault to PM USA.

Post-Trial Developments:
In March 2010, the trial court entered final judgment reflecting a reduced award of approximately $13 million in compensatory damages and $26 million in punitive damages, but without any deduction for plaintiff’s comparative fault. In April 2010, PM USA filed its notice of appeal and posted a $5 million bond. In August 2010, upon the motion of PM USA, the trial court entered an amended final judgment of approximately $12.3 million in compensatory damages and approximately $24.5 million in punitive damages to correct a clerical error. In June 2012, the Fourth District Court of Appeal affirmed the amended final judgment. In July 2012, PM USA filed a motion for rehearing. In December 2012, the Fourth District withdrew its prior decision, reversed the verdict

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as to compensatory and punitive damages and returned the case to the trial court for a new trial on the question of damages. Upon retrial on the question of damages, in October 2013, the new jury awarded approximately $3.7 million in compensatory damages and $7.5 million in punitive damages. In October 2013, PM USA filed post-trial motions, which the trial court denied in April 2014. In May 2014, PM USA filed a notice of appeal to the Fourth District Court of Appeal and plaintiff cross-appealed. Also in May 2014, PM USA filed a rider with the Florida Supreme Court to make the previously-posted Naugle bond applicable to the retrial judgment. On January 6, 2016, the Fourth District Court of Appeal reversed the trial court’s decision and remanded the case to the trial court to conduct a juror interview.
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Plaintiff: Hess
Date:     February 2009

Verdict:
A Broward County jury found in favor of plaintiff and against PM USA. The jury awarded $3 million in compensatory damages and allocated 42% of the fault to PM USA (an amount of approximately $1.2 million). The jury also awarded $5 million in punitive damages.

Post-Trial Developments:
In June 2009, the trial court entered final judgment with a deduction for plaintiff’s comparative fault. PM USA filed a notice of appeal to the Florida Fourth District Court of Appeal and posted a $7 million bond in July 2009. In May 2012, the Fourth District reversed and vacated the punitive damages award on the basis that it was barred by the statute of repose and affirmed the judgment in all other respects, upholding the compensatory damages award of $1.26 million. In June 2012, both parties filed rehearing motions with the Fourth District, which were denied in September 2012. In October 2012, PM USA and plaintiff filed notices to invoke the Florida Supreme Court’s discretionary jurisdiction. In the first quarter of 2013, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $3.2 million for the compensatory damages component of the judgment plus interest and associated costs. In June 2013, the Florida Supreme Court accepted jurisdiction of plaintiff’s petition for review, but declined to accept jurisdiction of PM USA’s petition. In April 2015, the Florida Supreme Court rejected the statute of repose defense and reinstated the punitive damages award against PM USA, and PM USA moved for a rehearing. In September 2015, the Florida Supreme Court denied PM USA’s rehearing petition. In the third quarter of 2015, PM USA recorded an additional provision on its condensed consolidated balance sheet of approximately $6.6 million for the punitive damages component of the judgment plus interest and associated costs.
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Concluded Cases
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Plaintiff: Goveia
Date:    February 2014

Verdict:
An Orange County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $850,000 in compensatory damages and allocated 35% of the fault against each defendant. The jury also awarded $2.25 million in punitive damages against each defendant.

Post-Trial Developments:
In February 2014, defendants filed post-trial motions, including motions to set aside the verdict and for a new trial. In April 2014, the court denied defendants’ motions without a deduction for plaintiff’s comparative fault. In April 2014, defendants filed a notice of appeal to the Florida Fifth District Court of Appeal. In May 2014, PM USA posted a bond in the amount of $2.5 million. In June 2015, the Fifth District Court of Appeal affirmed without opinion the trial court’s judgment in favor of plaintiff. On August 3, 2015, the Fifth District Court of Appeal denied PM USA’s motion to issue a written opinion. In the third quarter of 2015, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $3.2 million for the judgment plus interest and associated costs, and paid this amount in August 2015.
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Plaintiff: Ruffo
Date:    May 2013

Verdict:

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A Miami-Dade County jury returned a verdict in favor of plaintiff and against PM USA and Lorillard. The jury awarded plaintiff $1.5 million in compensatory damages and allocated 12% of the fault to PM USA (an amount of $180,000).

Post-Trial Developments:
In May 2013, defendants filed several post-trial motions, including motions for a new trial and to set aside the verdict, which the trial court denied in October 2013 and entered final judgment in favor of plaintiff with a deduction for plaintiff’s comparative fault. In October 2013, PM USA and Lorillard appealed to the Florida Third District Court of Appeal, and PM USA posted a bond in the amount of $180,000. In November 2014, the Florida Third District Court of Appeal affirmed the final judgment and, in the fourth quarter of 2014, PM USA recorded a provision on its consolidated balance sheet of approximately $193,000 for the judgment plus interest. In June 2015, PM USA paid the judgment plus interest and associated costs in the amount of $200,212.
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Plaintiff: Cuculino
Date:    January 2014

Verdict:
A Miami-Dade County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded plaintiff $12.5 million in compensatory damages and allocated 40% of the fault to PM USA (an amount of $5 million).

Post-Trial Developments:
In January 2014, the court entered final judgment against PM USA with a deduction for plaintiff’s comparative fault, and PM USA filed post-trial motions, including motions to set aside the verdict and for a new trial. In March 2014 and April 2014, the court denied PM USA’s post-trial motions. Also in April 2014, PM USA filed a notice of appeal to the Florida Third District Court of Appeal, plaintiff cross-appealed and PM USA posted a bond in the amount of $5 million. In May 2015, the Florida Third District Court of Appeal affirmed the final judgment. In the second quarter of 2015, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $5.3 million for the judgment plus interest and associated costs and paid this amount in June 2015.
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Plaintiff: Landau
Date:     February 2015

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Lorillard awarding $100,000 in compensatory damages. One defendant settled the case, which resolved all claims against all defendants, including PM USA.
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▪Engle Progeny Appellate Issues: Three Florida federal district courts (in the Merlob, B. Brown and Burr cases) ruled in 2008 that the findings in the first phase of the Engle proceedings cannot be used to satisfy elements of plaintiffs’ claims, and two of those rulings (B. Brown and Burr) were certified by the trial court for interlocutory review. The certification in both cases was granted by the U.S. Court of Appeals for the Eleventh Circuit and the appeals were consolidated. The appeal in Burr was dismissed for lack of prosecution, and the case was ultimately dismissed on statute of limitations grounds.
In July 2010, the Eleventh Circuit ruled in B. Brown that, as a matter of Florida law, plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. The Eleventh Circuit did not reach the issue of whether the use of the Engle findings violates defendants’ due process rights. Rather, the court held that plaintiffs may only use the findings to establish those specific facts, if any, that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made.
After the remand of B. Brown, several state appellate rulings superseded the Eleventh Circuit’s ruling on Florida state law. These cases include Martin, a case against R.J. Reynolds in Escambia County, and J. Brown, a case against R.J. Reynolds in Broward County. In December 2011, petitions for writ of certiorari were filed with the United States Supreme Court by R.J. Reynolds in Campbell, Martin, Gray and Hall and by PM USA and Liggett Group in Campbell. The United States Supreme Court denied defendants’ certiorari petitions in March 2012.
In Douglas, in March 2012, the Florida Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings with respect to strict liability claims but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants’ federal due process rights. In March 2013, the Florida Supreme Court affirmed the final judgment entered in favor of plaintiff upholding the use of the Engle

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jury findings with respect to strict liability and negligence claims. PM USA filed its petition for writ of certiorari with the United States Supreme Court in August 2013, which the court denied in October 2013.
Meanwhile, in the Waggoner case, the U.S. District Court for the Middle District of Florida ruled in December 2011 that application of the Engle findings to establish the wrongful conduct elements of plaintiffs’ claims consistent with Martin or J. Brown did not violate defendants’ due process rights.  PM USA and the other defendants sought appellate review of the due process ruling. In February 2012, the district court denied the motion for interlocutory appeal, but did apply the ruling to all active pending federal Engle progeny cases. As a result, R.J. Reynolds appealed the rulings in the Walker and Duke cases to the Eleventh Circuit, which ultimately rejected the due process defense. In March 2014, R.J. Reynolds filed petitions for writ of certiorari to the United States Supreme Court in the Walker and Duke cases, as well as in J. Brown. Defendants filed petitions for writ of certiorari in eight other Engle progeny cases that were tried in Florida state courts, including one case, Barbanell, in which PM USA was the defendant. In these eight petitions, defendants asserted questions similar to those in Walker, Duke and J. Brown. In June 2014, the United States Supreme Court denied defendants’ petitions for writ of certiorari in all 11 cases.
In Graham, an Engle progeny case against PM USA and R.J. Reynolds on appeal to the U.S. Court of Appeals for the Eleventh Circuit, defendants argued that the Engle progeny plaintiffs’ product liability claims are impliedly preempted by federal law. In April 2015, the U.S. Court of Appeals for the Eleventh Circuit found in favor of defendants on the basis of federal preemption, reversing the trial court’s denial of judgment as a matter of law. Also in April 2015, plaintiff filed a petition for rehearing en banc, which the Eleventh Circuit granted on January 21, 2016. On January 6, 2016, in Marotta, a case against R.J. Reynolds on appeal to the Florida Fourth District Court of Appeal, the court rejected R.J. Reynolds’s federal preemption defense, but noted the conflict with Graham and certified the preemption question to the Florida Supreme Court.
In Searcy, an Engle progeny case against PM USA and R.J. Reynolds on appeal to the Eleventh Circuit, defendants argued that application of the Engle findings to the Engle progeny plaintiffs’ concealment and conspiracy claims violated defendants’ due process rights. The appeal is pending.
In Soffer, an Engle progeny case against R.J. Reynolds, the Florida First District Court of Appeal held that Engle progeny plaintiffs can recover punitive damages only on their intentional tort claims. In February 2014, the Florida Supreme Court accepted jurisdiction over plaintiff’s appeal from the Florida First District Court of Appeal’s holding and heard oral argument in December 2014.
In Ciccone, an Engle progeny case against R.J. Reynolds,

the Florida Fourth District Court of Appeal held that Engle progeny plaintiffs could establish class membership by showing that they developed symptoms during the Engle class period that could, in hindsight, be attributed to their smoking-related disease. The court certified a conflict with Castleman, a Florida First District Court of Appeal decision, which held that manifestation requires Engle progeny plaintiffs to have been aware during the class period that they had a disease caused by smoking in order to establish class membership. The Florida Supreme Court accepted jurisdiction in the Ciccone case in June 2014 and heard oral argument in December 2014.
▪Florida Bond Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs in three state Engle progeny cases against R.J. Reynolds in Alachua County, Florida (Alexander, Townsend and Hall) and one case in Escambia County (Clay) challenged the constitutionality of the bond cap statute. The Florida Attorney General intervened in these cases in defense of the constitutionality of the statute.
Trial court rulings were rendered in Clay, Alexander, Townsend and Hall rejecting the plaintiffs’ bond cap statute challenges in those cases. The plaintiffs unsuccessfully appealed these rulings. In Alexander, Clay and Hall, the District Court of Appeal for the First District of Florida affirmed the trial court decisions and certified the decision in Hall for appeal to the Florida Supreme Court, but declined to certify the question of the constitutionality of the bond cap statute in Clay and Alexander. The Florida Supreme Court granted review of the Hall decision, but, in September 2012, the court dismissed the appeal as moot. In October 2012, the Florida Supreme Court denied the plaintiffs’ rehearing petition. In August 2013, in Calloway, discussed further above, plaintiff filed a motion in the trial court to determine the sufficiency of the bond posted by defendants on the ground that the bond cap statute is unconstitutional, which was denied.
No federal court has yet addressed the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court.
Other Smoking and Health Class Actions
Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 60 smoking and health class actions involving PM USA in Arkansas (1), California (1), the District of Columbia (2),

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Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Oregon (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1).
As of January 26, 2016, PM USA and Altria Group, Inc. are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Medical Monitoring Class Actions
In medical monitoring actions, plaintiffs seek to recover the cost for, or otherwise the implementation of, court-supervised programs for ongoing medical monitoring purportedly on behalf of a class of individual plaintiffs. Plaintiffs in these cases seek to impose liability under various product-based causes of action and the creation of a court-supervised program providing members of the purported class Low Dose CT (“LDCT”) scanning in order to identify and diagnose lung cancer. Plaintiffs in these cases do not seek punitive damages, although plaintiffs in Donovan have sought permission from the court to seek to treble any damages awarded, which the court denied. The future defense of these cases may be negatively impacted by evolving medical standards and practice.
One medical monitoring class action is currently pending against PM USA. In Donovan, filed in December 2006 in the U.S. District Court for the District of Massachusetts, plaintiffs purportedly brought the action on behalf of the state’s residents who are: age 50 or older; have smoked the Marlboro brand for 20 pack-years or more; and have neither been diagnosed with lung cancer nor are under investigation by a physician for suspected lung cancer. The Supreme Judicial Court of Massachusetts, in answering questions certified to it by the district court, held in October 2009 that under certain circumstances state law recognizes a claim by individual smokers for medical monitoring despite the absence of an actual injury. The court also ruled that whether or not the case is barred by the applicable statute of limitations is a factual issue to be determined at trial. The case was remanded to federal court for further proceedings. In June

2010, the district court granted in part the plaintiffs’ motion for class certification, certifying the class as to plaintiffs’ claims for breach of implied warranty and violation of the Massachusetts Consumer Protection Act, but denying certification as to plaintiffs’ negligence claim. In July 2010, PM USA petitioned the U.S. Court of Appeals for the First Circuit for appellate review of the class certification decision. The petition was denied in September 2010. As a remedy, plaintiffs have proposed a 28-year medical monitoring program with a cost in excess of $190 million. In October 2011, PM USA filed a motion for class decertification, which motion was denied in March 2012. In February 2013, the district court amended the class definition to extend to individuals who satisfy the class membership criteria through February 26, 2013, and to exclude any individual who was not a Massachusetts resident as of February 26, 2013.
Trial began January 26, 2016 and will take place in multiple phases. Phase I will address liability. To the extent a Phase II is necessary, it would be tried to the court and address common questions of remedies and costs. In July 2015, both parties filed various motions relating to Phase I, including motions for partial summary judgment and to exclude certain evidence. In October 2015, the district court granted PM USA’s motion for partial summary judgment holding that e-vapor products may not be deemed an alternative design for ordinary cigarettes.
Health Care Cost Recovery Litigation
▪Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
The claims asserted include the claim that cigarette manufacturers were “unjustly enriched” by plaintiffs’ payment of health care costs allegedly attributable to smoking, as well as claims of indemnity, negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state anti-racketeering statutes.
Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit and statutes of limitations. In addition, defendants argue that they should be entitled to “set off” any alleged damages to the extent the plaintiffs

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benefit economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by “standing in the shoes” of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five circuit courts of appeals.
Individuals and associations have also sued in purported class actions or as private attorneys general under the Medicare as Secondary Payer (“MSP”) provisions of the Social Security Act to recover from defendants Medicare expenditures allegedly incurred for the treatment of smoking-related diseases. Cases were brought in New York (2), Florida (2) and Massachusetts (1). All were dismissed by federal courts.
In addition to the cases brought in the United States, health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria Group, Inc., in Israel (dismissed), the Marshall Islands (dismissed) and Canada (10), and other entities have stated that they are considering filing such actions.
In September 2005, in the first of several health care cost recovery cases filed in Canada, the Canadian Supreme Court ruled that legislation passed in British Columbia permitting the lawsuit is constitutional, and, as a result, the case, which had previously been dismissed by the trial court, was permitted to proceed. PM USA’s and other defendants’ challenge to the British Columbia court’s exercise of jurisdiction was rejected by the Court of Appeals of British Columbia and, in April 2007, the Supreme Court of Canada denied review of that decision.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria Group, Inc. and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba,

Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed similar legislation. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.
▪Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the 1998 Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (PM USA, R.J. Reynolds and Lorillard) make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. R.J. Reynolds has since acquired Lorillard with the result that PM USA and R.J. Reynolds are the two remaining OPMs. In addition, the original participating manufacturers are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million. For the years ended December 31, 2015, 2014 and 2013, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements and the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was approximately $4.5 billion, $4.6 billion and $4.2 billion, respectively. The 2015 amount included a reduction to cost of sales of approximately $126 million related to the New York NPM Adjustment settlement discussed below partially offset by an increase to cost of sales of approximately $29 million as a result of the denial by the Supreme Court of Pennsylvania of PM USA’s petition for review of the intermediate appellate court ruling discussed below. The 2014 and 2013 amounts included a reduction to cost of sales of approximately $43 million and $664 million, respectively, related to the NPM Adjustment Items discussed below.
The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.
▪NPM Adjustment Disputes: PM USA is participating in proceedings regarding potential downward adjustments (the “NPM Adjustment”) to MSA payments made by manufacturers that are signatories to the MSA (the “participating manufacturers” or “PMs”) for 2003-2014. The NPM Adjustment is a reduction in MSA payments that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers (“NPMs”) between 1997 and the year at issue, subject to certain conditions and defenses. The independent auditor appointed

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under the MSA calculates the maximum amount, if any, of the NPM Adjustment for any year in respect of which such NPM Adjustment is potentially applicable.
2003-2014 NPM Adjustment Disputes - Settlement with 24 States and Territories and Settlement with New York: PM USA has settled the NPM Adjustment disputes for the years 2003-2012 with 24 of the 52 MSA states and territories (these 24 states and territories are referred to as the “signatory states,” and the remaining MSA states and territories are referred to as the “non-signatory states”). Pursuant to the settlement with these 24 signatory states, PM USA has received a total of $599 million for 2003-2012 in the form of reductions to its MSA payments in 2013, 2014 and 2015.
PM USA recorded $519 million of the $599 million as a reduction to cost of sales that increased its reported pre-tax earnings by $483 million and $36 million in the first quarter of 2013 and second quarter of 2013, respectively. The remainder of the $599 million consists of $80 million attributable to two states that joined the settlement after having been found subject to the 2003 NPM Adjustment by an arbitration panel in the third quarter of 2013, as discussed below. As a result of the arbitration panel’s findings, however, PM USA had already recorded $54 million in pre-tax earnings in respect of those two states for the 2003 NPM Adjustment before they joined the settlement, leaving an additional $26 million to be recorded when they joined the settlement. The $54 million already recorded consisted of $37 million recorded as a reduction to cost of sales and $17 million recorded as interest income. Because the $80 million settlement recovery would all be recorded as a reduction to cost of sales, upon these two states’ joinder of the settlement in the second quarter of 2014, PM USA recorded a further $43 million reduction to cost of sales while also recording a $17 million reduction in interest income to reverse the earlier recording of interest income in that amount. The result was a net increase in reported pre-tax earnings of $26 million in the second quarter of 2014.
In addition, the settlement provides that the NPM Adjustment provision will be revised and streamlined as to the signatory states for the years after 2012. Under the revised provision, the 2013 and 2014 NPM Adjustments are “transition years,” for which the PMs receive specified payments. PM USA has already received $35 million for the 2013 transition year pursuant to this revised provision in the form of a reduction to its MSA payment in 2014, resulting in a reduction to cost of sales in the first quarter of 2014. PM USA also received an additional $3 million for the 2013 transition year as a result of the two additional states joining the settlement in the form of a reduction to its MSA payment in 2015. In addition, PM USA received $41 million for the 2014 transition year in the form of a reduction to its MSA payment in 2015. The original participating manufacturers have agreed that the amounts they receive under the settlement for the transition years and subsequent years will be allocated among them pursuant to a formula that modifies the MSA allocation formula in a manner favorable to PM USA, although the extent to which it remains favorable to PM USA will depend upon future developments.
Many of the non-signatory states objected to the settlement before the arbitration panel hearing the 2003 NPM Adjustment dispute. In March 2013, the panel issued a stipulated partial settlement and award (the “Stipulated Award”) rejecting the objections and permitting the settlement to proceed. In the Stipulated Award, the arbitration panel also ruled that the total 2003 NPM Adjustment would be reduced pro rata by the aggregate allocable share of the signatory states to determine the maximum amount of the 2003 NPM Adjustment potentially available from the non-signatory states whose diligent enforcement claims the PMs continued to contest (the “pro rata judgment reduction”).
Fourteen of the non-signatory states filed motions in their state courts to vacate and/or modify the Stipulated Award in whole or part. Decisions by the Pennsylvania, Missouri and Maryland courts on such motions, and the subsequent appeals of those rulings, are discussed below.  One state’s motion was denied without an appeal by the state. Another state’s motions remain pending in its state trial court. As for the remaining states, rulings rejecting their motions to vacate the Stipulated Award have been affirmed on appeal, or the motions have been voluntarily dismissed or stayed pending further state action.
In October 2015, PM USA, along with the other MSA participating manufacturers, settled the 2004-2014 NPM Adjustment disputes with New York. The New York settlement is separate from the settlement with the 24 signatory states and is different from that settlement in certain respects. Pursuant to the New York settlement, PM USA expects to receive approximately $126 million for 2004-2014 in the form of a reduction to its MSA payment in 2016. This amount is subject to verification by the MSA independent auditor. PM USA recorded $126 million as a reduction to cost of sales in the third quarter of 2015 to reflect this new information in its estimate of MSA expenses related to prior years. In addition, the New York settlement provides that the NPM Adjustment provision will be revised as to New York for the years after 2014. The revised provision with respect to NPM cigarettes on which New York Excise Tax is paid is largely similar to the revised provision in the settlement with the 24 signatory states. As to other NPM cigarettes, the New York settlement provides that, in lieu of the NPM Adjustment provision for years after 2014, New York will make annual payments tied to the number of NPM cigarettes on which New York did not collect New York Excise Tax that were sold on or through Native American reservations located in New York (or otherwise met the standard in the settlement agreement) during the year at issue to New York consumers. These annual payments will be made in the form of reductions to future MSA payments by the participating manufacturers, beginning with the MSA payment in 2017. The OPMs have agreed that the amounts they receive under the New York settlement for the years after 2014 will be allocated among

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them pursuant to a formula that modifies the MSA allocation formula in a manner favorable to PM USA, although the extent to which it remains favorable to PM USA will depend upon future developments. Under the New York settlement, in return for the payments described above and other consideration described in the New York settlement, the MSA participating manufacturers have released New York from the NPM Adjustment provision for all years except as provided in the New York settlement.
2003-2014 NPM Adjustment Disputes - Continuing Disputes with Non-Signatory States other than New York: PM USA has continued to pursue the NPM Adjustments for 2003 and subsequent years with respect to the non-signatory states. Under the MSA, once all conditions for the NPM Adjustment for a particular year are met (including the condition that the disadvantages of the MSA were a “significant factor” contributing to the PMs’ collective loss of market share), each state may avoid an NPM Adjustment to its share of the PMs’ MSA payments for that year by establishing that it diligently enforced a qualifying escrow statute during the entirety of that year. Such a state’s share of the NPM Adjustment would then be reallocated to any states that are found not to have diligently enforced for that year. For 2003-2014, all conditions for the NPM Adjustment have been met, either by determination or agreement among the parties (although the parties’ agreement provides that the “significant factor” condition for 2013 and 2014 will become effective in February 2016 and February 2017), respectively.
2003 NPM Adjustment. With one exception (Montana), the courts have ruled that the states’ claims of diligent enforcement are to be submitted to arbitration. PM USA and other PMs entered into an agreement with most of the MSA states and territories concerning the 2003 NPM Adjustment, under which such states and territories would receive a partial liability reduction of 20% for the 2003 NPM Adjustment in the event the arbitration panel determined that they did not diligently enforce during 2003. The Montana state courts ruled that Montana may litigate its diligent enforcement claims in state court, rather than in arbitration. In June 2012, the PMs and Montana entered a consent decree pursuant to which Montana would not be subject to the 2003 NPM Adjustment.
In September 2013, the arbitration panel issued rulings regarding the 15 states and territories whose diligent enforcement the PMs contested that had not as of that time joined the settlement, ruling that six of them (Indiana, Kentucky, Maryland, Missouri, New Mexico and Pennsylvania) did not diligently enforce during 2003 and that nine of them did. Based on this ruling, the PMs were entitled to receive from the six non-diligent states the entire 2003 NPM Adjustment remaining after the pro rata judgment reduction. PM USA believed it was entitled to receive an NPM Adjustment for 2003 based on this ruling, after reflecting the 20% partial liability reduction noted above, of approximately $145 million. PM USA recorded this $145 million as a reduction to cost of sales, which increased its reported pre-tax earnings in the third quarter of 2013. In addition, PM USA believed it would be entitled to interest on this amount of approximately $89 million. PM USA recorded $64 million of this amount as interest income, which reduced interest and other debt expense, net in the first quarter of 2014, but did not yet record the remaining $25 million based on its assessment of a certain dispute concerning interest discussed below.
After PM USA recorded these amounts, two of the six non-diligent states (Indiana and Kentucky) joined the settlement and became signatory states.  Those two states account for (i) $37 million of the $145 million NPM Adjustment for 2003 that PM USA recorded and (ii) $17 million of the interest that PM USA recorded.  PM USA has retained those amounts from the two states, and has received additional amounts as part of the settlement recoveries for the 2003-2012 NPM Adjustment disputes described above. The remaining four states account for approximately (i) $108 million of the $145 million 2003 NPM Adjustment that PM USA recorded and (ii) $66 million of the $89 million of interest to which PM USA believes it would be entitled on the $145 million (and $47 million of the $64 million of interest that PM USA recorded). Each of these four states has filed a motion in its state court to (i) vacate the panel’s ruling as to its diligence and (ii) to modify the pro rata judgment reduction and to substitute a reduction method more favorable to the state. These four states have also raised a dispute concerning the independent auditor’s calculation of interest. In addition, another OPM has raised a dispute concerning the allocation of the interest and disputed payments account earnings among the OPMs.
In April 2014, a Pennsylvania state trial court denied Pennsylvania’s motion to vacate the arbitration panel’s ruling that Pennsylvania had not diligently enforced, but granted Pennsylvania’s motion to modify, with respect to Pennsylvania, the pro rata judgment reduction. In April 2015, a Pennsylvania intermediate appellate court affirmed the trial court’s modification, with respect to Pennsylvania, of the pro rata judgment reduction. On December 23, 2015, the Supreme Court of Pennsylvania denied PM USA’s petition for further judicial review of the Pennsylvania intermediate appellate court decision. In May 2014, a Missouri state trial court denied Missouri’s motion to vacate the arbitration panel’s ruling that Missouri had not diligently enforced, but granted Missouri’s motion to modify, with respect to Missouri, the pro rata judgment reduction. In September 2015, however, a Missouri intermediate appellate court reversed the Missouri state trial court’s ruling that modified the pro rata judgment reduction, effectively reinstating the application of that reduction method to Missouri. The Supreme Court of Missouri granted Missouri’s request for review of the intermediate appellate court decision. In July 2014, a Maryland state trial court denied both Maryland’s motion to vacate the arbitration panel’s ruling that Maryland had not diligently enforced and Maryland’s motion to vacate

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or modify the pro rata judgment reduction. Maryland appealed both decisions. In October 2015, a Maryland intermediate appellate court reversed the Maryland trial court’s ruling on the pro rata judgment reduction method and applied a judgment reduction method that is more favorable to the state. PM USA is seeking further discretionary review of this decision of the Maryland intermediate appellate court. The motions filed by the fourth state, New Mexico, remain pending in its state trial court.
As a result of the Pennsylvania state trial court ruling, the total 2014 MSA payment credit PM USA received on account of the 2003 NPM Adjustment from the four states was reduced from $108 million to $79 million, and the interest PM USA received from the four states was $48 million rather than the $66 million in interest to which PM USA believed it would be entitled from those four states. As a result of the denial by the Supreme Court of Pennsylvania of PM USA’s petition for review of the intermediate appellate court ruling on the modification of the pro rata judgment reduction method, PM USA reversed $29 million of the reduction to cost of sales and $13 million of the interest income that had been previously recorded in respect of Pennsylvania for the 2003 NPM Adjustment, which reduced its reported pre-tax earnings by approximately $42 million in the fourth quarter of 2015. Because the Missouri state trial court ruling post-dated PM USA’s April 2014 MSA payment, that ruling did not reduce the credit that PM USA received against that payment. If Missouri is successful on further judicial review of the Missouri intermediate appellate court’s ruling reversing the Missouri trial court ruling, PM USA will be required to return approximately $12 million of the 2003 NPM Adjustment and $7 million of the interest it received (in each case subject to confirmation by the independent auditor), plus applicable interest, and would need to make corresponding reversals to amounts previously recorded. In connection with its appeal of the Missouri state trial court’s ruling, PM USA posted a bond in the amount of $22 million, which will remain in place despite the reversal of the Missouri state trial court’s ruling by the intermediate appellate court until all appeals are exhausted. Because the Maryland intermediate appellate court ruling post-dated PM USA’s April 2014 MSA payment, that ruling did not reduce the credit that PM USA received against that payment. If PM USA is not successful in obtaining further discretionary review of the Maryland intermediate appellate court ruling, or if PM USA is not successful in any further discretionary review that may be granted, it will be required to return approximately $12 million of the 2003 NPM Adjustment and $7 million of the interest it received (plus interest on those amounts) and would need to make corresponding reversals to amounts previously recorded. In addition, the other litigation and disputes discussed above could further reduce PM USA’s recovery on the 2003 NPM Adjustment or recovery of interest and potentially require PM USA to return amounts previously received and/or reverse amounts previously recorded. No assurance can be given that the outcome of Missouri’s appeal to the Supreme Court of Missouri of the Missouri intermediate appellate court decision, PM USA’s request for discretionary review of the Maryland intermediate appellate decision (or the outcome of any further discretionary review that may be granted) or the other litigation and disputes discussed above will be resolved in a manner favorable to PM USA.
2004-2014 NPM Adjustments. Proceedings regarding state diligent enforcement claims for 2004-2014 have not yet been scheduled. PM USA believes that the MSA requires these claims to be determined in a multi-state arbitration, although a number of non-signatory states have filed motions in their state courts contending that the claims are to be determined in separate arbitrations for individual states or that there is no arbitrable dispute for 2004. In September 2015, a Missouri intermediate appellate court ruled that Missouri was entitled to a single-state arbitration to determine whether Missouri diligently enforced for 2004. PM USA appealed this ruling, and the Supreme Court of Missouri granted review. No assurance can be given that the outcome of such appeal will be favorable to PM USA. On December 9, 2015, a Wisconsin trial court ruled that Wisconsin must arbitrate its claim of diligent enforcement for 2004. No assurance can be given as to when proceedings for 2004-2014 will be scheduled or the precise form those proceedings will take.
In June 2015, PM USA entered into an agreement with 17 of the non-signatory states to form an arbitration panel to conduct an arbitration regarding the 2004 NPM Adjustment. Pursuant to that agreement, in July 2015 PM USA and the 17 states each appointed its respective side’s arbitrator for that arbitration panel. On December 29, 2015, the two appointed arbitrators selected the third arbitrator for a three-arbitrator panel required by the MSA. Other PMs declined to participate in appointing the arbitrators, and instead filed motions in courts in each of the 17 states seeking to compel these states to participate in an arbitration of the 2004 NPM Adjustment dispute between the states and the PMs that would also include disputes solely between the OPMs regarding the allocation of NPM Adjustments as between them. Several of the 17 states and PM USA have filed cross-motions objecting to the motions filed by the other PMs and seeking to confirm the arbitrators selected by them in July 2015 as properly selected pursuant to the MSA to resolve the 2004 NPM Adjustment dispute between the 17 states and the PMs. This litigation currently is ongoing. No assurance can be given as to how these motions and cross-motions ultimately will be resolved, when the full arbitration panel for 2004 will be empanelled, when that arbitration will commence or whether that arbitration will include the disputes between the OPMs regarding allocation of NPM Adjustments.
The independent auditor has calculated that PM USA’s share of the maximum potential NPM Adjustments for these years is (exclusive of interest or earnings): $388 million for 2004, $181 million for 2005, $154 million for 2006, $185

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million for 2007, $250 million for 2008, $211 million for 2009, $218 million for 2010, $166 million for 2011, $211 million for 2012, $219 million for 2013 and $247 million for 2014. These maximum amounts will be reduced by a judgment reduction to reflect the settlement with the signatory states and the New York settlement. The judgment reduction for the 2004-2014 NPM Adjustments has not yet been determined. In addition, these maximum amounts may also be further reduced by other developments, including agreements that may be entered in the future, disputes that may arise or recalculation of the NPM Adjustment amounts by the independent auditor. Further, the maximum amount for 2004 may also be reduced due to a dispute raised by another OPM regarding the allocation of the maximum potential 2004 NPM Adjustment among the OPMs. Finally, PM USA’s recovery of these amounts, even as reduced, is dependent upon subsequent determinations of non-signatory states’ diligent enforcement claims. The availability and amount of any NPM Adjustment for 2004-2014 from the non-signatory states will not be finally determined in the near term. There is no assurance that the OPMs and other MSA-participating manufacturers will ultimately receive any adjustment from the non-signatory states as a result of these proceedings. PM USA’s receipt of amounts on account of the 2003 NPM Adjustment and interest from non-signatory states does not provide any assurance that PM USA will receive any NPM Adjustment amounts (or associated interest or earnings) for 2004 or any subsequent year. PM USA may enter into settlement discussions regarding the NPM Adjustment disputes with any non-signatory state if PM USA believes it is in its best interests to do so.
▪Other Disputes Under the State Settlement Agreements:  The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments received by them pursuant to the MSA or the settlements of NPM Adjustment disputes with certain states described above, may be affected by R.J. Reynolds’s acquisition of Lorillard and the related divestiture of certain cigarette brands by R.J. Reynolds to Imperial Tobacco.  PM USA intends carefully to review all calculations reflecting such payment obligations and allocations, and to determine whether to dispute any calculation that it believes improperly increases PM USA’s payment obligations under the State Settlement Agreements or improperly decreases PM USA’s allocation of NPM Adjustments received pursuant to the MSA or any such settlement in a manner inconsistent with the respective applicable agreements.  PM USA can neither predict the amount by which its payment obligations may be increased or its allocation of NPM Adjustments decreased, nor provide any assurance that it will be successful in any such dispute that it may raise.
▪Other MSA-Related Litigation: Since the MSA’s

inception, NPMs and/or their distributors or customers have filed a number of challenges to the MSA and related legislation. They have named as defendants the states and their officials, in an effort to enjoin enforcement of important parts of the MSA and related legislation, and/or participating manufacturers, in an effort to obtain damages. To date, no such challenge has been successful, and the U.S. Courts of Appeals for the Second, Third, Fourth, Fifth, Sixth, Eighth, Ninth and Tenth Circuits have affirmed judgments in favor of defendants in 16 such cases.
▪Federal Government’s Lawsuit: In 1999, the United States government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria Group, Inc., asserting claims under three federal statutes, namely the Medical Care Recovery Act (“MCRA”), the MSP provisions of the Social Security Act and the civil provisions of RICO. Trial of the case ended in June 2005. The lawsuit sought to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants’ fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans’ health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleged that such costs total more than $20 billion annually. It also sought what it alleged to be equitable and declaratory relief, including disgorgement of profits that arose from defendants’ allegedly tortious conduct, an injunction prohibiting certain actions by defendants, and a declaration that defendants are liable for the federal government’s future costs of providing health care resulting from defendants’ alleged past tortious and wrongful conduct. The case ultimately proceeded only under the civil provisions of RICO.
The government alleged that disgorgement by defendants of approximately $280 billion is an appropriate remedy and the trial court agreed. In February 2005, however, a panel of the U.S. Court of Appeals for the District of Columbia Circuit held that disgorgement is not a remedy available to the government under the civil provisions of RICO. In October 2005, the United States Supreme Court denied the government’s petition for writ of certiorari.
In August 2006, the federal trial court entered judgment in favor of the government. The court held that certain defendants, including Altria Group, Inc. and PM USA, violated RICO and engaged in seven of the eight “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:

▪	defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;

▪	defendants hid from the public that cigarette smoking and nicotine are addictive;

▪	defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;

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▪	defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;

▪	defendants falsely denied that they intentionally marketed to youth;

▪	defendants publicly and falsely denied that ETS is hazardous to non-smokers; and

▪	defendants suppressed scientific research.
The court did not impose monetary penalties on defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message or health descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the Federal Trade Commission (“FTC”) for a period of 10 years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the United States; and (ix) payment of the government’s costs in bringing the action.
Defendants appealed and, in May 2009, a three judge panel of the Court of Appeals for the District of Columbia

Circuit issued a per curiam decision largely affirming the trial court’s judgment against defendants and in favor of the government. Although the panel largely affirmed the remedial order that was issued by the trial court, it vacated the following aspects of the order:

▪	its application to defendants’ subsidiaries;

▪	the prohibition on the use of express or implied health messages or health descriptors, but only to the extent of extraterritorial application;

▪	its point-of-sale display provisions; and

▪	its application to Brown & Williamson Holdings.
The Court of Appeals panel remanded the case for the trial court to reconsider these four aspects of the injunction and to reformulate its remedial order accordingly. Furthermore, the Court of Appeals panel rejected all of the government’s and intervenors’ cross-appeal arguments and refused to broaden the remedial order entered by the trial court. The Court of Appeals panel also left undisturbed its prior holding that the government cannot obtain disgorgement as a permissible remedy under RICO.
In July 2009, defendants filed petitions for a rehearing before the panel and for a rehearing by the entire Court of Appeals. Defendants also filed a motion to vacate portions of the trial court’s judgment on the grounds of mootness because of the passage of the Family Smoking Prevention and Tobacco Control Act (“FSPTCA”), granting the U.S. Food and Drug Administration (the “FDA”) broad authority over the regulation of tobacco products. In September 2009, the Court of Appeals entered three per curiam rulings. Two of them denied defendants’ petitions for panel rehearing or for rehearing en banc. In the third per curiam decision, the Court of Appeals denied defendants’ suggestion of mootness and motion for partial vacatur. In February 2010, PM USA and Altria Group, Inc. filed their certiorari petitions with the United States Supreme Court. In addition, the federal government and the intervenors filed their own certiorari petitions, asking the court to reverse an earlier Court of Appeals decision and hold that civil RICO allows the trial court to order disgorgement as well as other equitable relief, such as smoking cessation remedies, designed to redress continuing consequences of prior RICO violations. In June 2010, the United States Supreme Court denied all of the parties’ petitions. In July 2010, the Court of Appeals issued its mandate lifting the stay of the trial court’s judgment and remanding the case to the trial court. As a result of the mandate, except for those matters remanded to the trial court for further proceedings, defendants are now subject to the injunction discussed above and the other elements of the trial court’s judgment.
In February 2011, the government submitted its proposed corrective statements and the trial court referred issues relating to a document repository to a special master. Defendants filed a response to the government’s proposed corrective statements and filed a motion to vacate the trial court’s injunction in light of the FSPTCA, which motion was denied in June 2011. Defendants appealed the trial court’s

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ruling to the U.S. Court of Appeals for the District of Columbia Circuit. In July 2012, the Court of Appeals affirmed the district court’s denial of defendants’ motion to vacate the district court’s injunction.
Remaining issues pending include: (i) the content of the court-ordered corrective communications and (ii) the requirements related to point-of-sale signage. In November 2012, the district court issued its order specifying the content of the corrective communications described above. The district court’s order required the parties to engage in negotiations with the special master regarding implementation of the corrective communications remedy for television, newspapers, cigarette pack onserts and websites. In January 2013, defendants filed a notice of appeal from the order on the content and vehicles of the corrective communications and a motion to hold the appeal in abeyance pending completion of the negotiations, which the U.S. Court of Appeals granted in February 2013. In January 2014, the parties submitted a motion for entry of a consent order in the district court, setting forth their agreement on the implementation details of the corrective communications remedy. The agreement provides that the “trigger date” for implementation is after the appeal on the content of the communications has been exhausted. Also in January 2014, the district court convened a hearing and ordered further briefing. A number of amici who sought modification or rejection of the agreement for a variety of reasons were given leave to appear. In April 2014, the parties filed an amended proposed consent order and accompanying submission in the district court seeking entry of a revised agreement on the implementation details of the corrective communications remedy. In June 2014, the district court approved the April 2014 proposed consent order. Also in June 2014, defendants filed a notice of appeal of the consent order solely for the purpose of perfecting the U.S. Court of Appeals’ jurisdiction over the pending appeal relating to the content and vehicles of the corrective communications and, in July 2014, defendants moved to consolidate this appeal with the appeal filed in January 2013. The U.S. Court of Appeals granted the motion to consolidate in August 2014.
In May 2015, the U.S. Court of Appeals affirmed in part and reversed in part, concluding that certain portions of the statements exceeded the district court’s jurisdiction under RICO, but upheld other portions challenged by defendants. The Court of Appeals remanded the case to the trial court for further proceedings. In July 2015, the government filed a petition for panel rehearing, which the U.S. Court of Appeals denied on August 2015. In October 2015, the district court ordered further briefing on the content of the corrective communications reversed by the U.S. Court of Appeals and any implementation changes the parties propose.
In the second quarter of 2014, Altria Group, Inc. and PM USA recorded provisions on each of their respective balance sheets totaling $31 million for the estimated costs of implementing the corrective communications remedy.  This estimate is subject to change due to several factors, including the outcome of further proceedings, though Altria Group, Inc. and PM USA do not expect any change in this estimate to be material.
The consent order approved by the district court in June 2014 did not address the requirements related to point-of-sale signage. In May 2014, the district court ordered further briefing by the parties on the issue of corrective statements on point-of-sale signage, which was completed in June 2014.
In December 2011, the parties to the lawsuit entered into an agreement as to the issues concerning the document repository. Pursuant to this agreement, PM USA agreed to deposit an amount of approximately $3.1 million into the district court in installments over a five-year period.
“Lights/Ultra Lights” Cases
▪Overview: Plaintiffs in certain pending matters seek certification of their cases as class actions and allege, among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and seek injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria Group, Inc. or its subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. As of January 26, 2016, a total of 11 such cases are pending in various U.S. state courts.
▪The Good Case: In May 2006, a federal trial court in Maine granted PM USA’s motion for summary judgment in Good, a purported “Lights” class action, on the grounds that plaintiffs’ claims are preempted by the Federal Cigarette Labeling and Advertising Act (“FCLAA”) and dismissed the case. In December 2008, the United States Supreme Court ruled that plaintiffs’ claims are not barred by federal preemption. Although the Court rejected the argument that the FTC’s actions were so extensive with respect to the descriptors that the state law claims were barred as a matter of federal law, the Court’s decision was limited: it did not address the ultimate merits of plaintiffs’ claim, the viability of the action as a class action or other state law issues. The case was returned to the federal court in Maine and consolidated with other federal cases in the multidistrict litigation proceeding discussed below. In June 2011, the plaintiffs voluntarily dismissed the case without prejudice after the district court denied plaintiffs’ motion for class certification, concluding the litigation.
▪Federal Multidistrict Proceeding and Subsequent Developments: Since the December 2008 United States

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Supreme Court decision in Good, and through January 26, 2016, 26 purported “Lights” class actions were served upon PM USA and, in certain cases, Altria Group, Inc. These cases were filed in 15 states, the U.S. Virgin Islands and the District of Columbia. All of these cases either were filed in federal court or were removed to federal court by PM USA and were transferred and consolidated by the Judicial Panel on Multidistrict Litigation (“JPMDL”) before the U.S. District Court for the District of Maine for pretrial proceedings (“MDL proceeding”).
In November 2010, the district court in the MDL proceeding denied plaintiffs’ motion for class certification in four cases, covering the jurisdictions of California, the District of Columbia, Illinois and Maine. These jurisdictions were selected by the parties as sample cases, with two selected by plaintiffs and two selected by defendants. Plaintiffs sought appellate review of this decision but, in February 2011, the U.S. Court of Appeals for the First Circuit denied plaintiffs’ petition for leave to appeal. Later that year, plaintiffs in 13 cases voluntarily dismissed their cases without prejudice. In April 2012, the JPMDL remanded the remaining four cases (Phillips, Tang, Wyatt and Cabbat) back to the federal district courts in which the suits originated. These cases were ultimately resolved in a manner favorable to PM USA.
▪“Lights” Cases Dismissed, Not Certified or Ordered De-Certified: As of January 26, 2016, in addition to the federal district court in the MDL proceeding, 19 courts in 20 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA.
Trial courts in Arizona, Hawaii, Illinois, Kansas, New Jersey, New Mexico, Ohio, Oregon, Tennessee, Washington and Wisconsin have refused to grant class certification or have dismissed plaintiffs’ class action allegations. Plaintiffs voluntarily dismissed a case in Michigan after a trial court dismissed the claims plaintiffs asserted under the Michigan Unfair Trade and Consumer Protection Act. Several appellate courts have issued rulings that either affirmed rulings in favor of Altria Group, Inc. and/or PM USA or reversed rulings entered in favor of plaintiffs.
In Florida, an intermediate appellate court overturned an order by a trial court that granted class certification in Hines. The Florida Supreme Court denied review in January 2008. The Supreme Court of Illinois overturned a judgment that awarded damages to a certified class in the Price case, although plaintiffs are seeking reinstatement of the judgment. See The Price Case below for further discussion. In Louisiana, the U.S. Court of Appeals for the Fifth Circuit dismissed a purported “Lights” class action (Sullivan) on the grounds that plaintiffs’ claims were preempted by the FCLAA. In New York, the U.S. Court of Appeals for the Second Circuit overturned a trial court decision in Schwab that granted plaintiffs’ motion for certification of a nationwide class of all U.S. residents that purchased cigarettes in the United States that were labeled “Light” or “Lights.” In July 2010, plaintiffs in Schwab voluntarily dismissed the case with prejudice. In Ohio, the Ohio Supreme Court overturned class certifications in the Marrone and Phillips cases. Plaintiffs voluntarily dismissed both cases without prejudice in August 2009, but refiled in federal court as the Phillips case discussed above. The Supreme Court of Washington denied a motion for interlocutory review filed by the plaintiffs in the Davies case that sought review of an order by the trial court that refused to certify a class. Plaintiffs subsequently voluntarily dismissed the Davies case with prejudice. In August 2011, the U.S. Court of Appeals for the Seventh Circuit affirmed the Illinois federal district court’s dismissal of “Lights” claims brought against PM USA in the Cleary case. In Curtis, a certified class action, in May 2012, the Minnesota Supreme Court affirmed the trial court’s entry of summary judgment in favor of PM USA, concluding this litigation.
In Lawrence, in August 2012, the New Hampshire Supreme Court reversed the trial court’s order to certify a class and subsequently denied plaintiffs’ rehearing petition. In October 2012, the case was dismissed after plaintiffs filed a motion to dismiss the case with prejudice, concluding this litigation.
▪State Trial Court Class Certifications: State trial courts have certified classes against PM USA in several jurisdictions. Over time, several such cases have been dismissed by the courts at the summary judgment stage, but others remain pending. Significant developments in these pending cases include:
Aspinall: In August 2004, the Massachusetts Supreme Judicial Court affirmed the class certification order. In August 2006, the trial court denied PM USA’s motion for summary judgment and granted plaintiffs’ cross-motion for summary judgment on the defenses of federal preemption and a state law exemption to Massachusetts’ consumer protection statute. On motion of the parties, the trial court subsequently reported its decision to deny summary judgment to the appeals court for review and stayed further proceedings pending completion of the appellate review. In March 2009, the Massachusetts Supreme Judicial Court affirmed the order denying summary judgment to PM USA and granting the plaintiffs’ cross-motion. In January 2010, plaintiffs moved for partial summary judgment as to liability claiming collateral estoppel from the findings in the case brought by the Department of Justice (see Health Care Cost Recovery Litigation - Federal Government’s Lawsuit described above). In March 2012, the trial court denied plaintiffs’ motion. In February 2013, the trial court, upon agreement of the parties, dismissed without prejudice plaintiffs’ claims against Altria Group, Inc. PM USA is now the sole defendant in the case. In September 2013, the case was transferred to the Business Litigation Session of the Massachusetts Superior Court. Also in September 2013, plaintiffs filed a motion for partial summary judgment on the scope of remedies available in the case,

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which the Massachusetts Superior Court denied in February 2014, concluding that plaintiffs cannot obtain disgorgement of profits as an equitable remedy and that their recovery is limited to actual damages or $25 per class member if they cannot prove actual damages greater than $25. Plaintiffs filed a motion asking the trial court to report its February 2014 ruling to the Massachusetts Appeals Court for review, which the trial court denied. In March 2014, plaintiffs petitioned the Massachusetts Appeals Court for review of the ruling, which the appellate court denied. In August 2015, the trial court denied various pre-trial motions filed by PM USA, including a motion for summary judgment on the ground that plaintiffs have no proof of injury. Trial began in October 2015 and concluded in November 2015. On December 18, 2015, PM USA filed a motion to decertify the class.
Brown: In June 1997, plaintiffs filed suit in California state court alleging that domestic cigarette manufacturers, including PM USA and others, violated California law regarding unfair, unlawful and fraudulent business practices.  In May 2009, the California Supreme Court reversed an earlier trial court decision that decertified the class and remanded the case to the trial court.  At that time, the class consisted of individuals who, at the time they were residents of California, (i) smoked in California one or more cigarettes manufactured by PM USA that were labeled and/or advertised with the terms or phrases “light,” “medium,” “mild,” “low tar,” and/or “lowered tar and nicotine,” but not including any cigarettes labeled or advertised with the terms or phrases “ultra light” or “ultra low tar,” and (ii) who were exposed to defendant’s marketing and advertising activities in California.  Plaintiffs are seeking restitution of a portion of the costs of “light” cigarettes purchased during the class period and injunctive relief ordering corrective communications. In September 2012, at the plaintiffs’ request, the trial court dismissed all defendants except PM USA from the lawsuit.  Trial began in April 2013. In May 2013 the plaintiffs redefined the class to include California residents who smoked in California one or more of defendant’s Marlboro Lights cigarettes between January 1, 1998 and April 23, 2001, and who were exposed to defendant’s marketing and advertising activities in California. In June 2013, PM USA filed a motion to decertify the class. Trial concluded in July 2013. In September 2013, the court issued a final Statement of Decision, in which the court found that PM USA violated California law, but that plaintiffs had not established a basis for relief. On this basis, the court granted judgment for PM USA. The court also denied PM USA’s motion to decertify the class. In October 2013, the court entered final judgment in favor of PM USA. In November 2013, plaintiffs moved for a new trial, which the court denied. In December 2013, plaintiffs filed a notice of appeal and PM USA filed a conditional cross-appeal. In February 2014, the trial court awarded PM USA $764,553 in costs and plaintiffs appealed the costs award. Oral argument occurred in September 2015 and subsequently the Court of Appeal affirmed the trial court judgment and dismissed PM USA’s conditional cross-appeal as moot. The court also affirmed the cost award in favor of PM USA. On November 6, 2015, plaintiffs filed a petition for review with the California Supreme Court, which the court denied on December 9, 2015.
Larsen: In August 2005, a Missouri Court of Appeals affirmed the class certification order. In December 2009, the trial court denied plaintiffs’ motion for reconsideration of the period during which potential class members can qualify to become part of the class. The class period remains 1995-2003. In June 2010, PM USA’s motion for partial summary judgment regarding plaintiffs’ request for punitive damages was denied. In April 2010, plaintiffs moved for partial summary judgment as to an element of liability in the case, claiming collateral estoppel from the findings in the case brought by the Department of Justice (see Health Care Cost Recovery Litigation - Federal Government’s Lawsuit described above). The plaintiffs’ motion was denied in December 2010. In June 2011, PM USA filed various summary judgment motions challenging the plaintiffs’ claims. In August 2011, the trial court granted PM USA’s motion for partial summary judgment, ruling that plaintiffs could not present a damages claim based on allegations that Marlboro Lights are more dangerous than Marlboro Reds. The trial court denied PM USA’s remaining summary judgment motions. Trial in the case began in September 2011 and, in October 2011, the court declared a mistrial after the jury failed to reach a verdict. In January 2014, the trial court reversed its prior ruling granting partial summary judgment against plaintiffs’ “more dangerous” claim and allowed plaintiffs to pursue that claim. In October 2014, PM USA filed motions to decertify the class and for partial summary judgment on plaintiffs’ “more dangerous” claim, which the court denied in June 2015. Re-trial is scheduled to begin on March 2, 2016.
Miner: In June 2007, the United States Supreme Court reversed the lower court rulings in Miner (formerly known as Watson) that denied plaintiffs’ motion to have the case heard in a state, as opposed to federal, trial court. The Supreme Court rejected defendants’ contention that the case must be tried in federal court under the “federal officer” statute. Following remand, the case was removed again to federal court in Arkansas and transferred to the MDL proceeding discussed above. In November 2010, the district court in the MDL proceeding remanded the case to Arkansas state court. In December 2011, plaintiffs voluntarily dismissed their claims against Altria Group, Inc. without prejudice. In March 2013, plaintiffs filed a class certification motion. In November 2013, the trial court granted class certification. The certified class includes those individuals who, from November 1, 1971 through June 22, 2010, purchased Marlboro Lights and Marlboro Ultra Lights for personal consumption in Arkansas. PM USA filed a notice of appeal of the class certification ruling to the Arkansas Supreme Court in December 2013. In February 2015, the Arkansas Supreme Court affirmed the trial court’s class certification order. In

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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May 2015, PM USA filed a motion for partial summary judgment seeking to foreclose any recovery for cigarette purchases prior to 1999, when a private right of action was added to the consumer protection statute under which plaintiffs are suing. The trial court denied the motion in July 2015. Trial is currently scheduled to begin on August 2, 2016.

▪Other Developments: In Oregon (Pearson), a state court denied plaintiffs’ motion for interlocutory review of the trial court’s refusal to certify a class. In February 2007, PM USA filed a motion for summary judgment based on federal preemption and the Oregon statutory exemption. In September 2007, the district court granted PM USA’s motion based on express preemption under the FCLAA, and plaintiffs appealed this dismissal and the class certification denial to the Oregon Court of Appeals. In June 2013, the Oregon Court of Appeals reversed the trial court’s denial of class certification and remanded to the trial court for further consideration of class certification. In July 2013, PM USA filed a petition for reconsideration with the Oregon Court of Appeals, which was denied in August 2013. PM USA filed its petition for review to the Oregon Supreme Court in October 2013, which the court accepted in January 2014. In October 2015, the Oregon Supreme Court affirmed the trial court’s order denying class certification, thereby reversing the decision of the Oregon Court of Appeals. On November 5, 2015, plaintiffs filed a motion for reconsideration with the Oregon Supreme Court, which the court denied on December 10, 2015. On December 28, 2015, the Oregon Supreme Court entered its judgment denying class certification and remanding the claims of the individual plaintiffs for further proceedings.
In December 2009, the state trial court in Carroll (formerly known as Holmes) (pending in Delaware) denied PM USA’s motion for summary judgment based on an exemption provision in the Delaware Consumer Fraud Act. In January 2011, the trial court allowed the plaintiffs to file an amended complaint substituting class representatives and naming Altria Group, Inc. and PMI as additional defendants. In February 2013, the trial court approved the parties’ stipulation to the dismissal without prejudice of Altria Group, Inc. and PMI, leaving PM USA as the sole defendant in the case. In March 2015, plaintiffs moved for class certification and, in July 2015, PM USA filed a summary judgment motion seeking to dismiss plaintiffs’ claims in their entirety on preemption grounds.
▪The Price Case: Trial in Price commenced in state court in Illinois in January 2003 and, in March 2003, the judge found in favor of the plaintiff class and awarded $7.1 billion in compensatory damages and $3.0 billion in punitive damages against PM USA. In December 2005, the Illinois Supreme Court reversed the trial court’s judgment in favor of the plaintiffs. In November 2006, the United States Supreme

Court denied plaintiffs’ petition for writ of certiorari and, in December 2006, the Circuit Court of Madison County enforced the Illinois Supreme Court’s mandate and dismissed the case with prejudice.
In December 2008, plaintiffs filed with the trial court a petition for relief from the final judgment that was entered in favor of PM USA. Specifically, plaintiffs sought to vacate the judgment entered by the trial court on remand from the 2005 Illinois Supreme Court decision overturning the verdict on the ground that the United States Supreme Court’s December 2008 decision in Good demonstrated that the Illinois Supreme Court’s decision was “inaccurate.” PM USA filed a motion to dismiss plaintiffs’ petition and, in February 2009, the trial court granted PM USA’s motion on the basis that the petition was not timely filed. In March 2009, the Price plaintiffs filed a notice of appeal with the Fifth Judicial District of the Appellate Court of Illinois. In February 2011, the intermediate appellate court ruled that the petition was timely filed and reversed the trial court’s dismissal of the plaintiffs’ petition and, in September 2011, the Illinois Supreme Court declined PM USA’s petition for review. As a result, the case was returned to the trial court for proceedings on whether the court should grant the plaintiffs’ petition to reopen the prior judgment. In February 2012, plaintiffs filed an amended petition, which PM USA opposed. Subsequently, in responding to PM USA’s opposition to the amended petition, plaintiffs asked the trial court to reinstate the original judgment.  The trial court denied plaintiffs’ petition in December 2012. In January 2013, plaintiffs filed a notice of appeal with the Fifth Judicial District. In January 2013, PM USA filed a motion asking the Illinois Supreme Court to immediately exercise its jurisdiction over the appeal. In February 2013, the Illinois Supreme Court denied PM USA’s motion. In April 2014, the Fifth Judicial District reversed and ordered reinstatement of the original $10.1 billion trial court judgment against PM USA. In May 2014, PM USA filed in the Illinois Supreme Court a petition for a supervisory order and a petition for leave to appeal. The filing of the petition for leave to appeal automatically stayed the Fifth District’s mandate pending disposition by the Illinois Supreme Court. Also in May 2014, plaintiffs filed a motion seeking recusal of Justice Karmeier, one of the Illinois Supreme Court justices, which PM USA opposed. In September 2014, the Illinois Supreme Court granted PM USA’s motion for leave to appeal and took no action on PM USA’s motion for a supervisory order. Justice Karmeier denied plaintiffs’ motion seeking his recusal. In February 2015, plaintiffs filed a new motion seeking recusal or disqualification of Justice Karmeier. In March 2015, the Illinois Supreme Court denied plaintiffs’ request that it order the disqualification of Justice Karmeier and referred the recusal request to Justice Karmeier to decide. On November 4, 2015, the Illinois Supreme Court vacated the Fifth Judicial District’s decision, finding that the plaintiffs’ petition was improper, and dismissed the cause of action without prejudice to plaintiffs to file a motion to recall the mandate in the Illinois Supreme Court. On the same day, Justice Karmeier denied the recusal motion. On November 18, 2015, the plaintiffs filed motions in the Illinois Supreme

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Court seeking to recall the 2005 mandate issued in PM USA’s favor and for recusal of Justice Karmeier, both of which the court denied on January 11, 2016. On January 22, 2016, plaintiffs filed a petition for writ of certiorari with the United States Supreme Court on the question of whether Justice Karmeier should have recused himself.
    In June 2009, the plaintiff in an individual smoker lawsuit (Kelly) brought on behalf of an alleged smoker of “Lights” cigarettes in Madison County, Illinois state court filed a motion seeking a declaration that his claims under the Illinois Consumer Fraud Act are not (i) barred by the exemption in that statute based on his assertion that the Illinois Supreme Court’s decision in Price is no longer good law in light of the decisions by the United States Supreme Court in Good and Watson, and (ii) preempted in light of the United States Supreme Court’s decision in Good. In September 2009, the court granted plaintiff’s motion as to federal preemption, but denied it with respect to the state statutory exemption.
Certain Other Tobacco-Related Litigation
▪Ignition Propensity Cases: PM USA and Altria Group, Inc. are currently facing litigation alleging that a fire caused by cigarettes led to individuals’ deaths.  In a Kentucky case (Walker), the federal district court denied plaintiffs’ motion to remand the case to state court and dismissed plaintiffs’ claims in February 2009. Plaintiffs subsequently filed a notice of appeal. In October 2011, the U.S. Court of Appeals for the Sixth Circuit reversed the portion of the district court decision that denied remand of the case to Kentucky state court and remanded the case to Kentucky state court. The Sixth Circuit did not address the merits of the district court’s dismissal order. Defendants’ petition for rehearing with the Sixth Circuit was denied in December 2011. Defendants filed a renewed motion to dismiss in state court in March 2013. Based on new evidence, in June 2013, defendants removed the case for a second time to the U.S. District Court for the Western District of Kentucky and re-filed their motion to dismiss in June 2013. In July 2013, plaintiffs filed a motion to remand the case to Kentucky state court, which was granted in March 2014.
▪False Claims Act Case: PM USA is a defendant in a qui tam action filed in the U.S. District Court for the District of Columbia (United States ex rel. Anthony Oliver) alleging violation of the False Claims Act in connection with sales of cigarettes to the U.S. military. The relator contends that PM USA violated “most favored customer” provisions in government contracts and regulations by selling cigarettes to non-military customers in overseas markets at more favorable prices than it sold to the U.S. military exchange services for resale on overseas military bases in those same markets. The relator has dropped Altria Group, Inc. as a defendant and has dropped claims related to post-MSA price increases on cigarettes sold to the U.S. military. In July 2012, PM USA filed a motion to dismiss, which was granted on jurisdictional grounds in June 2013, and the case was dismissed with prejudice. In July 2013, the relator appealed the dismissal to the U.S. Court of Appeals for the District of Columbia Circuit. In August 2014, the Court of Appeals reversed the jurisdictional issue and remanded the case to the district court for further proceedings, including consideration of PM USA’s alternative grounds for dismissal. In October 2014, PM USA filed a second motion to dismiss in the U.S. District Court for the District of Columbia for lack of subject matter jurisdiction based on issues left unresolved by the opinion of the Court of Appeals for the District of Columbia Circuit. In April 2015, the district court granted PM USA’s second motion to dismiss for lack of subject matter jurisdiction and again dismissed the case with prejudice. The relator appealed the latest dismissal to the Court of Appeals for the District of Columbia Circuit in May 2015. Oral argument occurred on January 15, 2016 at the U.S. Court of Appeals for the District of Columbia Circuit.
▪Argentine Grower Cases: PM USA is a defendant in six cases (Hupan, Chalanuk, Rodriguez Da Silva, Aranda, Taborda and Biglia) filed in Delaware state court against multiple defendants by the parents of Argentine children born with alleged birth defects. Plaintiffs in these cases allege that they grew tobacco in Argentina under contract with Tabacos Norte S.A., an alleged subsidiary of PMI, and that they and their infant children were exposed directly and in utero to hazardous herbicides and pesticides used in the production and cultivation of tobacco. Plaintiffs seek compensatory and punitive damages against all defendants. In December 2012, Altria Group, Inc. and certain other defendants were dismissed from the Hupan, Chalanuk and Rodriguez Da Silva cases. Altria Group, Inc. and certain other defendants were dismissed from Aranda, Taborda and Biglia in May 2013, October 2013 and February 2014, respectively. The three remaining defendants in the six cases are PM USA, Philip Morris Global Brands Inc. (a subsidiary of PMI) and Monsanto Company. Following discussions regarding indemnification for these cases pursuant to the Distribution Agreement between PMI and Altria Group, Inc., PMI and PM USA have agreed to resolve conflicting indemnity demands after final judgments are entered. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement. In April 2014, all three defendants in the Hupan case filed motions to dismiss for failure to state a claim, and PM USA and Philip Morris Global Brands filed separate motions to dismiss based on the doctrine of forum non conveniens. All proceedings in the other five cases were stayed pending the court’s resolution of the motions to dismiss filed in Hupan. On December 1, 2015, the trial court granted PM USA’s motion to dismiss on forum non conveniens grounds. Plaintiff filed a motion for clarification or re-argument on December 7, 2015.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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UST Litigation
 Claims related to smokeless tobacco products generally fall within the following categories:
First, UST and/or its tobacco subsidiaries have been named in certain actions in West Virginia (See In re: Tobacco Litigation above) brought by or on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are five individuals alleging use of USSTC’s smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products. USSTC, along with other non-cigarette manufacturers, has remained severed from such proceedings since December 2001.
Second, UST and/or its tobacco subsidiaries has been named in a number of other individual tobacco and health suits over time. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs seek various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases include lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. USSTC is currently named in one such action in Florida (Vassallo). There is currently no trial date set in this case.
Environmental Regulation
Altria Group, Inc. and its subsidiaries (and former subsidiaries) are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Subsidiaries (and former subsidiaries) of Altria Group, Inc. are involved in several matters subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. Altria Group, Inc.’s subsidiaries expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that subsidiaries of Altria Group, Inc. may undertake in the future. In the opinion of management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria Group, Inc.’s consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, certain subsidiaries of Altria Group, Inc. have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2015, Altria Group, Inc. and certain of its subsidiaries (i) had $62 million of unused letters of credit obtained in the ordinary course of business; (ii) were contingently liable for $21 million of guarantees, consisting primarily of surety bonds, related to their own performance; and (iii) had a redeemable noncontrolling interest of $37 million recorded on its consolidated balance sheet. In addition, from time to time, subsidiaries of Altria Group, Inc. issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on Altria Group, Inc.’s liquidity.
Under the terms of a distribution agreement between Altria Group, Inc. and PMI (the “Distribution Agreement”), entered into as a result of Altria Group, Inc.’s 2008 spin-off of its former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria Group, Inc. and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria Group, Inc. does not have a related liability recorded on its consolidated balance sheet at December 31, 2015 as the fair value of this indemnification is insignificant.
As more fully discussed in Note 19. Condensed Consolidating Financial Information, PM USA has issued guarantees relating to Altria Group, Inc.’s obligations under its outstanding debt securities, borrowings under the Credit Agreement and amounts outstanding under its commercial paper program.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Redeemable Noncontrolling Interest
In September 2007, Ste. Michelle completed the acquisition of Stag’s Leap Wine Cellars through one of its consolidated subsidiaries, Michelle-Antinori, LLC (“Michelle-Antinori”), in which Ste. Michelle holds an 85% ownership interest with a 15% noncontrolling interest held by Antinori California (“Antinori”). In connection with the acquisition of Stag’s Leap Wine Cellars, Ste. Michelle entered into a put arrangement with Antinori. The put arrangement, as later amended, provides Antinori with the right to require Ste. Michelle to purchase its 15% ownership interest in Michelle-Antinori at a price equal to Antinori’s initial investment of $27 million. The put arrangement became exercisable in September 2010 and has no expiration date. As of December 31, 2015, the redemption value of the put arrangement did not exceed the noncontrolling interest balance. Therefore, no adjustment to the value of the redeemable noncontrolling interest was recognized on the consolidated balance sheet for the put arrangement.
The noncontrolling interest put arrangement is accounted for as mandatorily redeemable securities because redemption is outside of the control of Ste. Michelle. As such, the redeemable noncontrolling interest is reported in the mezzanine equity section on the consolidated balance sheets at December 31, 2015 and 2014.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Note 19. Condensed Consolidating Financial Information
PM USA, which is a 100% owned subsidiary of Altria Group, Inc., has guaranteed Altria Group, Inc.’s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (the “Guarantees”). Pursuant to the Guarantees, PM USA fully and unconditionally guarantees, as primary obligor, the payment and performance of Altria Group, Inc.’s obligations under the guaranteed debt instruments (the “Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that PM USA guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of PM USA under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria Group, Inc. or PM USA.
The obligations of PM USA under the Guarantees are limited to the maximum amount as will not result in PM USA’s obligations under the Guarantees constituting a fraudulent transfer or conveyance, after giving effect to such maximum amount and all other contingent and fixed liabilities of PM USA that are relevant under Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantees. For this purpose, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.
PM USA will be unconditionally released and discharged from the Obligations upon the earliest to occur of:
▪the date, if any, on which PM USA consolidates with or merges into Altria Group, Inc. or any successor;
▪the date, if any, on which Altria Group, Inc. or any successor consolidates with or merges into PM USA;
▪the payment in full of the Obligations pertaining to such Guarantees; and
▪the rating of Altria Group, Inc.’s long-term senior unsecured debt by Standard & Poor’s of A or higher.
At December 31, 2015, the respective principal 100% owned subsidiaries of Altria Group, Inc. and PM USA were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their equity interests.
The following sets forth the condensed consolidating balance sheets as of December 31, 2015 and 2014, condensed consolidating statements of earnings and comprehensive earnings for the years ended December 31, 2015, 2014 and 2013, and condensed consolidating statements of cash flows for the years ended December 31, 2015, 2014 and 2013 for Altria Group, Inc., PM USA and, collectively, Altria Group, Inc.’s other subsidiaries that are not guarantors of Altria Group, Inc.’s debt instruments (the “Non-Guarantor Subsidiaries”). The financial information is based on Altria Group, Inc.’s understanding of the Securities and Exchange Commission (“SEC”) interpretation and application of Rule 3-10 of SEC Regulation S-X.
The financial information may not necessarily be indicative of results of operations or financial position had PM USA and the Non-Guarantor Subsidiaries operated as independent entities. Altria Group, Inc. and PM USA account for investments in their subsidiaries under the equity method of accounting.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2015	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$2,313	$—	$56	$—	$2,369
Receivables	—	7	117	—	124
Inventories:
Leaf tobacco	—	562	395	—	957
Other raw materials	—	123	58	—	181
Work in process	—	5	439	—	444
Finished product	—	121	328	—	449
	—	811	1,220	—	2,031
Due from Altria Group, Inc. and subsidiaries	—	3,821	1,807	(5,628)	—
Deferred income taxes	—	1,268	7	(100)	1,175
Other current assets	284	65	112	(74)	387
Total current assets	2,597	5,972	3,319	(5,802)	6,086
Property, plant and equipment, at cost	—	3,102	1,775	—	4,877
Less accumulated depreciation	—	2,157	738	—	2,895
	—	945	1,037	—	1,982
Goodwill	—	—	5,285	—	5,285
Other intangible assets, net	—	2	12,026	—	12,028
Investment in SABMiller	5,483	—	—	—	5,483
Investment in consolidated subsidiaries	11,648	2,715	—	(14,363)	—
Finance assets, net	—	—	1,239	—	1,239
Due from Altria Group, Inc. and subsidiaries	4,790	—	—	(4,790)	—
Other assets	92	536	131	(327)	432
Total Assets	$24,610	$10,170	$23,037	$(25,282)	$32,535

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2015	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Current portion of long-term debt	$—	$—	$4	$—	$4
Accounts payable	3	104	293	—	400
Accrued liabilities:
Marketing	—	586	109	—	695
Employment costs	18	11	169	—	198
Settlement charges	—	3,585	5	—	3,590
Other	354	616	285	(174)	1,081
Dividends payable	1,110	—	—	—	1,110
Due to Altria Group, Inc. and subsidiaries	5,427	191	10	(5,628)	—
Total current liabilities	6,912	5,093	875	(5,802)	7,078
Long-term debt	12,903	—	12	—	12,915
Deferred income taxes	1,547	—	4,443	(327)	5,663
Accrued pension costs	215	—	1,062	—	1,277
Accrued postretirement health care costs	—	1,460	785	—	2,245
Due to Altria Group, Inc. and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	153	126	168	—	447
Total Liabilities	21,730	6,679	12,135	(10,919)	29,625
Contingencies
Redeemable noncontrolling interest	—	—	37	—	37
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,813	3,310	11,456	(14,766)	5,813
Earnings reinvested in the business	27,257	436	1,099	(1,535)	27,257
Accumulated other comprehensive losses	(3,280)	(255)	(1,692)	1,947	(3,280)
Cost of repurchased stock	(27,845)	—	—	—	(27,845)
Total stockholders’ equity attributable to Altria Group, Inc.	2,880	3,491	10,872	(14,363)	2,880
Noncontrolling interests	—	—	(7)	—	(7)
Total stockholders’ equity	2,880	3,491	10,865	(14,363)	2,873
Total Liabilities and Stockholders’ Equity	$24,610	$10,170	$23,037	$(25,282)	$32,535

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2014	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$3,281	$3	$37	$—	$3,321
Receivables	—	6	118	—	124
Inventories:
Leaf tobacco	—	616	375	—	991
Other raw materials	—	132	68	—	200
Work in process	—	4	425	—	429
Finished product	—	134	286	—	420
	—	886	1,154	—	2,040
Due from Altria Group, Inc. and subsidiaries	568	3,535	1,279	(5,382)	—
Deferred income taxes	—	1,190	9	(56)	1,143
Other current assets	54	101	122	(27)	250
Total current assets	3,903	5,721	2,719	(5,465)	6,878
Property, plant and equipment, at cost	—	3,112	1,643	—	4,755
Less accumulated depreciation	—	2,091	681	—	2,772
	—	1,021	962	—	1,983
Goodwill	—	—	5,285	—	5,285
Other intangible assets, net	—	2	12,047	—	12,049
Investment in SABMiller	6,183	—	—	—	6,183
Investment in consolidated subsidiaries	10,665	2,775	—	(13,440)	—
Finance assets, net	—	—	1,614	—	1,614
Due from Altria Group, Inc. and subsidiaries	4,790	—	—	(4,790)	—
Other assets	148	541	121	(327)	483
Total Assets	$25,689	$10,060	$22,748	$(24,022)	$34,475

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2014	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Current portion of long-term debt	$1,000	$—	$—	$—	$1,000
Accounts payable	18	118	280	—	416
Accrued liabilities:
Marketing	—	505	113	—	618
Employment costs	18	10	158	—	186
Settlement charges	—	3,495	5	—	3,500
Other	321	400	287	(83)	925
Dividends payable	1,028	—	—	—	1,028
Due to Altria Group, Inc. and subsidiaries	4,414	402	566	(5,382)	—
Total current liabilities	6,799	4,930	1,409	(5,465)	7,673
Long-term debt	13,693	—	—	—	13,693
Deferred income taxes	1,754	—	4,661	(327)	6,088
Accrued pension costs	233	—	779	—	1,012
Accrued postretirement health care costs	—	1,608	853	—	2,461
Due to Altria Group, Inc. and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	196	151	156	—	503
Total Liabilities	22,675	6,689	12,648	(10,582)	31,430
Contingencies
Redeemable noncontrolling interest	—	—	35	—	35
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,735	3,310	10,688	(13,998)	5,735
Earnings reinvested in the business	26,277	402	995	(1,397)	26,277
Accumulated other comprehensive losses	(2,682)	(341)	(1,623)	1,964	(2,682)
Cost of repurchased stock	(27,251)	—	—	—	(27,251)
Total stockholders’ equity attributable to Altria Group, Inc.	3,014	3,371	10,069	(13,440)	3,014
Noncontrolling interests	—	—	(4)	—	(4)
Total stockholders’ equity	3,014	3,371	10,065	(13,440)	3,010
Total Liabilities and Stockholders’ Equity	$25,689	$10,060	$22,748	$(24,022)	$34,475

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2015	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$22,133	$3,342	$(41)	$25,434
Cost of sales	—	6,664	1,117	(41)	7,740
Excise taxes on products	—	6,369	211	—	6,580
Gross profit	—	9,100	2,014	—	11,114
Marketing, administration and research costs	189	2,094	425	—	2,708
Changes to Mondelēz & PMI tax-related receivables/payables	41	—	—	—	41
Asset impairment and exit costs	—	—	4	—	4
Operating (expense) income	(230)	7,006	1,585	—	8,361
Interest and other debt expense, net	560	33	224	—	817
Loss on early extinguishment of debt	228	—	—	—	228
Earnings from equity investment in SABMiller	(757)	—	—	—	(757)
Other income, net	(5)	—	—	—	(5)
(Loss) Earnings before income taxes and equity earnings of subsidiaries	(256)	6,973	1,361	—	8,078
(Benefit) provision for income taxes	(184)	2,536	483	—	2,835
Equity earnings of subsidiaries	5,313	268	—	(5,581)	—
Net earnings	5,241	4,705	878	(5,581)	5,243
Net earnings attributable to noncontrolling interests	—	—	(2)	—	(2)
Net earnings attributable to Altria Group, Inc.	$5,241	$4,705	$876	$(5,581)	$5,241

Net earnings	$5,241	$4,705	$878	$(5,581)	$5,243
Other comprehensive (losses) earnings, net of deferred income taxes	(598)	86	(69)	(17)	(598)
Comprehensive earnings	4,643	4,791	809	(5,598)	4,645
Comprehensive earnings attributable to noncontrolling interests	—	—	(2)	—	(2)
Comprehensive earnings attributable to Altria Group, Inc.	$4,643	$4,791	$807	$(5,598)	$4,643

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2014	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,298	$3,267	$(43)	$24,522
Cost of sales	—	6,722	1,106	(43)	7,785
Excise taxes on products	—	6,358	219	—	6,577
Gross profit	—	8,218	1,942	—	10,160
Marketing, administration and research costs	231	1,889	419	—	2,539
Changes to Mondelēz and PMI tax-related receivables/payables	2	—	—	—	2
Asset impairment and exit costs	—	(6)	5	—	(1)
Operating (expense) income	(233)	6,335	1,518	—	7,620
Interest and other debt expense (income), net	614	(46)	240	—	808
Loss on early extinguishment of debt	—	—	44	—	44
Earnings from equity investment in SABMiller	(1,006)	—	—	—	(1,006)
Earnings before income taxes and equity earnings of subsidiaries	159	6,381	1,234	—	7,774
(Benefit) provision for income taxes	(119)	2,381	442	—	2,704
Equity earnings of subsidiaries	4,792	244	—	(5,036)	—
Net earnings	5,070	4,244	792	(5,036)	5,070
Net earnings attributable to noncontrolling interests	—	—	—	—	—
Net earnings attributable to Altria Group, Inc.	$5,070	$4,244	$792	$(5,036)	$5,070

Net earnings	$5,070	$4,244	$792	$(5,036)	$5,070
Other comprehensive losses, net of deferred income taxes	(1,304)	(110)	(642)	752	(1,304)
Comprehensive earnings	3,766	4,134	150	(4,284)	3,766
Comprehensive earnings attributable to noncontrolling interests	—	—	—	—	—
Comprehensive earnings attributable to Altria Group, Inc.	$3,766	$4,134	$150	$(4,284)	$3,766

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,231	$3,269	$(34)	$24,466
Cost of sales	—	6,281	959	(34)	7,206
Excise taxes on products	—	6,553	250	—	6,803
Gross profit	—	8,397	2,060	—	10,457
Marketing, administration and research costs	223	1,837	280	—	2,340
Changes to Mondelēz and PMI tax-related receivables/payables	25	(3)	—	—	22
Asset impairment and exit costs	—	3	8	—	11
Operating (expense) income	(248)	6,560	1,772	—	8,084
Interest and other debt expense, net	643	2	404	—	1,049
Loss on early extinguishment of debt	1,084	—	—	—	1,084
Earnings from equity investment in SABMiller	(991)	—	—	—	(991)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(984)	6,558	1,368	—	6,942
(Benefit) provision for income taxes	(488)	2,406	489	—	2,407
Equity earnings of subsidiaries	5,031	216	—	(5,247)	—
Net earnings	4,535	4,368	879	(5,247)	4,535
Net earnings attributable to noncontrolling interests	—	—	—	—	—
Net earnings attributable to Altria Group, Inc.	$4,535	$4,368	$879	$(5,247)	$4,535

Net earnings	$4,535	$4,368	$879	$(5,247)	$4,535
Other comprehensive earnings, net of deferred income taxes	662	198	910	(1,108)	662
Comprehensive earnings	5,197	4,566	1,789	(6,355)	5,197
Comprehensive earnings attributable to noncontrolling interests	—	—	—	—	—
Comprehensive earnings attributable to Altria Group, Inc.	$5,197	$4,566	$1,789	$(6,355)	$5,197

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2015	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$5,085	$5,204	$961	$(5,440)	$5,810
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(51)	(178)	—	(229)
Proceeds from finance assets	—	—	354	—	354
Payment for derivative financial instrument	(132)	—	—	—	(132)
Other	—	10	(18)	—	(8)
Net cash (used in) provided by investing activities	(132)	(41)	158	—	(15)
Cash Provided by (Used in) Financing Activities
Long-term debt repaid	(1,793)	—	—	—	(1,793)
Repurchases of common stock	(554)	—	—	—	(554)
Dividends paid on common stock	(4,179)	—	—	—	(4,179)
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	814	(495)	(319)	—	—
Premiums and fees related to early extinguishment of debt	(226)	—	—	—	(226)
Cash dividends paid to parent	—	(4,671)	(769)	5,440	—
Other	17	—	(12)	—	5
Net cash used in financing activities	(5,921)	(5,166)	(1,100)	5,440	(6,747)
Cash and cash equivalents:
(Decrease) increase	(968)	(3)	19	—	(952)
Balance at beginning of year	3,281	3	37	—	3,321
Balance at end of year	$2,313	$—	$56	$—	$2,369

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2014	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$4,924	$4,451	$707	$(5,419)	$4,663
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(44)	(119)	—	(163)
Acquisition of Green Smoke, net of acquired cash	—	—	(102)	—	(102)
Proceeds from finance assets	—	—	369	—	369
Other	—	70	3	—	73
Net cash provided by investing activities	—	26	151	—	177
Cash Provided by (Used in) Financing Activities
Long-term debt issued	999	—	—	—	999
Long-term debt repaid	(525)	—	(300)	—	(825)
Repurchases of common stock	(939)	—	—	—	(939)
Dividends paid on common stock	(3,892)	—	—	—	(3,892)
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	(411)	(351)	762	—	—
Premiums and fees related to early extinguishment of debt	—	—	(44)	—	(44)
Cash dividends paid to parent	—	(4,124)	(1,295)	5,419	—
Other	11	—	(4)	—	7
Net cash used in financing activities	(4,757)	(4,475)	(881)	5,419	(4,694)
Cash and cash equivalents:
Increase (decrease)	167	2	(23)	—	146
Balance at beginning of year	3,114	1	60	—	3,175
Balance at end of year	$3,281	$3	$37	$—	$3,321

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$4,520	$4,192	$387	$(4,724)	$4,375
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(31)	(100)	—	(131)
Proceeds from finance assets	—	—	716	—	716
Other	—	—	17	—	17
Net cash (used in) provided by investing activities	—	(31)	633	—	602
Cash Provided by (Used in) Financing Activities
Long-term debt issued	4,179	—	—	—	4,179
Long-term debt repaid	(3,559)	—	—	—	(3,559)
Repurchases of common stock	(634)	—	—	—	(634)
Dividends paid on common stock	(3,612)	—	—	—	(3,612)
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	432	240	(672)	—	—
Premiums and fees related to early extinguishment of debt	(1,054)	—	—	—	(1,054)
Cash dividends paid to parent	—	(4,400)	(324)	4,724	—
Other	(20)	—	(2)	—	(22)
Net cash used in financing activities	(4,268)	(4,160)	(998)	4,724	(4,702)
Cash and cash equivalents:
Increase	252	1	22	—	275
Balance at beginning of year	2,862	—	38	—	2,900
Balance at end of year	$3,114	$1	$60	$—	$3,175

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 20. Quarterly Financial Data (Unaudited)

	2015 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,804	$6,613	$6,699	$6,318
Gross profit	$2,475	$2,871	$3,046	$2,722
Net earnings	$1,018	$1,449	$1,528	$1,248
Net earnings attributable to Altria Group, Inc.	$1,018	$1,448	$1,528	$1,247
Per share data:
Basic and diluted EPS attributable to Altria Group, Inc.	$0.52	$0.74	$0.78	$0.64

	2014 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,517	$6,256	$6,491	$6,258
Gross profit	$2,256	$2,603	$2,674	$2,627
Net earnings	$1,175	$1,262	$1,397	$1,236
Net earnings attributable to Altria Group, Inc.	$1,175	$1,262	$1,397	$1,236
Per share data:
Basic and diluted EPS attributable to Altria Group, Inc.	$0.59	$0.64	$0.71	$0.63
During 2015 and 2014, the following pre-tax charges or (gains) were included in net earnings attributable to Altria Group, Inc.:

	2015 Quarters
(in millions)	1st	2nd	3rd	4th
NPM Adjustment Items	$—	$—	$(126)	$42
Tobacco and health litigation items, including accrued interest	43	5	67	35
Asset impairment, exit and integration costs	—	7	1	3
Loss on early extinguishment of debt	228	—	—	—
Other income, net	—	—	—	(5)
SABMiller special items	86	2	8	30
	$357	$14	$(50)	$105

	2014 Quarters
(in millions)	1st	2nd	3rd	4th
NPM Adjustment Items	$(64)	$(26)	$—	$—
Tobacco and health litigation items, including accrued interest	4	31	4	5
Asset impairment, exit, integration and acquisition-related costs	2	(1)	15	5
Loss on early extinguishment of debt	—	—	—	44
SABMiller special items	9	23	(42)	35
	$(49)	$27	$(23)	$89
As discussed in Note 14. Income Taxes, Altria Group, Inc. has recognized income tax benefits and charges in the consolidated statements of earnings during 2015 and 2014 as a result of various tax events.
Note 21. Subsequent Event
On January 27, 2016, the Board of Directors approved a productivity initiative designed to maintain Altria Group, Inc.’s operating companies’ leadership and cost competitiveness. The initiative, which will reduce spending on certain selling, general and administrative infrastructure and implement a leaner organizational structure, is expected to deliver approximately $300 million in annualized productivity savings by the end of

2017. Altria Group, Inc. estimates total pre-tax restructuring charges in connection with the initiative of approximately $140 million, or $0.05 per share, substantially all of which is expected to be recorded in the first quarter of 2016. The estimated charges, substantially all of which will result in cash expenditures, relate primarily to employee separation costs of approximately $120 million and other associated costs of approximately $20 million. These estimated charges do not reflect the non-cash impact that may result from pension settlement and curtailment accounting.